Post Qualification Amendment No. 2 File No. 024-10688

Filed under Rule 253(g)(2)

PART II

Dakota Real Estate Investment Trust

AMENDED AND RESTATED OFFERING

CIRCULAR UNDER REGULATION A

166,040 of Class A Voting Shares and 335,500 of Class B Non-Voting Shares Offered at:

•            $15.50 for new investments and

•            $13.95 under the Dividend Reinvestment Plan

The Dakota Real Estate Investment Trust (the “Trust”) is a business trust organized under the laws of North Dakota.  Our principal place of business is 3003 32nd Avenue South, Suite 250, Fargo, North Dakota 58103, our telephone number is (701) 239-6879 and our website is www.dakotareit.com. The Trust’s assets consist of a controlling interest in DAKOTA UPREIT LIMITED PARTNERSHIP (the “UPREIT”), a North Dakota limited partnership.  The UPREIT invests in and operates real estate.  The Trust is the General Partner of the UPREIT.  The cash proceeds of this offering will be invested in the UPREIT, which will use the proceeds to add to the UPREIT’s working capital to be used for real estate investments.  We have prepared this Offering Circular in accordance with Regulation A of the Securities and Exchange Commission.

We are offering (the “Offering”) up to 166,040 of our Class A Voting Shares (the “Class A Shares”) and up to 335,500 of our Class B Non-Voting (the “Class B Shares” and collectively with the Class A Shares, the “Shares”).  The Shares are offered at $15.50 each; however, shareholders participating in our Dividend Reinvestment Plan may apply dividends payable to them for the purchase Shares at a price of $13.95 per share.  The Offering represents the continuation of an offering of 671,140 of Class A Shares and an additional 671,140 of Class B Shares we commenced on September 27, 2017 (the “2017 Offering”).  The shares in the 2017 Offering were offered at a price of $14.90 ($13.41 under the Dividend Reinvestment Plan).  As of September 27, 2018 when we suspended that 2017 Offering, a total of 505,100 Class A Shares and 335,631 Class B Shares had been issued in the 2017 offering.

You should not purchase Shares if you cannot afford a complete loss of your investment.  Investing in the Shares involves material risks (See “RISK FACTORS” beginning on page 3).

The offering will commence as of the date of this Circular and terminate at the earlier of sale of all of the Shares or six months after date of this Circular.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THIS OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES COMMISION OF ANY STATE NOR HAS THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price(1)	Sales Commission(1)(2)	Proceeds to Us(3)
Per Share	$15.50	$1.24	$14.26
166,040 of Class A Shares(1)	$2,573,620.00	$205,889.60	$2,367,740.40
335,500 of Class B Shares(1)	$5,200,389.50	$416,020.00	$4,784,369.50
Total Offering	$7,774,009.50	$621,909.60	$7,152,109.90

(1)    Participants in the Trust’s Dividend Reinvestment Plan may apply dividends due them to purchase Shares at the rate of one share for each $13.95 of dividend converted. No commissions will be paid with respect to such issuances of such Shares.

(2)    We have engaged four firms which are members of the Financial Industry Regulatory Authority to solicit subscriptions and will pay to such member firms a commission of 8% of the amounts paid by investors in the Shares solicited by such member firms.  No commissions will be paid to such firms with respect to the purchases under the Dividend Reinvestment Plan.  (See “PLAN OF DISTRIBUTION”)

(3)    Before our estimated offering expenses of $50,000.  As participants in the Dividend Reinvestment Plan may apply dividends to purchase Shares at the rate of one share for each $13.95, the maximum proceeds we may receive from the Offering will be less than the indicated proceeds as a result of participation in such plan.  In 2016 and 2017, respectively we issued approximately 383,772 (256,610 Class A and 127,162 Class B) Shares and 293,201 (220,508 Class A and 72,693 Class B) Shares under such plan.  The 220,508 of Class A Shares issued under the plan in 2017 is greater than the number of the remaining Class A Shares in the Offering and the 72,693 of Class B Shares issued under the plan in 2017 represents approximately 21.7% of the remaining Class B Shares in the Offering.

The date of this Amended and Restated Offering Circular is September 28, 2018

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WHO MAY INVEST AND MINIMUM AND MAXIMUM INVESTMENT

This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer.

Required Residence / Domicile to Invest This Offering is available to residents of or entities domiciled in the states of Arizona, Maryland, Minnesota, Nebraska, North Dakota or South Dakota.  Individuals are residents of the state in which they maintain their principal residence.  A corporation, partnership, trust or other entity is domiciled in the state where the principal office of the entity is located.

Required Income or Net Worth for New Investors to Invest The Trust will require new investors in the Trust to have either (i) a minimum annual gross income of at least $70,000 and a minimum net worth (exclusive of home, home furnishings and automobiles “Net Worth”) of $70,000 or (ii) a Net Worth of at least $250,000.  Assets included in the computation of net worth are to be valued at fair market value.  Gross annual income is based upon actual income an investor had during the last tax year, or is estimated to have during the current tax year.

Required Minimum Investment Investors in the Offering who or which do not hold Shares of the class being subscribed for must invest a minimum of $50,000 for the purchase of Class A Shares and $25,000 for the purchase of Class B Shares.

Limitation on Amount Invested Except with respect to purchases under the Dividend Reinvestment Plan and any purchaser who is an “accredited investor” as such term is defined by Rule 501 of the SEC, the amount invested may not exceed ten percent of an investor’s Net Worth.

Subscription Agreements to Confirm Satisfaction of Criteria To participate in the Offering, investors must complete a Subscription Agreement which will include a certification by the subscriber that they meet the residency / domicile, income / net worth and minimum investment requirements.  Subscribers purchasing through broker/dealers will also confirm certain additional information regarding investment suitability standards.

The Shares are offered subject to acceptance of subscriptions, prior sale, and withdrawal or cancellation of the Offering at any time without prior notice.  The Trust reserves the right to terminate the Offering of either the Class A or the Class B Shares and continue the Offering of the other class of Shares.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements thereto.  You should rely only upon the information in this Offering Circular as we have not authorized anyone to provide any different information regarding us or this offering.

Offering Statement This Offering Circular is part of an offering statement we have filed with the Securities and Exchange Commission (the “SEC”).  We contemplate this being a “continuous offering” and thus we anticipate that we will prepare and distribute supplements to reflect material developments to add or change information contained in this Offering Circular.  The offering statement we filed with the SEC includes exhibits that provide detailed information or documents discussed in this Offering Circular.  You may access such information through the electronic data gathering, analysis and retrieval system found at https://www.sec.gov/edgar.

Cautionary Note Regarding Forward Looking Statements This Offering Circular contains forward-looking statements.  All Statements other than statements of historical fact contained in this Offering Circular, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward looking-statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control.  Actual results could differ materially as a result of the factors described in “Risk Factors” in this Offering Circular.

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OFFERING SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Offering Circular.

SHARES BEING OFFERED

The Trust is offering up to 166,040 of Class A Shares and up to 335,500 of Class B Shares of the Trust at $15.50 per Share.  Provided, however, shareholders of the Trust that have chosen to reinvest their dividends to purchase Shares (See “SECURITIES BEING OFFERED — Dividend Reinvestment Plan”) may apply their dividends to purchase Shares at a price of $13.95 per share.

There is no minimum number of Shares required to be sold in this Offering; however, investors in the Offering who or which do not hold Shares of the class being subscribed for must invest a minimum of $50,000 for the purchase of at least 3,225.8065 Class A Shares or $25,000 for the purchase of at least 1,612.9032 Class B Shares.

The Trust is authorized by its Sixth Amended and Restated Declaration of Trust dated as of June 13, 2017 (the “Declaration of Trust”) to issue Class A and Class B Shares.  The primary distinction between Class A and Class B Shares is that Class B Shares do not have the voting rights which the Class A Shares have.  As of December 31, 2017, there were 6,068,338 Class A Shares and 1,630,876 Class B Shares outstanding.

PLAN OF DISTRIBUTION

In connection with the 2017 Offering, the Trust entered into selling agreements with four broker/dealers registered with Financial Industry Regulatory Authority (“FINRA”) under which such broker/dealers would solicit subscriptions for Shares in the Offering, other than under the Dividend Reinstatement Reinvestment Plan referred to above.  We agreed to pay to such broker/dealers an 8% commission on subscriptions they solicited which are accepted by the Trust; with no commissions to be paid with respect to issuance of Shares pursuant to the Trust’s Dividend Reinvestment Plan or with respect to subscriptions solicited by George Gaukler or Jim Knutson, respectively the President and the Executive Vice President of the Trust, for investors who do not have a relationship with a broker/dealer to the extent permitted by applicable law (See “PLAN OF DISTRIBUTION”).  We have entered or anticipate entering into extension agreements with the same four broker/dealers providing for them to solicit subscriptions in this current continuation of the 2017 Offering under the same compensation arrangements.

THE TRUST

The Trust began business operations in 1997.  The Trust is an unincorporated, but registered business trust under North Dakota law.  The Trust has a term of existence consistent with North Dakota law.  The Trust is the sole general partner of the UPREIT and makes all of the investment decisions of the UPREIT.  The Trust will invest in properties that the Board of Trustees considers suitable investments.  Properties can and may include commercial properties and multi-family residential properties, such as apartment buildings. The Trust has had no business activities other than the ownership of real estate and interests in entities owning real estate.

The Trust is registered as required by the laws of North Dakota and is structured to comply with the requirements under Internal Revenue Code Section 856 which requires that 75% of the assets of a real estate investment trust must consist of real estate assets and that 75% of its gross income must be derived from real estate.  The Trust believes it qualifies as a real estate investment trust but has not received confirmation of its qualification from the Internal Revenue Service.  (See “FEDERAL INCOME TAX CONSIDERATIONS”).

ADVISOR

The advisor of the Trust is Dakota REIT Management, LLC (the “Advisor”), which was formed for such purpose in April 2008.  The Advisor manages the affairs of the Trust, subject to the review and overall control of the Board of Trustees, who may remove the Advisor without cause.

THE UPREIT

The Trust’s assets consist almost entirely of our general partnership interest in Dakota UPREIT Limited Partnership (the “UPREIT”), a North Dakota limited partnership.  The UPREIT utilizes its assets to invest either directly in real estate properties or in ownership interests in entities that hold real estate properties.  The Trust is the general partner of the

UPREIT.  The net proceeds of this Offering will be contributed to the working capital of the UPREIT and will result in an increase in the Trust’s ownership interest in UPREIT (See “USE OF PROCEEDS”).  As of December 31, 2017 our interest in the UPREIT represented an approximately 52% ownership interest with the remaining interests being held by 148 holders of limited partnership interests.

INVESTMENT OBJECTIVES

The Trust’s investment objectives are (i) to preserve, protect and return shareholder capital, (ii) provide cash dividends on a quarterly basis at the discretion of the Board of Trustees, a portion of which (due to depreciation) may not constitute current taxable income, and (iii) provide growth of capital investment through potential appreciation in the value of the Trust’s properties.  There is no assurance that such objectives will be attained.

THE PROPERTIES

As of December 31, 2017, UPREIT held residential apartment projects comprising a total of 3,113 apartment units, 122 residential rental townhome units and 2,011,976 square feet of commercial rental property.  Such interests are directly owned or held in an entity solely owned by UPREIT. It is anticipated that UPREIT will continue to seek to acquire properties or interests in properties involving both residential and commercial real estate (See “DESCRIPTION OF PROPERTIES”).

SUMMARY OF RISK FACTORS

Investing in this Offering involves significant risks.  A more detailed listing of risk factors you should consider prior to investing in the Shares is set out in the section entitled “RISK FACTORS.”

•                  There is currently no trading market for our Shares and we do not anticipate one developing as a result of this Offering.  While all of our currently issued and outstanding Shares were issued pursuant to exemptions from registration under the Securities Act of 1933 such that they were subject to some restrictions on a holder’s resale or other transfer of their Shares, most of the restrictions have expired.  The Shares issued in this Offering will be pursuant to Regulation A of the Securities and Exchange Commission and thus are eligible for resale or transfer, but there can be no assurance that a holder will be able to identify a buyer for their Shares.   In order to provide shareholders with liquidity, shareholders who have held their Shares for at least one year may request to have redeemed up to $150,000 of their Shares in any twelve month period, in accordance with the procedures of our Share Redemption Program, which involves a redemption fee of 10% of the then applicable offering price for Shares.  We generally take tenders for redemption on a “first-come first-served” basis.  There can be no assurance as to the funds the Board of Trustees allocate for redemption in the future, that the Share Redemption Program will remain in effect or that we will not change its terms.

•                  The offering prices of $15.50 for new investors and $13.95 for participants in the Dividend Reinvestment Plan has been arbitrarily determined by the Board of Trustees.  The estimated book value of the Trust as of December 31, 2017 was approximately $6.73 per share.  Accordingly, the offering price is substantially greater than the book value per share.

•                  The Trust invests in real estate and thus an investment in the Trust involves all of the risks associated with making real estate investments.  In making its investments, the Trust uses substantial amounts of borrowed funds.  As of December 31, 2017, we owed approximately $358,891,000 under notes secured by mortgages on our properties.

•                  Dakota REIT Management, LLC (the “Advisor”) acts as an advisor to the Trust under an agreement between the Advisor and the Trust.  The Advisor and its affiliates will receive various fees for performing property management and other services, and the determination of such compensation has been made without the benefit of arm’s-length negotiations with the Board of Trustees (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

•                  Members of our management or their affiliates are subject to conflicts of interest in respect to their relationships and agreements with the Trust (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”).

•                  There is no guarantee that the shareholders will receive cash dividends for their investments.

•                  Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the Trust’s assets.

•                  The Trust will be taxed as a corporation if it fails to qualify as a REIT.

RISK FACTORS

The purchase of Shares in the Offering involves various risks.  Prospective investors in the Shares should carefully consider the following risks, among others, before making a decision to purchase Shares and become investors in the Trust.  An investment in the Shares is speculative and involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

RISKS RELATED TO INVESTING IN THE TRUST AND IN THIS OFFERING

The UPREIT Has Not Identified Properties to Acquire in the Future

The future real estate investments and properties to be acquired by the UPREIT are yet to be determined.  Because future acquisitions have not been identified, the prospective investor will have no information to assist in his or her investment decision based on the identification or location of, or as to the operating histories of, or other relevant economic and financial data pertaining to, the properties to be purchased by the UPREIT with the cash proceeds from this Offering, and must rely entirely on the investment judgment of the Advisor and the Board of Trustees (See “USE OF PROCEEDS”).

The Shares Are an Illiquid Investment

There is currently no trading market for the Shares and we do not anticipate such a market will develop as a result of this Offering and we have no intention to seek to list the Shares upon any stock exchange. Without the benefit of an established public trading market, the Shares are likely to remain illiquid and not readily accepted as loan collateral. Consequently, the purchase of Shares should be considered only as a long-term investment. Furthermore, even if a market for the sale of Shares were to develop, no assurance can be given as to the value which a shareholder could receive for his or her Shares.

The Trust has no plans to liquidate.  The Amended and Restated Declaration of Trust allows for a majority vote of Class A shareholders to require liquidation, but absent such a vote, the Trust is to continue until twenty-one years after the death of the last survivor of the original Board of Trustees.  Accordingly, an investor in the Shares offered hereby, should not anticipate liquidity from the liquidation of the Trust.

Shareholders Must Rely on Management to Act on Their Behalf

The Advisor and the Trustees are accountable to the Trust as fiduciaries and must exercise good faith and integrity in handling Trust affairs.  The Trustees have the authority to approve or disapprove all investments recommended to the UPREIT by the Advisor.  The Trustees will have ultimate control over the management of the Trust and the conduct of Trust affairs, including management of the business of the UPREIT and the acquisition and disposition of the UPREIT’s assets.  Shareholders have no right or power to take part in the direct management of the Trust or the UPREIT and the success of the Trust and UPREIT will depend, to a large extent, on the services and performance of the Advisor.  Holders of Class A Shares will also have the right to vote regarding amendments to Declaration of Trust, most changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust.  Holders of Class A Shares also have the right to demand a special meeting of shareholders.

Subject to some conditions and limitations, the Declaration of Trust limits the liability of, and provides for the Trust to indemnify, the Trustees, the Advisor and their affiliates, and to provide insurance coverage and pay for all premiums thereon to protect the Board of Trustees while acting for and on behalf of the Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES — Organizational Structure”).

None of the Officers appointed by the Trust or members of the Board of Trustees devote their full time and attention to the operation of the Trust.  Each has their own businesses and investments, and in some instances, employment which places demands upon their available time.

RISKS RELATED TO OUR INVESTMENTS

Borrowing Risks

The UPREIT makes extensive use of borrowed funds in connection with its investments, generally seeking to maintain a level of financing equal to 75% of the appraised value of our properties.  As of December 31, 2017 the mortgage notes payable were approximately $358,891,000.  Use of borrowed funds permits the UPREIT to acquire additional properties than what might otherwise have been acquired only with available cash; however, should the value of the acquired property decrease, we may owe more on the borrowing than we can realize from the operation or sale of the property.

Certain of the borrowing used to finance acquisition of properties is under longer term fixed rate arrangements, but substantial portions of our borrowing involves “balloon payments” where the loan amount is not fully amortized prior to the maturity date or periodic readjustment of the interest rates.  If general borrowing conditions result in a rise in interest rate or if lenders perceive lending to us has grown in risk, we may face increased interest rates or other adverse changes to the terms under which we may borrow funds that may impair our operating results.  In connection with your consideration of these risks you may wish to know that we have the following loans maturing this year and in the next two calendar years:

•                  Twelve loans came or will be due in 2018 with an estimated principal at maturity of approximately $33,710,886;

•                  Eleven loans will be due in 2019 with an estimated principal at maturity of approximately $35,750,244; and

•                  Ten loans will be due in 2020 with an estimated principal at maturity of approximately $20,064,298.

Risk That Tenants Will Not Renew Their Leases

Tenants of our residential real estate typically lease their apartment or townhome for an initial term of from six to twelve months with month-to-month terms thereafter.  There can be no assurance that our residential tenants will renew their leases with us at the end of the term of their lease.  Opportunities for purchase of residential properties by those residing in our apartments and townhome properties and tenants relocating outside of the area due to reduced employment opportunities may affect the choice by our tenants to continue their occupancy.  As well, tenants may view newer properties or those with different amenities or lower rents as attractive.  In addition to loss of revenues while a residential unit is vacant, a vacancy typically results in additional operating expenses associated with preparing the unit for rental and in the marketing of the unit.

Our commercial properties are typically leased for terms from one to twenty years with options to renew the term.  Of the approximately 336 leases currently in effect for the approximately 2,012,000 square feet of commercial real estate, nine for an aggregate of approximately 15,459 square feet are under month to month terms, one for 1,600 square feet of space is on a year to year term and 287 leases for an aggregate of approximately 1,994,900 square feet are scheduled through to expire in accordance with the following table:

Year of	Number	Approximate Square
Expiration	of Leases	Footage Leased

2018	79	306,211
2019	52	215,459
2020	44	140,934
2021	44	275,550
2022	44	264,278
2023	8	84,497
2024	3	72,352
2025	9	204,966
2026	6	79,514
2027	6	34,538
2028	1	17,790
2030	1	2,401

In general, commercial real estate requires additional costs to secure a new tenant or the renewal of a tenant’s lease when compared with residential real estate due to the granting of concessions to the tenant for undertaking the lease of the property.  Such concessions include abatement of rent for periods of time and contributions to costs of the tenant making improvements or relocating its operations.  For example, in 2015, we reimbursed Shopko Stores Operating Co. approximately $435,750 with respect to two stores they leased from us.  In addition, a tenant may require us to expend funds in making improvements of our property as a condition to a lease or an extension of a lease.  For example, in 2017, we expended approximately $257,000 pursuant to agreements we made to improve two retail properties when we acquired them in 2016.

As well, certain commercial property may be for specialized uses that are not compatible with the needs of replacement tenants.  This may cause a delay in locating a subsequent tenant or require substantial contributions to a tenant’s cost of modification of the property to meet their needs.

Our Investment in Real Estate will be Subject to General Risks Associated with Real Estate Investments

The real estate properties and interests in entities holding real estate properties invested in by the UPREIT will be subject to risks typically associated with real estate, including:

•                  natural disasters such as storms and floods;

•                  adverse changes in national, regional or local economic or real estate conditions;

•                  oversupply or reductions in demand for rental properties which may adversely affect renewals of leases by existing tenants (See discussion of vacancy rate increases in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Results of Operation”);

•                  uninsured or under insured casualty losses;

•                  unanticipated costs to maintain properties (See discussion of improvements and related matters in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Capital Expenditures”); and

•                  tenants who are unable to pay rent as agreed or who or which fail to comply with their obligations to properly use and care for the property they lease

The Trust’s Assets are not Diversified and have Limited Liquidity

Through the UPREIT, the Trust invests in real estate.  All real estate investments are subject to some degree of risk.  Such investments will be subject to risks such as adverse changes in general and local economic conditions or local conditions such as excessive building resulting in an oversupply of existing space or a decrease in employment reducing the demand for space.  Such investments will also be subject to other factors affecting real estate values, including (i) possible federal, state or local regulations and controls affecting lending, rents, price of goods, fuel and energy consumption and prices, water, and environmental restrictions affecting new construction, (ii) increasing labor and material costs, (iii) the attractiveness of the property to tenants in the neighborhood, and (iv) state and federal income tax liability.  Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the UPREIT’s assets.

We currently own properties in the states of Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin (See “DESCRIPTION OF PROPERTIES”).  As of December 31, 2017, most of our holdings were located in North Dakota (19 residential properties with 2,119 units and 20 commercial properties with 1,002,824 square feet of space of the total holdings of 31 residential properties with 3,235 units and 2,011,976 square feet of commercial space).  Accordingly, you should view our investment in real property as concentrated within a limited geographic area.

Our real estate investments have primarily been in residential rental properties; however, we have increased our holdings of commercial real estate.  Of the 2,011,976 square feet of commercial real estate held on December 31, 2017, approximately 53.7% was retail space, approximately 21.8% was industrial space and approximately 24.5% was office space.

The Trust will have very little opportunity to vary its portfolio promptly in response to changing economic, financial and investment conditions.

Significant Increases in Property Taxes Could Adversely Affect the Trust

With respect to some of our commercial real estate, we pass through to the tenant the obligation to pay property taxes assessed upon the property subject to their lease; however, most of our leases (most notably our residential leases) do not provide for such shifting of the risk of increased property taxes to the tenants.  Accordingly, significant increases in property taxes payable with respect to our properties could have a material adverse effect on our operating results.  Further, as a significant increase in taxes payable with respect to our properties would reduce the operating profitability, the values we may obtain from a sale of properties subject to the increased tax burden would be reduced.

Regulations and Public and Private Use Restrictions on Our Properties May Affect our Operations

Local governmental agencies may impose controls or restrictions on rental charges or otherwise adopt regulations which could have a material adverse effect upon our operations.  In addition, costs of compliance with regulations such as those pertaining to environmental matters or accessibility to those with physical disabilities (such as the American with Disabilities Act) may also adversely affect our operations.

In addition to regulations, zoning and other use restrictions of local governmental agencies as well as covenants that may be established by private parties that apply to our properties.  These public and private restrictions may include the types of uses that may be made with the property as well as impose operating conditions, such as numbers of required parking spaces that must be maintained based on the size of the property and the appearance (“architectural controls”) of the property.

Such taxes, regulations and controls may impair the operating profitability of our properties and thus the values we obtain from a sale of such properties would be reduced.

Real Estate Investments of the UPREIT Face Competition From Other Real Estate Properties

The results of operation of the Trust will depend upon the availability of suitable real estate investment opportunities for the UPREIT, and on the yields available from time to time on real estate and other investments, which, in turn, depends to a large extent on the type of investment involved, the condition of the money markets, the nature and geographic location of the property, and competition and other factors, none of which can be predicted with certainty.  Even though the Advisor and its Affiliates have years of experience of acquiring properties suitable for investment, the UPREIT will be competing for acceptable investments with private investors and other real estate investment programs.  Many of these competitors have greater experience and resources than the UPREIT.

Ownership of Real Estate Carries Risk of Uninsured Losses and Environmental Liabilities

The Trust intends to maintain what it believes to be adequate property damage, flood, fire loss and liability insurance.  However, there are certain types of losses (generally of a catastrophic nature), which may be uninsurable or which may be economically unfeasible to insure.  Such excluded risks may include war, earthquake, hurricane, terrorism, certain environmental hazards and floods.  Should such events occur, (i) the UPREIT and the Trust might suffer a loss of capital invested, (ii) tenants of spaces may suffer losses and may be unable to pay rent for the spaces, and (iii) UPREIT and the Trust may suffer loss of profits which might be anticipated from one or more properties.

Federal law (and the laws of some states in which the UPREIT holds or may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations).  This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners.  If such hazardous substances are discovered on a property owned by UPREIT, UPREIT could incur liability for the removal of the substances and the cleanup of the property.  There can be no assurance that UPREIT would have effective remedies against prior owners of the property.  In addition, UPREIT may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following any such cleanup.

We Rely Upon Services of Property Management Companies

We engage the Advisor and various independent property management companies to manage our real estate properties (See “DESCRIPTION OF BUSINESS — ADVISOR AND PROPERTY MANAGERS”).  In 2016 we paid $1,864,082 in property management fees to our property managers and in 2017 we paid $2,050,047 in property management fees to our property managers (including $169,621 and $248,913 to the Advisor).  We also paid to the Advisor advisory management fees of $1,364,400 in 2016 and $1,546,031 in 2017 for administrative services (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

While the Advisor does not act as a property manager for any other property owners, the rest of the property management companies we use do manage properties for other parties which properties will compete for tenants with our properties.  While we seek to monitor the effectiveness of our property managers, there can be no assurance that owners of competing properties may receive better services than do we.  While we have rights to terminate the agreements, we are also subject to termination of the property management agreements by the managers upon very limited notice.

Increases in Expenses May Reduce Cash Flow and Thus Funds Available for the Making of Dividend Payments and for Additional Acquisitions of Investments

Our net income from operations in 2017 was approximately $5.7 million and in 2016 such income was approximately $6.2 million.  Such income represents income from the rental of our residential and commercial properties less the expenses from our operations and the costs of administration of the Trust.  As is stated in the Statement of Cash Flows in our Consolidated Financial Statements, we paid cash dividends to our shareholders of $1,853,685 in 2017 and $288,412 in 2016 while the UPREIT paid distributions of $3,993,518 and $4,405,371 to its limited partners and we invested more than $11.9 million and $15.4 in purchasing additional properties in those years (See pages F-   and F-   of our Financial Statements for our Consolidated Statement of Cash Flows for 2017 and 2016).

If our operating expenses or the cost of the administration of the Trust increase without corresponding increases in our income from rental of our properties, our operating net income would decrease and our ability to continue to make the dividend and distribution payments and our ability to use cash flows from operation to invest in additional properties could be impaired.  In connection with that, the amount of the cash dividends paid to shareholders by the Trust is affected by the level of participation in the Dividend Reinvestment Plan.  Of the dividends declared for payment in each of 2017 and 2016, substantial portions were satisfied by issuance of shares to shareholders that elected to participate in the Dividend Reinvestment Plan.  Under the terms of such plan, participants may revoke their election and choose to receive cash payment of their dividends.  Reductions in our operating income may affect a shareholder’s determination to participate in the plan.

Delays in Connection With Construction of Improvements to Our Properties

It has been our practice to acquire properties that have been in operation rather than undertaking to build and develop properties.  As such, we have had limited exposure to risks associated with uncertainties in the development of real estate properties, such as unanticipated delays in the completion of construction of the improvements due to issues with suppliers of the materials or services used in the construction of the property.

We have, however, invested in properties under development through the making of loans to or acquisition of non-controlling equity interests in a property developer constructing a property.  In addition, from time to time, we engage in the renovation or improvement of our properties (See the discussion of improvements and maintenance expenditures in “MANAGEMENT’S DISCUSSION AND ANYALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” — “Capital Expenditures”).

Delays in completion of improvements to our properties may arise for a variety of reasons over which we will have no control.  Such delays may result in additional costs being incurred as well as in loss of income due to the delay in completion of the improvements.

RISKS RELATED TO ADVISOR AND CONFLICTS OF INTEREST

We are Dependent on the Advisor, the Principals of which have other Business Interests

The Advisor is responsible for the day to day management of the operation of the Trust and of the UPREIT.  As such, we are dependent upon the services of the Advisor.  George Gaukler and Jim Knutson, who are officers of the Trust and members of the Trust’s Board of Trustees, are the owners and principal managers of the Advisor, but neither devotes their full time to the business of the Advisor (See the biographical information for Mr. Gaukler and Mr. Knutson under “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNFICANT EMPLOYEES” for information related to those other interests).

We estimate that Mr. Gaukler and Mr. Knutson devote an average of approximately 25 hours and 30 hours per week respectively in performing their functions as the principal managers of the Advisor.  Such time does not include the time they devote to their duties as officers of the Trust, members of the Trust’s Board of Trustees or as principals of property management firms (Valley Rental Service, Inc. and Horizon Real Estate Group, LLC) or any other service provider to the Trust they may have an interest in (see “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”).  In connection with their other business interests, Mr. Gaukler and Mr. Knutson rely upon the management teams they have in place for those companies and are not involved in the day to day operations of those other companies.

While many of the employees of the Advisor have been with the Advisor for extended periods of time, there can be no assurance that they will continue their employment or that the Advisor would be successful in retaining services of successors should existing staff no longer continue their employment.  Neither the Trust nor the Advisor maintains “key person” life insurance policies on any members of the staff of the Advisor.  Accordingly, in the event of the death of a key staff member of the Advisor, we and the Advisor would not receive proceeds of a life insurance policy to assist in covering costs which might be incurred in connection with securing a replacement for the loss of a deceased key staff member.

Conflicts of Interest in General

Various conflicts of interest exist — and will arise in the future — as a result of the transactions between the Trust and:  (i) the Advisor; (ii) members of the Board of Trustees; or (iii) affiliates of a Trustee (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”).  These conflicts present the risk to holders of Shares that the transactions between the Trust and such parties have not been negotiated at arm’s-length.  As a consequence, agreements between related parties do not carry the indicia of fairness that a transaction negotiated between unrelated parties would have, and bear closer scrutiny by investors.

No Assurances that Transactions between the Trust and Affiliated Parties will be as Favorable to the Trust as those not with Affiliated Parties

The UPREIT has engaged in transactions with members of the Board of Trustees or their affiliates (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS — Affiliates of the Trust Participating in Service Providers” and “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS” for information regarding such transactions).  The transactions have included:  (i) provision of property management services to the Trust; (ii) provision of real estate brokerage services to the Trust; (iii) the acquisition of real estate from such affiliates (iv) the making of loans to finance real estate developments by the affiliates; and (v) the acquisition of equity interests in entities owned or controlled by such affiliates.

While in each instance, the member of the Board of Trustees who is engaging directly or (through an affiliate) indirectly with the UPREIT is required to disclose their interest in the transaction to the Board of Trustees and, under the Declaration of Trust, by a majority vote of the Independent Trustees, it must be determined that:

•                  the transactions is fair and reasonable;

•                  the transaction involves terms no less favorable to the Trust as available in an arm’s length transaction; and

•                  (if property is being acquired by the Trust) the appraised value of property being acquired is at least equal to if not greater than the consideration being paid for the property by the UPREIT;

there can be no assurance that past and future transactions are not as favorable to the Trust as might have been or be obtained in a transaction with a completely independent party rather than with an affiliate of one of our Trustees.

Affiliates Managing Our Properties.  Of the ten property managers we currently engage to manage our properties, five are affiliated with members of our Board of Trustees.  George Gaukler and Jim Knutson are the owners of Valley Rental Services, Inc., Horizon Real Estate Group, LLC and the Advisor.  Kevin Christianson is the owner of Property Resources Group, Inc.  Craig Lloyd is an owner of Lloyd Property Management Company.  In 2017 and 2016, we paid $2,050,047 and $1,864,082 in management fees.  Of those fees, the above named management companies affiliated with Trustees (please note that since Mr. Lloyd was first elected as a Trustee in June 2017, his company was not an affiliate of a Trustee in 2016, but the payments made to such company are set out below) were:

Management Company	Fees in 2017	Fees in 2016
Valley Rental Service, Inc.	$795,596	$867,979
Lloyd Property Management Company	$166,277	$182,547
Dakota REIT Management, LLC	$248,913	$169,621
Property Resources Group, LLC	$162,763	$142,699
Horizon Real Estate Group, LLC	$88,750	$87,070

Affiliates Compensated for Commercial Leasing.   In 2017 and 2016, we paid commissions of $351,717 and $295,278 to real estate brokers in connection with their having participated in the long term leasing of space in our commercial properties.  Three of such brokers are affiliates of current members of our Board of Trustees.  They were, Lloyd Property Management (an affiliate of Craig Lloyd - who was not a Trustee until June 2017), Horizon Real Estate Group, LLC (an affiliate of George Gaukler and Jim Knutson) and Property Resources Group (an affiliate of Kevin Christianson).  The fees paid to such brokers for services in leasing of space in our commercial properties in 2017 and 2016 were:

Real Estate Broker	Fees in 2017	Fees in 2016
Lloyd Property Management	$-0-	$81,026
Horizon Real Estate Group, LLC	$55,781	$57,216
Property Resources Group, LLC	$10,980	$5,544

Properties Acquired from Affiliates.  Of the 75 properties we currently own, 41 (or approximately 55%) were acquired from a member of our Board of Trustees or from an entity owned - at least in part - by a member of our Board of Trustees (See tables listing our properties and the column indicating acquisition from a Trustee under “DESCRIPTION OF PROPERTIES” for information related to which of our properties were so acquired).  In 2015, we acquired seven properties for approximately $105.5 million (two involving approximately $53.9 million from Trustees or their affiliates).  In 2016, we acquired seven properties for approximately $76.2 million (one involving approximately $6.9 million from an affiliate of a Trustee).  In 2017, we acquired three properties for approximately $48.1 million (two involving approximately $28.9 million from Trustees or their affiliates).  In the first nine months of 2018, we acquired one property for approximately $9.1 million (which did not involve a Trustee or their affiliates).  For information regarding the acquisitions from affiliates since 2013, see “Acquisitions from Affiliates” in “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.”

Loans to Affiliates.   Since January 1, 2014, we have had outstanding three loans to affiliates of members of our Board of Trustees in connection with real estate development.  We contemplate that we may continue to make such loans.  In January 2013, we loaned $750,000 to Dakota Roseland Apartments I, LLLP, an affiliate of George Gaukler and Jim Knutson which was converted into equity in connection with the acquisition by the UPREIT of interests in such limited partnership in January 2014.  In April 2014, we loaned $2.5 million to another affiliate of George Gaukler and Jim Knutson, Dakota Roseland Apartments IX-XII, LLLP which was also converted into membership interests in January 2017.  In November 2016, we loaned $1.5 million to an affiliate of Kevin Christianson to assist in the financing of the Azool Retail Center which we acquired in January 2017.

Investment in Affiliates.   We currently own interests in five limited liability companies or limited partnerships (See table in the “General Overview” section of “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for identification of the entities and our ownership interests in them), each of which has or had George Gaukler as one of its other owners.  Each operates apartment buildings located in Williston, North Dakota.  We have invested an aggregate of $6.275 million in such entities.  We also were an owner of One Oak II Limited Liability Limited Partnership and thereby had an indirect interest in another limited liability limited partnership which was developing the One Oak Place senior living facility in Fargo, North Dakota, but in August 2015, the UPREIT acquired ownership of the property for a purchase price of $45.7 million and we effectively converted our $2.5 million investment in the property into a full ownership position.

RISKS RELATED TO ECONOMIC CONDITIONS

Economic Conditions May Limit the Ability of the UPREIT to Purchase Properties or of Tenants to Pay Rent

Periods of tight credit and high interest rates may adversely affect the ability of the UPREIT to acquire or sell properties.  The inability of the UPREIT to acquire new properties or to sell certain of its existing properties further constrains the Trust’s diversification and growth.  During times of economic recession the ability of tenants to rent spaces from the UPREIT and timely pay rent when due may be adversely affected.  This would limit the income available to the UPREIT for distribution to the Trust and, consequently, limit the Trust’s ability to make distributions to our shareholders.

There may be future shortages or increased costs of fuel, natural gas, water, or electric power, or allocations thereof by suppliers or governmental regulatory bodies in the areas where property purchased by the UPREIT is located.  In the event that any such shortages, price increases or allocations occur, the financial condition of tenants of the UPREIT may be adversely affected.  The Trust is unable to predict the extent, if any, to which such shortages, increased prices or allocations would influence the ability of tenants to make rent payments and the Trust to make cash distributions to shareholders.

Risk of Downturn in Real Estate Market

While we are exposed to risks of adverse development in the economy in general, the real estate market we participate may have its own adverse economic developments.  Due to numerous conditions over which we will have no control, the market values of properties we own may decrease.  Such decreases will adversely affect our abilities to refinance mortgage indebtedness on such properties (See footnotes to the “DESCRIPTION OF PROPERTIES” for information regarding mortgage indebtedness against our properties) which could provide significant issues for properties we have financed on terms involving “balloon payments” of the unpaid principal balance at a maturity date which occurs prior to complete payment of the debt based upon the payment schedule.

If such downturns in the real estate markets occur, we may find that we are unable to sell properties we determine to sell or, if we are able to sell a property, we may receive an amount which is less than we have invested in acquiring and operating the property.  We may even find that the debt we owe at the time of sale, exceeds the amount we can obtain from a purchaser.

Risks of Disruptions in the Financial Markets

The success of our business is significantly related to general economic conditions, but in particular, we are dependent upon the condition of the banking and financial markets.  Rising interest rates and the decreasing availability of funding for real estate investments could have a materially adverse effect on our operations and on our abilities to acquire additional properties, refinance mortgage indebtedness and sell properties we hold.

Tenant Bankruptcies

Economic conditions affecting tenants leasing our properties may result in filing of bankruptcy by tenants.  In particular, this may have a more significant adverse impact on our operations and financial condition with respect to our commercial real estate where the properties have fewer tenants than are associated with our residential rental real estate.  In addition, we may incur legal fees and other costs in seeking to protect our interests in the event of a filing of bankruptcy by a tenant.

RISKS RELATED TO OUR STRUCTURE AND THE OFFERING

There is No Minimum Amount of Money Required to be Received in this Offering and the Sale of only a Small Portion of the Shares Will Limit the UPREIT’s Ability to Invest in New Properties

There is no assurance that the Trust will sell the maximum amount of Shares it is intending on selling at the present time.  The failure to raise adequate funding could jeopardize the potential profitability of the Trust and its ability to diversify the UPREIT’s acquisitions, both geographically and by size of properties purchased.  Diversification of the UPREIT’s assets provides a measure of safety, because in the event certain investments become unprofitable, the UPREIT may be able to rely on other properties to avoid operating losses.  Additionally, there may be delay in the time an investor makes his or her investment and the time the UPREIT is able to identify and purchase a suitable investment.  This delay may hinder the ability of the UPREIT to achieve income from a property during the time of the delay.

There is No Assurance That Shareholders Will Receive Cash Dividends or Property Appreciation

While we have had a history of paying quarterly dividends, there is no assurance as to whether cash dividends can continue to be available for distribution to shareholders (See “SECURITIES BEING OFFERED — Distribution” for dividend declared and paid since 2008).  There is no assurance that the Trust will operate at a profit or that any properties acquired by the UPREIT will appreciate in value or can ever be sold at a profit.  The value and marketability of the UPREIT’s properties will depend upon many factors beyond the control of the Trust or the UPREIT, and there is no assurance that there will be a ready market for the properties owned by the UPREIT since investments in real property are generally non-liquid.  Operating expenses of the Trust, including certain compensation to the Advisor will be incurred and must be paid irrespective of the Trust’s profitability.

Even if the Trust operates on a profitable basis, our ability to pay cash dividends may be impaired.  In each of 2017 and 2016 we declared payment of dividends of $5,785,500 and $5,191,546 compared to net cash from operating activities of $18,594,907 and $16,134,430, respectively (See “Consolidated Statement of Cash Flows” on pages F-7 and F-8).  The actual net cash required to pay the dividends was substantially reduced by participation in the Dividend Reinvestment Plan (See “SECURITIES BEING OFFERED — Dividend and Distribution Reinvestment Plans”).  Shareholders participating in reinvestment of their dividends may terminate such participation with minimal notice and such termination by a substantial number of the participants could require us to use cash rather than our Shares to satisfy the rights to dividends.

Further, if we were not successful in refinancing our mortgage indebtedness when the loans mature, we would need to use net operating cash flow to satisfy the “balloon payments” due at the maturities of our loans.  For information regarding the amounts coming due under our mortgage indebtedness see the footnotes to the table of our “DESCRIPTION OF PROPERTIES.”  In connection with your consideration of these risks you may wish to know that we have the following loans maturing this year and in the next two calendar years:

•                  Twelve loans came or will be due in 2018 with an estimated principal at maturity of approximately $33,710,886;

•                  Eleven loans will be due in 2019 with an estimated principal at maturity of approximately $35,750,244; and

•                  Ten loans will be due in 2020 with an estimated principal at maturity of approximately $20,064,298.

Investments in the Trust are Subject to Dilution by Future Sales of Securities by Both the Trust and the UPREIT

Under the terms of the UPREIT Limited Partnership Agreement, the UPREIT is authorized to issue limited partnership interests in the UPREIT in exchange for real estate or interests in real estate.  Such exchanges have occurred and are expected to continue to occur during and after the Offering.  We intend for the UPREIT to continue to seek contributions of property in exchange for Partnership Interests in the UPREIT.  Additionally, the Trust will, continue to seek investors in this Offering and may also engage in subsequent securities offerings.  These additional investments will dilute the percentage ownership interests of current investors of the Trust and investors in this Offering.

No Assurance that we will Continue our Share Redemption Plan

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have offered to shareholders who have held their Shares for at least one year the right to request the redemption of up to $150,000 of their Shares each year.  The redemption price has been the then current price at which the Shares are offered by the Trust for sale to new investors, subject to a redemption fee of 10%.  If there is no then current public offering price for the Shares to be redeemed at the time of a requested redemption, then the Board of Trustees may establish a redemption price.  It is within the discretion of the Board of Trustees as to the funds to be committed to redemption of Shares.

Consideration by the Board of Trustees of Share redemption requests will generally be made on a first-come, first-served basis.  The Trust cannot guarantee that it will have sufficient available cash flow to accommodate all requests when made.  If the Trust does not have such sufficient funds available, at the time when redemption is requested, the shareholder requesting redemption may (i) withdraw their request for redemption or (ii) ask that the Trust honor their request at such time, if ever, when sufficient funds become available.  Such pending requests will generally be honored on a first-come, first-served basis.

Broker-Dealers Soliciting Investment in the Offering May Participate in Other Offerings

We have entered into agreements with broker-dealers to solicit subscriptions in the Offering.  Our agreements with such broker-dealers do not require them to refrain from participation in offerings by other real estate investment trusts or other real estate investment programs (See “PLAN OF DISTRIBUTION”).  Accordingly, there can be no assurance as to the efforts the broker-dealers we engage will devote to solicitation of subscriptions in this Offering.

RISKS RELATED TO OUR STATUS AS A REAL ESTATE INVESTMENT TRUST

The Trust May Limit Ownership of Shares in Order to Remain Qualified as a REIT

In order for the Trust to qualify as a REIT, no more than 50% of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the Trust’s taxable year. To ensure that the Trust will not fail to qualify as a REIT under this test, the Declaration of Trust authorizes the Trustees to take such actions as may be required to preserve its qualification as a REIT, and limits any person to direct or indirect ownership of no more than a limited percentage of the outstanding Shares of the Trust.  While these restrictions are designed to prevent any five individuals from owning more than 50% of the Shares, they would also make virtually impossible a change of control of the Trust.  The restrictions and provisions may also (i) deter individuals and entities from making tender offers for Shares, which offers may be attractive to shareholders, or (ii) limit the opportunity for shareholders to receive a premium for their Shares in the event an investor is making purchases of Shares in order to acquire a block of Shares.

Compliance with REIT Qualification Requirements may Impair our Operations

The Declaration of Trust directs the Board of Trustees to maintain our qualification under applicable law as a REIT.  It is possible that the requirements may limit the investments which may be pursued by the Trust or even require a liquidation of investments the Board of Trustees views as being attractive.

If the Trust Fails to Qualify as a Real Estate Investment Trust, the Trust and Investors May Suffer Adverse Tax Consequences.  The Trust and Investors May Also Suffer Adverse Tax Consequences from Other Unanticipated Events

Although management believes that the Trust has been organized and operated to qualify as a REIT under the Code, no assurance can be given that the Trust has in fact operated or will be able to continue to operate in a manner to qualify or remain so qualified.  Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Trust’s control (See — “Requirements for Qualification — General,” “Income Tests,” “Asset Tests” and “Annual Distribution Requirements” under “FEDERAL INCOME TAX CONSIDERATIONS”).  For example, in order to qualify as a REIT: the Trust must be owned by at least 100 or more persons; at least 95% of the Trust’s taxable gross income in any year must be derived from qualifying sources; the Trust must make distributions to shareholders aggregating annually at least 90% of its REIT taxable income (excluding net capital gains); and at least 75% of our assets must be “real estate assets,” cash or U.S. government securities.  To the extent we fail these requirements, unless certain relief provisions apply, we may have a loss of our status.  Such a loss could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt.  Additionally, to the extent UPREIT was determined to be taxable as a corporation, the Trust would not qualify as a REIT, which could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt.  Finally, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If the Trust fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, which would likely have a material adverse effect on the Trust and its ability to make distributions to shareholders and to pay amounts due on its debt.  In addition, unless entitled to relief under certain statutory provisions, the Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.  This treatment would reduce funds available for investment or distributions to shareholders because of the additional tax liability to the Trust for the year or years involved.  In addition, the Trust would no longer be required to make distributions to shareholders.  To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

For a further discussion of income tax issues, see “FEDERAL INCOME TAX CONSIDERATIONS.”

PLAN OF DISTRIBUTION

This Offering is being made under Regulation A of the SEC and pursuant to registration of the offer and issuance of the Shares with the securities administrators for the states of Arizona, Maryland, Minnesota, Nebraska, North Dakota and South Dakota.  With respect to Arizona, Maryland, Nebraska and South Dakota, there is a limitation on the number of Shares which may be sold to investors who reside or are domiciled in those states and the Trust may need to decline to accept subscriptions if it would exceed the number of Shares for which an effective registration has been issued.

Investors in the Offering who or which do not hold Shares of the class being subscribed for must invest a minimum of $50,000 for the purchase of Class A Shares and $25,000 for the purchase of Class B Shares.  Proceeds may be used or invested immediately by the Trust and will not be placed in an escrow account.  Such minimum purchase levels will not, however, be applied to shareholders acquiring Shares under the Trust’s Dividend Reinvestment Plan.  The Trust reserves the right to accept a subscription for less than the amount subscribed for.

This Offering will end on the earlier of six months from the date of this Offering Circular or when all the Shares have been sold.  We may, however, elect to terminate the offering of either or both of the Class A or Class B Shares.  The Shares are offered on an “any or all” basis.  There is no minimum level of Shares which must be sold in connection with the Offering.

The Trust will directly, without the engagement of broker/dealers, offer Shares in this Offering under the Trust’s Dividend Reinvestment Plan (See “SECURITIES BEING OFFERED — Dividend Reinvestment Plan”).  Under such reinvestment plan, participants may elect to purchase Shares with dividends payable to them by the Trust.

In connection with the 2017 Offering, the Trust entered into selling agreements with Capital Financial Services, Inc. (“Capital Financial”), Gardner Financial Services, Inc. (“Gardner Financial”), Garry Pierce Financial Services, LLP (“Pierce Financial”) and Northland Securities, Inc. (“Northland” and together with Capital Financial Gardner Financial, Pierce Finance, the “Selling Brokers”), each of which is a broker/dealer registered with FINRA.  We agreed to pay the Selling Brokers an 8% commission on subscriptions they solicit from investors upon acceptance of the subscription by the Trust.  We also engaged Intuition, Inc. of Henderson, Nevada to prepare a “due diligence investigation” with respect to the Offering and it issued a report to each of the broker-dealers participating in the offering.  The cost of such investigation was $10,500. We also paid to Capital Financial a due diligence fee of $750 and we paid the cost of submission of the terms and arrangements of the Selling Brokers in the 2017 Offering to FINRA’s Corporate Finance Department at a cost to us of $6,000 for fees of our counsel and payment of FINRA’s review fee of $3,500.  Other than the 8% commission, the $10,500 we paid to Intuition, Inc., the $750 we paid to Capital Financial, the $6,000 paid to our legal counsel and $3,500 paid to FINRA; no additional compensation was be paid to such participating broker/dealers nor was any expense of such participating broker/dealers be paid by the Trust.  We will not engage broker/dealers to solicit participation in our Dividend Reinvestment Plan.

In connection with the continuation of the 2017 Offering contemplated by this Offering Circular, we have entered or intend to enter into extension agreements with the Selling Brokers, providing for them to continue soliciting investments in the continued offering.  We will continue to pay commissions of 8% on subscriptions solicited upon our acceptance of such subscriptions and we will pay the estimated costs of $800 to our counsel for updating the submission of the terms and arrangements of the participation by such broker/dealers in the continued offering to FINRA’s Department of Corporate Finance.

To the extent the Trust receives expressions from current shareholders, limited partners in the UPREIT or from others who do not have a relationship with a broker/dealer which has entered into a selling agreement with the Trust of interest to acquire Shares; George Gaukler or Jim Knutson, respectively, the President and the Executive Vice President of the Trust, may solicit those expressing interest in acquiring Shares to subscribe.  Mr. Gaukler and Mr. Knutson will receive no additional compensation for such solicitation efforts.  To the extent, however, the laws and regulations of the state of residence or domicile of the investor will not permit Mr. Gaukler or Mr. Knutson to engage in such activities, then they will not solicit such investment.

Investors, in the Offering, other than pursuant to the Trust’s Dividend Reinvestment Plan, are required to complete a Subscription Agreement in the form provided for that purpose by the Trust.  The Trust will require new investors in the Trust to have either (i) a minimum annual gross income of at least $70,000 and a minimum net worth (exclusive of home, home furnishings and automobiles, a “Net Worth”) of $70,000 or (ii) a Net Worth of at least $250,000.  Assets included in the computation of Net Worth are to be valued at fair market value.  Gross annual income is based upon actual income an investor had during the last tax year, or is estimated to have during the current tax year.

Except with respect to purchases under the Dividend Reinvestment Plan and any purchaser who is an “accredited investor” as such term is defined by Rule 501 of the SEC, the amount invested may not exceed ten percent of an investor’s Net Worth.  An individual is an “accredited investor” under the SEC’s Rule 501if he or she, alone or with their spouse has a net worth of more than $1,000,000 (exclusive of the value of the person’s primary residence) or who has, without the income of the person’s spouse, an annual income of more than $200,000 in each of the last two years and an expectation of such level of income in the current year, or a joint income with their spouse for such periods in excess of $300,000.  For an entity to be an “accredited investor” it must have all of its owners be accredited investors or not have been formed to invest in the Offering and have total assets in excess of $5,000,000.

In addition to the income and or net worth requirements contemplated by the Subscription Agreements discussed above, the representative of the broker/dealer and Mr. Gaukler or Mr. Knutson (if applicable) soliciting a subscription in the Offering are to confirm that:

•                  the investment is suitable for the investor based on the investor’s overall investment objectives;

•                  the investor is able to bear the risks of making the investment;

•                  the investor understands the lack of liquidity of the investment, the risks associated with making the investment, including the risk of loss of the entire amount invested, and the tax consequences of investing in a REIT;

The party making the solicitation may have additional requirements it applies as a condition to solicitation of an investment related to having information related to the investor for purposes of confirming the foregoing matters.

USE OF PROCEEDS

After payment of costs of this Offering and certain administrative expenses of the Trust, the cash proceeds received by the Trust from the sale of Shares will be contributed by the Trust to the UPREIT and result in an increase in the ownership by the Trust of the UPREIT.  The Trust will control the UPREIT’s use of the funds and we intend to use the funds to acquire additional real estate properties.  Pending application by the UPREIT in connection with its real estate investment activities, the funds will be applied to reduce outstanding balances on our lines of credit or be invested in short-term deposits at banks.

As of the date of this Offering Circular, we have not identified any specific property or properties we will seek to acquire with the net cash proceeds of the Offering.  Acquisitions and investments by the UPREIT will be determined by the Board of Trustees of the Trust and we anticipate that we will continue our ongoing efforts to use capital from the issuance of Shares and proceeds from borrowings to invest in real estate (See “DESCRIPTION OF BUSINESS — Investment Policies and Objectives of the Trust”).

We have invested in a variety of types of properties (See “DESCRIPTION OF PROPERTIES”) and our more recent acquisitions may serve as a guide to the types of investments we may make.  The following table identifies the dollar amount of our acquisitions in each of 2013 through 2016 and the number and the totals of expenditures in each year to acquire properties and the number and amounts expended for either commercial or residential properties.

	2013	2014	2015	2016	2017
Total Acquisitions	8 Properties $39,728,500	17 Properties $60,420,557	7 Properties $91,054,633	8 Properties $92,575,000	3 Properties $48,085,000
Commercial Properties	4 Properties $17,288,500	4 Properties $17,425,000	1 Property $4,500,000	7 Properties $85,675,000	3 Properties $48,085,000
Residential Properties	4 Properties $22,440,000	13 Properties $42,995,557	6 Properties $86,554,633	1 Property $6,900,000	none

It is difficult to estimate the net cash proceeds we will receive from the continuation of the Offering as there is no minimum level of subscriptions that must be received as a condition to our accepting subscriptions in this Offering and Shares sold under the Trust’s Dividend Reinvestment Plan will reduce the Shares we may sell at $15.50 per share and we anticipate that a substantial portion of the Shares in this Offering will be issued under the reinvestment plans and not for cash payments (See “SECURITIES BEING OFFERED — Dividend and Distribution Reinvestment Plans”).  Further, the 8% commissions we may pay to participating broker/dealers will effectively reduce the proceeds we receive from sale of Shares at $15.50 to $14.26 per share.

In connection with the 2017 Offering, we issued 505,099 shares of Class A Shares and 355,630 shares of Class B Shares (of these, 293,965 Class A Shares and 266,059 Class B Shares were sold at $14.90 per share). We paid $244,623 in commission with respect to such issuance and we also paid $20,750 in due diligence fees and costs for clearance for participation of the Selling Brokers in the 2017 Offering.  We also had other offering expenses of approximately $245,000 (including approximately $225,500 in fees to legal counsel for the preparation and filing of the 2017 Offering with the SEC and the state regulators, approximately 14,700 for review by our auditors of the Offering Circular; $3,500 in costs of printing and distributing the Offering Circular; and filing fees paid to various state regulators for the offering of the Shares in their jurisdiction).  We estimate additional expenses of the continuation of the Offering at $55,000.

For purposes of estimating the potential net cash proceeds we may receive from the Offering, we anticipate that 105,930 shares of Class A and an additional 37,800 shares of Class B will be applied to fulfilling issuances to shareholders who elect to participate in the Dividend Reinvestment Plan with respect to the dividends we contemplate will be declared with respect to the final quarters of 2018.  Accordingly, we are assuming for purposes of estimating the potential net cash proceeds only 60,110 of the Class A Shares and only 297,700 of the Class B Shares in the Offering will be available for sale at the $15.50 offering price.  We base this assumption on the current level of participation in our Dividend Reinvestment Plan.  The tables below then assumes, in the alternative, sales of one-third, one-half and all of such remaining Shares at the $15.50 price and that the 8% commission payable to participating broker-dealers are paid with respect to such sales:

	Assuming Sale of 134,543_Shares	Assuming Sale of 201,815_Shares	Assuming Sale of 403,630 Shares
Gross Proceeds	$2,085,417	$3,128,133	$6,256,265
Less 8% Commission	(166,833)	(250,251)	(500,501)
Less Other Offering Expenses	(50,000)	(50,000)	(50,000)
Potential Net Proceeds	$1,868,584	$2,917,882	$5,705,764

As noted above, however, there is no minimum level of subscriptions which must be tendered for us to accept subscriptions in the Offering.  Thus, there is no assurance that we will sell the one third of the remaining Shares after reserving Shares for issuance under the Dividend Reinvestment Plan.

Should we be able to secure mortgage financing of 75% of the acquisition cost of properties (as has been our practice in the past See “DESCRIPTION OF BUSINESS — Investment Policies and Objectives of the Trust”), the foregoing net cash proceeds would permit the acquisition of from approximately $7.47 million to $22.82 million in additional properties.  Further, in our acquisition of properties, we have had instances where the UPREIT has issued limited partnership interests to certain of the parties selling their interest in an entity owning property we are acquiring which would reduce the level of cash necessary to make an acquisition and thereby increase the assets which may be acquired with the net cash proceeds of this Offering.

DESCRIPTION OF BUSINESS

THE TRUST

The Trust is an unincorporated registered business trust under the laws of North Dakota and is set up to meet the requirements under Internal Revenue Code Section 856 as a real estate investment trust (a “REIT”).  Internal Revenue Code Section 856 requires that 75% of the assets of a REIT, either directly or indirectly, must consist of real estate assets and that 75% of its gross income must be derived from real estate.  As a REIT, the Trust is generally not subject to U.S. federal corporate income tax on its net taxable income that is distributed to the shareholders of the Trust.

The Trust began operations in 1997 and in 2000 the Trust formed the UPREIT to acquire income-producing real estate properties and investments in entities holding income-producing real estate.  Through the UPREIT, for which the Trust is the General Partner, the Trust seeks to invest in income-producing real estate that will provide cash flow and capital appreciation opportunities.  The Trust intends to invest in the upper Midwest region and, as of the date of this Offering Circular, the properties we hold in are primarily located in North Dakota, we also have properties in Iowa, Minnesota, Nebraska, South Dakota and Wisconsin.  Of those properties, approximately 58% are residential and 42% are commercial (See “DESCRIPTION OF PROPERTIES”).

The principal governing document for the Trust is its Declaration of Trust, which was reviewed and unanimously approved by the Trustees (including those then being Independent Trustees) in connection with the formation of the Trust.  As amended and restated, the Declaration of Trust provides that unless earlier terminated by at least a majority vote of the Class A shareholders, it will continue until the expiration of 21 years after the death of the last survivor of the original eight members of the Board of Trustees (six of whom are living as of the date of this Offering Circular).

THE UPREIT

The UPREIT is a limited partnership established under the laws of North Dakota with two classes of ownership interests, general partnership interests and limited partnership interests.  The Trust is the only holder of general partnership interests.  As of December 31, 2017 there were 148 holders of limited partnership interests in the UPREIT holding an aggregate of 6,663,496 Partnership Units.  In our consolidated financial statements, our general partnership interests are referred to as “Beneficial Interests” while the limited partnership interests are referred to as “Noncontrolling Interests.”

Most of the real estate properties we have invested in are held directly by the UPREIT.  The UPREIT, however, also is the sole owner/member of ten entities that own real property.  This has been done to satisfy a requirement of mortgage lenders who finance the acquisition or holding of the properties.  In addition, the UPREIT holds minority interests in real estate holding entities and has made loans to developers of real estate projects the UPREIT intends to invest in.

The UPREIT acquires real properties through both purchase and in exchange for issuance of limited partnership interests to owners of the real estate being acquired through such an exchange.  Engaging in an exchange of the property for limited partnership interests, rather than selling the property to the UPREIT for cash, the owner may defer the recognition of the taxable gain on the property if the value of the property exceeds the tax basis the owner has in the property.

ADVISOR AND PROPERTY MANAGERS

Neither the Trust nor the UPREIT has employees.  The Trust has an advisory contract with Dakota REIT Management, LLC (the “Advisor”) under which the Advisor carries out the daily operations of the Trust including its responsibilities as the general partner of the UPREIT (for information regarding the qualifications of the Advisor, see “SIGNIFICANT EMPLOYEES OF THE ADVISOR”).  The Advisor is paid fees under the advisory contract (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

The Advisor has never controlled or provided services to any other real estate investment trust, a real estate investment limited partnership or other investment program which provides flow-through tax consequences to investors.  Thus, the Advisor has never participated in the offering of investments by such an entity which disclosed when the investment entity might be liquidated and thus there can be no disclosure as to whether such liquidation was completed as disclosed.

The UPREIT engages services of the property management companies in connection with the management of the properties owned by the UPREIT or its wholly owned subsidiaries, five of which are affiliates or members of our Board of Trustees (See “Property Management Agreements” for more information).

INVESTMENT POLICIES AND OBJECTIVES OF THE TRUST

Currently, all of the real estate investments of the Trust are made through the UPREIT.  As general partner of the UPREIT, the Trust determines whether any properties are to be acquired or disposed of with such investment decisions being made through action of the Trust’s Board of Trustees.  Currently, the Board of Trustees of the Trust intends to invest in properties located in the upper Midwest region.  The Board of Trustees intends to look for the communities within this area for acquisitions that appear to involve a stable market for particular investments.  The Board of Trustees also expects to primarily focus on multi-family apartments with the balance being commercial property (primarily office, retail and warehouse space).

In 2016 we acquired eight properties at an aggregate cost of $92,575,000.  Of these, one was an apartment complex with a cost of $6,900,000 (approximately 7.5% of the total); one was a warehouse facility with a cost of $17,200,000 (approximately 18.6% of the total); three were real property with an aggregate cost of $48,250,000 (approximately 52.1% of the total); and three were office buildings with an aggregate cost of $20,225,000 (approximately 21.8% of the total).  The Board of Trustees has approved the use of and intends to continue using leverage with respect to investments of the UPREIT through the borrowing of up to 75% of the acquisition cost, initially with short term commercial loans that are then converted into long-term real estate mortgages.

In 2017 we acquired three properties at an aggregate cost of $48,085,000.  Of these, two were retail centers with a cost of $28,635,000 (approximately 59.6% of the total) and one was an office building with a cost of $19,450,000 (approximately 40.4% of the total).

For listings of the properties currently held either directly by the UPREIT or through an entity wholly owned by the UPREIT, see “DESCRIPTION OF PROPERTIES.”

The UPREIT does not currently intend to invest in mortgages loans originated by others, although we have made loans to finance the development of real estate properties we contemplate acquiring.  The Declaration of Trust sets forth restrictions on investment in mortgage loans, including limitations on deferral of payment of accrued interest and the making of loans that result in indebtedness against the property exceeding 85% of its appraised value absent substantial justification (such as credit enhancements in the form of a guaranty by a financially strong third party).

The UPREIT has made investments in limited partnerships, limited liability companies and other limited liability entities that own and operate real estate which is of a type the UPREIT would hold.

The investment objectives of the Trust are to provide to its shareholders (i) preservation, protection and eventual return of the shareholder’s investment, (ii) annual cash distributions of cash from operations, a portion of which (due to depreciation) may be a return of capital for tax purposes rather than taxable income, and (iii) realization of long-term appreciation in value of the properties acquired by the Trust.  There is no assurance that such objectives will be attained.

When considering properties to be included in the portfolio of the UPREIT, the Board of Trustees of the Trust uses the following criteria for selection:

•                  Income Production Capacity.  A property must be anticipated to be capable of producing adequate income and cash flow to allow for payment of distributions to partners of the UPREIT and thereby fund dividend payments to shareholders of the Trust.  Historical vacancy rates no greater than 5% for multi-family properties, and 5-10% for commercial properties are desirable.  Historical and anticipated operating expenses, such as property management fees and repairs and maintenance costs are important factors.

•                  General Economic Criteria.  The properties located in areas with a stable or growing market for the type of property under consideration are preferable.  The number of potential new properties that may be developed under permits that have been granted and competitive properties under construction are factors to be considered.

•                  Potential for Appreciation in Value.  Although the anticipated income generation capacity is typically of greater importance, the long-term potential for a property’s value to appreciate and provide a capital gain will be considered.

•                  Condition of the Property.  Newer properties or, if older, properties that have been well maintained and in good condition are preferred.  The Board of Trustees has, however, approved the acquisition of properties that need to be refurbished when there is an expectation for considerable asset appreciation from such renovations.

•                  Size of the Property.  The Board of Trustees will consider the size of a property considered for acquisition, primarily from a management view.  Larger complexes are easier to manage, although a single property in close proximity to other properties of the UPREIT would be considered.  Location will be considered as it relates to distance from services, transportation, and the market it intends to serve.

•                  Transaction Costs.  In addition to the purchase price of the property, associated costs such as acquisition fees, appraisals, Phase I environmental reports, title insurance, and loan costs are considered.

In making its investment decisions, the Board of Trustees is subject to terms of the Declaration of Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES — Organizational Structure”) which restricts the Trust from:

•                 investing in commodities or commodity future contracts;

•                 investing more than ten percent (10%) of its total assets in unimproved real property or indebtedness secured by a real estate mortgage loan on unimproved real property;

•                 engaging in any short sale;

•                 borrowing on an unsecured basis if such borrowings will result in an asset coverage of less than three hundred percent (300%); “asset coverage,” means the ratio which the value of the total assets of the Trust, less all liabilities and indebtedness except indebtedness for unsecured borrowings, reserve for depreciation and amortization, bears to the aggregate amount of all unsecured borrowings of the Trust;

•                 engaging in trading as compared with investment activities;

•                 acquiring securities in any company holding investments or engaging in activities prohibited by these restrictions;

•                 engaging in underwriting or the agency distribution of securities issued by others;

•                 issuing equity securities redeemable at the option of the holder, or

•                 issuing debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service the higher level of debt.

The Declaration of Trust also requires the Board of Trustees to approve acquisition at prices the Board of Trustees determines to be the fair market value of the property.  Due to requirements of mortgage lenders and to comply with an accounting standard discussed in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Results of Operations,” independent appraisals of property are obtained.  The Declaration of Trust requires the purchase from an affiliate of the Trust to be not greater than the appraised value determined by an independent appraiser.  Further, a majority of the independent trustees may require use of the appraised value when the purchase is from any other seller (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES — Members of the Trust’s Board of Trustees and Executive Officers”).

SUMMARY DESCRIPTION OF THE UPREIT LIMITED PARTNERSHIP AGREEMENT

The Limited Partnership Agreement (the “Partnership Agreement”) is the governing document for the UPREIT.  The Trust is the sole general partner of the UPREIT and as of December 31, 2017, the UPREIT had 148 limited partners of the UPREIT.  The following is a summary of the material terms of the Partnership Agreement.  Any descriptions are qualified in their entirety by reference to the Partnership Agreement.  A copy of the Partnership Agreement currently in effect has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

MANAGEMENT

As the sole general partner of the UPREIT, the Trust has the full, complete and exclusive discretion to manage and control the business of the UPREIT, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management of the UPREIT.  The authority of the Trust as general partner includes the admission of limited partners and the determination of the interests in the UPREIT to be issued in connection with such admission and to issue additional interests to existing partners in exchange for contributions of capital.

CAPITAL CONTRIBUTIONS

The Trust and each limited partner of the UPREIT is required to make a capital contribution in connection with their becoming a partner of the UPREIT.  For purposes of determining the relative interests in the UPREIT, such interests are denominated by the Partnership Agreement as “Partnership Units.”  While the Partnership Agreement permits the issuance of Partnership Units to be in series or classes with such designations and preferences as the general partner shall determine, all Partnership Interests have been of a single class with respect to the allocation of income or loss and the participation in distributions.

In connection with forming the UPREIT in October 2000, the Trust contributed substantially all of its assets to the UPREIT subject to various debts and obligations and George Gaukler, as the initial limited partner, made a nominal cash contribution to the UPREIT.  Other than such initial contribution of assets by the Trust to the UPREIT, the Partnership Agreement requires the Trust to contribute to the UPREIT the proceeds from issuance of the Trust’s shares and to receive one Partnership Unit for each share so issued by the Trust.

Except for the obligation of the Trust to contribute proceeds from its issuance of shares, the partners have no right or obligation to make any additional capital contributions.  The Trust may make loans to the UPREIT to have the UPREIT borrow funds from others, including from limited partners.

Many of the properties held by the UPREIT were contributed to the UREIT in exchange for Partnership Units.   For most who are contributing property, the transaction is considered a tax deferred exchange.  The Declaration of Trust requires the purchase price to be approved by the Board of Trustees as not being more than the fair market value of the property and if the seller is an affiliate of the Trust, for the fair market value to be based on an independent appraisal.  The contributor is required to hold the Partnership Units received in exchange for their property for at least one year.

PROFIT AND LOSS ALLOCATIONS AND DISTRIBUTIONS

The net profit or loss of the UPREIT for each year is generally allocated among the partners in accordance with their respective interests.   This general allocation is subject to compliance with specific exceptions related to matters recognized under federal income tax regulations related to minimum gain chargeback with respect to nonrecourse debt and to allocation of loss to the general partner when such allocation to a limited partner would create a capital account deficit.  There is also provision in the Partnership Agreement for allocation of net profit or loss allocation if a limited partner affects a permitted transfer of their partnership interest during the year.

The Partnership Agreement contemplates that the UPREIT will make regular operating cash distributions on at least a quarterly basis in an amount the general partner deems appropriate.  The general partner is, however, required to use its best efforts to effect distributions of sufficient amounts to permit the Trust to pay dividends to its shareholders as is required to maintain the status of the Trust as a REIT.  The distributions made are in accordance with the respective percentage interests (i.e. the Partnership Units held) as of the record date the general partner may establish for purposes of determining to whom a distribution is payable.

Upon liquidation of the UPREIT, remaining assets are to be distributed to all partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Limited partners are not to be liable for any debts or obligations of the UPREIT.  A limited partner is only obligated to make payments of its capital contribution in accordance with any capital contribution agreement made with the UPREIT, if any, as and when due thereunder.

After owning Partnership Units for one year and subject to certain limitations in the Partnership Agreement, each limited partner has a right (the “Exchange Right”) to request the UPREIT to redeem all or a portion of the Partnership Units held by such limited partner in exchange for payment per unit of the then current offering price for Shares of the Trust.  Exercise of the Exchange Right is by delivery of written notice to the UPREIT.  If such a notice is given, the Trust may purchase the subject units by issuance of shares to the limited partner.  Each limited partner is limited to giving not more than two notices of exercise of Exchange Rights during each calendar year.  An Exchange Right may not be exercised with respect to the lesser of 100 Partnership Units or all of the remaining Partnership Units then held by the limited partner.

Issuance of Partnership Units to limited partners is made under claimed exemptions from registration under applicable federal and state regulation of the issuance of securities.  As such, they may not be transferred by the limited partner if, in the opinion of legal counsel to the UPREIT that such transfer would require such registration.  Further, transfers may not be made if, in the opinion of legal counsel to the UPREIT that such transfer would result in the UPREIT being taxed as a corporation or if the transfer would impair the qualification of the Trust as a REIT.

DISTRIBUTION REINVESTMENT PLAN

The Trust, as general partner of the UPREIT, has established a Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”) for limited partners.  To participate, the limited partner must be either an “accredited investor” or a “sophisticated investor” with sufficient knowledge and experience in financial and business matters to adequately assess the merits of participating in the Distribution Reinvestment Plan and reside in a jurisdiction which permits participation in the Distribution Reinvestment Plan without an effective registration under the Securities law and regulations of that jurisdiction.  To participate, a limited partner is to complete a written election.  A participant may terminate their participation on thirty days prior notice.

Under the Distribution Reinvestment Plan, in lieu of receipt of a cash payment of the distribution otherwise due, a limited partner will be issued additional limited partnership units at a rate based on 90% of the offering price established by the Board of Trustees for the shares of the Trust.  Fractional units to one hundredth of a thousand (i.e., four decimal points) will be issued.  The Distribution Reinvestment Plan may be terminated or modified by the UPREIT on not less than ten days prior notice of termination or modification.

DESCRIPTION OF PROPERTIES

The following table is a listing of the real estate properties owned as of December 31, 2017 directly by the UPREIT or by an entity wholly owned by the UPREIT.  The properties are primarily listed in the order in which they were acquired.  The properties are multi-family residential apartment or townhome complexes or commercial real estate properties.  The table includes the original purchase price, the mortgage balance at the end of 2017, the size of commercial properties or the number of units for residential properties, the level of occupancy of the property at the end of 2017 and if the property was acquired from a Trustee or an affiliate of a Trustee.  Typically, the apartments are leased for initial terms from six to twelve months with month-to-month terms thereafter.  The commercial properties are typically leased for terms from one to twenty years with options to renew the term.

Of the 75 properties we currently own, 41 (or approximately 55%) were acquired from a member of our Board of Trustees or from an entity owned - at least in part - by a member of our Board of Trustees.  In 2014, we acquired 13 properties for approximately $71.4 million (six involving approximately $28.5 million from Trustees or their affiliates).  In 2015, we acquired seven properties for approximately $105.5 million (two involving approximately $53.9 million from Trustees or their affiliates).  In 2016, we acquired seven properties for approximately $76.2 million (one involving approximately $6.9 million from an affiliate of a Trustee).  In 2017, we acquired three properties for approximately $48 million (two involving approximately $28.8 million from an affiliate of the Trustee).  To date in 2018, we have acquired one property for approximately $9.1 million (which did not involve a Trustee or an affiliate of a Trustee).  For additional information regarding the acquisitions from affiliates since 2013, see “Acquisitions from Affiliates” in “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.”

Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)		Property Type	Size (Sq. Ft)	# of Units	Occupancy(1)	Acquired from Trustee
Wheatland Place 3302-3342 31st Ave SW 3501-3531 30th Ave SW 3063 34th St SW Fargo, ND 58103	1997-2001	$9,430,000		(2),(3)	Multi-Family (Residential)	NA	192	93%	Yes
Wheatland Townhomes 3301-3337 31st Ave SW 3040-3078 34th St SW 3010-3020 36th St SW Fargo, ND 58103	1998-2004	$4,540,000		(2),(3),(41)	Multi-Family (Residential)	NA	53	93%	Yes
Westlake Townhomes 3120-3170 32nd St SW Fargo, ND 58103	1998& 2002	$3,090,000		(2),(4)	Multi-Family (Residential)	NA	36	93%	Yes
Pioneer Center 715 E 13th Ave S & 1410 E 9th St West Fargo, ND 58078	2002 & 2011	$8,370,453	$7,890,891	(6)	Retail/Office Commercial)	74,167	N/A	95%	No
Amber Fields 4884, 4936, 5024, 5200 21st Ave SW Fargo, ND 58103	2002	$5,700,000		(8)	Multi-Family (Residential)	NA	108	92%	Yes
Central Park I-VIII 5101-5351 Amber Valley Parkway Fargo, ND 58104	2003-2005	$16,100,000	$15,583,926	(9)	Multi-Family (Residential)	NA	265	84%	Yes
First Center South 3051 & 3175 25th St S Fargo, ND 58103	2004	$8,750,000		(10),(73)	Retail Commercial	103,460	N/A	94%	No
Eagle Lake Apartments 3412-3538 5th St W West Fargo, ND 58078	2005	$10,287,000	$9,777,829	(11)	Multi-Family (Residential)	NA	162	84%	Yes
Summers at Osgood I-VI 4452, 4466, 4482, 4536, 4550, 4522 47th St S Fargo, ND 58104	2006 & 2008	$12,950,000		(12),(13)	Multi-Family (Residential)	NA	210	91%	Yes
Amber Valley Retail Center 2551 45th St S Fargo, ND 58104	2007	$7,450,000	$7,248,811	(14)	Retail Commercial	56,572	NA	100%	Yes
Metro Center Mall 1314-1420 20th Ave SW Minot, ND 58701	2008	$5,460,000	$5,236,222	(15)	Retail, Office (Commercial)	64,902	N/A	96%	No
Leevers Supervalu 424 2nd Ave NE Valley City, ND 58072	2008	$1,250,000	$734,798	(16)	Grocery Store (Commercial)	29,882	N/A	100%	No
Cooperative Living Center 1321 14th Ave E West Fargo, ND 58078	2008	$1,425,000		(17),(23)	Senior Housing (Residential)	NA	24	80%	Yes

Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)		Property Type	Size (Sq. Ft)	# of Units	Occupancy(1)	Acquired from Trustee
Bismarck Industrial Park 1202-1238 Airport Road Bismarck, ND 58504	2009	$2,225,000	$1,563,632	(20)	Industrial Office & Warehouse (Commercial)	40,803	N/A	80%	No
ShopKo Store — Oakes 1420 N 7th St Oakes, ND 58474	2010	$2,100,000	$1,193,514	(21)	Retail Commercial	25,614	N/A	100%	No
Lindquist Square 1933 S Broadway & 104 20th Ave SW Minot, ND 58701	2010	$1,075,000	$607,239	(22)	Retail, Office (Commercial)	22,480	N/A	90%	No
Calico Apartments 4422 & 4450 30th Ave S Fargo, ND 58104	2010	$6,000,000		(8)	Multi-Family (Residential)	NA	84	77%	Yes
Century Mall 109 E Century Ave Bismarck, ND 58501	2010	$1,950,000	$1,594,300	(24)	Retail Commercial	13,250	N/A	100%	No
Logan’s on 3rd 120 N 3rd St Bismarck, ND 58501	2010	$1,400,000	$1,153,787	(25)	Office Commercial	28,347	N/A	79%	No
Tuscany Square 107 W Main Ave Bismarck, ND 58501	2010	$2,470,000	$2,096,760	(26)	Office Commercial	30,806	N/A	100%	No
ShopKo Store — New Prague 200 10th Ave SE New Prague, MN56071	2011	$2,716,032	$1,460,044	(27)	Retail Commercial	25,614	N/A	100%	No
Broadway Office Park 1809 S Broadway Minot, ND 58703	2011	$950,000	$550,351	(28)	Office Commercial	15,364	N/A	83%	No
Minot Mini Storage 4807, 4811, & 4815 N Broadway Minot, ND 58701	2011	$1,510,000	$882,702	(29)	Storage Garages (Commercial)	34,800	N/A	66%	No
Country Meadows Apartments 5001 & 5055 Amber Valley Parkway Fargo, ND 58104	2011	$5,400,000	$3,532,852	(30)	Multi-Family (Residential)	NA	72	70%	Yes
Pizza Ranch 1504 Center Ave W Dilworth, MN 56529	2012	$820,000	$525,602	(32)	Restaurant Commercial	4,800	N/A	100%	Yes
RCC Building 1208 20th Ave SW Minot, ND 58701	2012	$2,200,000	$1,235,381	(33)	Retail Commercial	15,400	N/A	100%	No
Urban Meadows I & II 4668 & 4670 33rd Ave S Fargo, ND 58104	2012	$6,000,000	$3,721,646	(35)	Multi-Family (Residential)	NA	72	65%	Yes
Washington Heights I 2723 Hawken St Bismarck, ND 58501	2012	$1,260,000	$735,957	(36)	Multi-Family (Residential)	NA	24	79%	Yes
Donegal Centre 4301 W 57th St Sioux Falls, SD 57018	2012	$21,550,000	$15,833,013	(37)	Retail/Office (Commercial) on 1st floor Multi-Family (Residential) 2nd & 3rd Floors	17,354 Commercial 47,862 Residential	38	91%	No
Donegal Pointe Apartments 5109 S Rolling Green Ave Sioux Falls, SD 57018					Multi-Family (Residential)	NA	153	96%	No
Century East Apartments 2909, 2939, & 3001 Ohio St 1715 & 1823 Mapleton Ave Bismarck, ND 58503	2013	$6,940,000		(39),(40),(42)	Multi-Family (Residential)	130,025	120	68%	Yes
Calgary Apartments 3310, 3420, 3540 19th St N Bismarck, ND 58503	2013	$4,200,000		(42)	Multi-Family (Residential)	NA	72	84%	Yes
Hillview Apartments 5001, 5005, 5021 and 5033 East 26th St Sioux Falls, SD 57110	2013	$2,000,000	$1,429,134	(43)	Multi-Family (Residential)	NA	42	88%	Yes
Urban Meadows III, IV & V 4610, 4630, 4640 33rd Ave S Fargo, ND 58104	2013	$9,300,000		(44),(45),(46)	Multi-Family (Residential)	NA	108	60%	Yes

Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)		Property Type	Size (Sq. Ft)	# of Units	Occupancy(1)	Acquired from Trustee
Willow Creek Plaza 903 & 933 29th St SE Watertown, SD 57201	2013	$4,793,500	$3,070,141	(47)	Retail Commercial	29,243	N/A	100%	No
TMI Building 4850 32nd Ave S Fargo, ND 58104	2013	$8,325,000	$5,483,618	(48)	Office Commercial	55,619	N/A	100%	Yes
Cummins Building 939 Lawrence Drive DePere, WI 54115	2013	$1,595,000	$879,268	(49)	Industrial Commercial	23,206	N/A	100%	No
Cummins Building 3801 34th Ave S Fargo, ND 58103	2013	$2,575,000	$1,714,335	(50)	Industrial Commercial	28,137	N/A	100%	No
Harmony Plaza 2804 & 2808 S Louise Ave Sioux Falls, SD 57108	2014	$4,550,000	$3,060,215	(53)	Retail Commercial	46,000	N/A	100%	No
Riverwood Plaza 2812-2818 S Louise Ave Sioux Falls, SD 57108	2014	$7,700,000	$5,235,653	(54)	Retail Commercial	39,120	N/A	100%	No
Maple Point 1, 2 and 4 1401 12th St E 1121 &1515 14th Ave E West Fargo, ND 58078	2014	$3,150,000	$2,143,044	(55)	Multi-Family (Residential)	NA	72	91%	Yes
Hastings Plaza 671 31st St E Hastings, MN 55033	2014	$875,000	$601,836	(58)	Industrial Commercial	17,600	N/A	100%	No
Hidden Pointe I & IV 4045 & 4071 34th Ave S Fargo, ND 58104	2014	$6,400,000		(57),(74)	Multi-Family (Residential)	NA	72	55%	Yes
Wheatland Townhomes III 3502-3534 30th Ave SW Fargo, ND 58103	2014	$1,540,019	$1,103,316	(59)	Multi-Family (Residential)	NA	15	94%	Yes
Maple Point 3 1401 14th Ave E West Fargo, ND 58078	2014	$610,000	$535,817	(60)	Multi-Family (Residential)	NA	12	96%	Yes
Copper Creek 2704 E. Kanesville Blvd Council Bluff, IA 51503	2014	$6,853,282	$4,596,839	(61)	Multi-Family (Residential)	NA	96	99%	Yes
Pacific West 14121 Pierce Plaza Omaha, NE 68144	2014	$9,942,085		(62),(75)	Multi-Family (Residential)	NA	187	98%	Yes
D & M Industries 4205 30th Ave S Moorhead, MN 56560	2014	$4,300,000	$2,971,096	(63)	Industrial Commercial	66,152	N/A	100%	No
Paramount Estates 612 W. Paramount Drive Aberdeen, SD 57401						NA	36	85%
Paramount Place 2802 3rd Avenue SE Aberdeen, SD 57401						NA	39	93%
Paramount Villas 310 Kenmore Street S. Aberdeen, SD 57401	2014	$14,500,00	$10,075,000	(64)	Multi-Family (Residential)	NA	16	98%	No
Lakewood Place 2702 3rd Avenue SE Aberdeen, SD 57401						NA	27	88%
M&I Apartments Aberdeen, SD 57401 (34)						NA	32	67%
North Pointe Retail Center 14643 & 14695 Edgewood Dr Baxter, MN 56425	2014	$4,500,000	$3,133,133	(65)	Retail Commercial	29,743	N/A	92%	No
Eagle Point III Office Center 8530 Eagle Point Blvd Lake Elmo, MN 55042	2014	$6,500,000	$4,122,192	(66)	Office Commercial	39,204	N/A	96%	No
Britain Towne 2103 Fraser Court Bellevue, NE 68005	2015	$8,204,633	$5,644,565	(67)	Multi-Family (Residential)	NA	168	98%	Yes
River Plaza 2425 Shirley Ave Sioux Falls, SD 57108	2015	$4,500,000	$3,248,215	(68)	Retail Commercial	38,713	N/A	83%	No
Prairie Village Apartments 1215 N Roosevelt St Aberdeen, SD 57401	2015	$12,585,000		(69),(76)	Multi-Family (Residential)	NA	152	94%	No

Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)		Property Type	Size (Sq. Ft)	# of Units	Occupancy(1)	Acquired from Trustee
Plymouth 6-61 13400 15th Ave N Plymouth, MN 55441	2015	$4,400,000	$3,156,697	(70)	Industrial Commercial	45,362	N/A	100%	No
Eagle Point II Office Center 8550 Hudson Blvd Lake Elmo, MN 55042	2015	$5,350,000	$3,812,264	(71)	Office Commercial	30,581	N/A	77%	No
One Oak Place 1709 25th Ave S Fargo, ND 58103	2015	$45,700,000	$32,706,335	(18)	Senior Housing (Residential)	N/A	274	85%	Yes
Prairie Springs Apartments 116 Weber St S Aberdeen, SD 57401	2015	$10,315,00	$6,166,915	(52)	Multi-Family (Residential)	NA	130	92%	No
Mendota Heights Business Park 2520 Pilot Knob Road Mendota Heights, MN 55120	2016	$7,500,000	$5,411,705	(72)	Office Commercial	71,631	N/A	93%	No
USPS-ATD Warehouse 1907 4th Ave NW West Fargo, ND 58078	2016	$17,200,000	$12,445,095	(77)	Industrial Commercial	180,000	N/A	100%	No
Vadnais Square 905-955 East County Road E Vadnais Heights, MN 55127	2016	$20,600,000	$14,960,145	(78)	Retail Commercial	123,626	N/A	99%	No
Hidden Pointe Apartments Buildings 2 and 3 4083 and 4095 34th Avenue Fargo, North Dakota	2016	$6,900,000	$4,910,621	(79)	Multi-Family (Residential)	NA	72	54%	Yes
Pinehurst West Retail Center 1207-1229 W. Century Ave. Bismarck, North Dakota	2016	$11,300,000	$8,269,858	(80)	Retail	69,119	N/A	100%	No
55 West Office Complex 10405 6th Avenue N. Plymouth Minnesota	2016	$5,725,000		(81)	Office	51,144	N/A	100%	No
City West Office Complex 6500 City West Parkway Eden Prairie, Minnesota	2016	$7,000,000		(81)	Office	56,652	N/A	91%	No
Tower Plaza Shopping Center 151-425 North 78th Street Omaha, Nebraska	2016	$16,350,000	$11,988,605	(82)	Retail	103,072	N/A	94%	No
Pinehurst East 1001 Interstate Ave. Bismarck, North Dakota	2017	$19,200,000	$14,081,431	(83)	Retail	114,102	N/A	99%	No
Azool Retail Center Hwy. 77 & 40th Ave. S. Moorehad, Minnesota	2017	$9,435,000	$6,639,251	(84)	Retail	44,498	N/A	73%	Yes
Midco Building 3901 North Louise Avenue Sioux Falls, SD	2017	$19,450,000	$14,587,500	(85)	Office	105,837	N/A	100%	Yes

(1)             For properties acquired prior to December 31, 2017, mortgage balances and loan terms are as of December 31, 2017 and are audited. For properties acquired in 2018, mortgage balances and interest rates are the initial amount of the mortgage note and the terms on the date of purchase.  Where no mortgage balance is set forth, the property is collateral for financing on more than one property, the property has multiple financings against it or both.  The indicated footnote will set forth the relevant mortgage balance information.  The occupancy rates for properties acquired prior to 2018 are those in effect at December 31, 2017 and for properties acquired in 2018 the rate is that in effect at the acquisition of the property.

(2)             Includes mortgage note payable with respect to Wheatland Place buildings 1,2,3,4 Westlake Townhomes 1 and Westlake Townhomes 1, at 7.1% fixed rate, due in monthly installments of $30,845 fully amortized over the life of the loan, which matures in April 2024.  A prepayment penalty will apply during the first 180 months of the loan.  The balance at December 31, 2017 was $1,883,592.

(3)             Includes mortgage note payable with respect to Wheatland Place buildings 5,6,7,8 and Wheatland Townhomes 2, at 5.60% fixed rate, due in monthly installments of $32,723, amortized over 30 years and matures May 31, 2021.  Balance at maturity estimated at $4,718,134.  Prepayment allowed following a two-year lockout after securitization by providing a defeasance security.

(4)             Includes mortgage note payable, at 4.45% variable rate until April 10, 2017, adjusts every 5 years thereafter, due in monthly installments of $12,647, and matures on April 10, 2032. The balance as of December 31, 2017 was $1,602,403.

(5)             Not Used.

(6)             Mortgage note payable refinanced on 4/29/16 at 3.80% fixed rate with monthly payments of principal and interest of $42,880.  Amortized over 25 years, the loan balloons on April 29, 2021, at which time the unpaid principal and accrued interest balance are due.

(7)             Not Used.

(8)             Mortgage note payable, at 5.76% fixed rate, due in monthly installments of $52,593 amortized over 30 years and maturing in April 2021.  Principal balance at maturity estimated at $7,474,623.  Prepayment allowed following a two-year lockout after securitization by providing a defeasance security. The balance as of December 31, 2017 was $8,148,980.

(9)             Mortgage note refinanced on 7/11/16 at 3.78% fixed interest rate.  Loan is amortized over 30 years with principal & interest payments of $72,860 per month. The loan balloons on 7/11/2026 with unpaid principal balance and accrued interest due.

(10)        Mortgage note payable at 4.10% fixed rate, due in monthly installments of $27,877.  Principal balance at May 2019 maturity is estimated to be $4,533,504.  The balance at December 31, 2016 was $4,874,960.

(11)        Mortgage note payable refinanced on 8/11/16 at 3.81% fixed interest rate, amortized over 30 years with a principal and interest payment of $46,653 per month.  The loan balloons August 11, 2026, with unpaid principal balance and accrued interest due.

(12)        Mortgage note payable at 5.88% fixed interest rate for seven years, amortized over 30 years with a maturity date of June 24, 2018, payable in monthly installments of $37,412. Principal balance at maturity is estimated to be $4,101,299.  Prepayment penalty is 3% the first year, 2% the second year, and 1% each year after that.  The balance at December 31, 2017 was $4,156,539.

(13)        Mortgage note payable at 3.97% fixed rate, due in monthly installments of $29,764.  Principal balance at December 2018 maturity is estimated to be $4,902,824.  The balance at December 31, 2017 was $5,064,823.

(14)        Mortgage note payable at 4.5% fixed rate, due in monthly installments of $41,068.  Principal balance at May 2022 maturity is estimated to be $6,436,335.

(15)        Mortgage note payable at 4.00% fixed rate due in monthly installments of $37,500.  Principal balance at June 2018 maturity is estimated to be $5,111,779.

(16)        Mortgage note payable at 4.35% fixed rate due in monthly installments of $4,780 through November 2021.

(17)        Mortgage note currently payable at 4.00% variable rate, due in monthly installments of $6,193; however, payments may change to fully amortize the loan at its May 2034 maturity.  The balance at December 31, 2017 was $886,585.

(18)        Mortgage note payable at 4.38% fixed rate due in monthly installments of $189,420. Unpaid principal and interest will be due August 2025.

(19)        Not used.

(20)        Mortgage note payable at 4.259% fixed rate for five years due in monthly installments of $10,828.  Unpaid principal and interest will be due January 15, 2020.

(21)        Variable Rate Mortgage note payable at 4.5% due in monthly installments of $8,314.  Unpaid principal and interest will be due March 2035.

(22)        Mortgage note payable at 4.25% fixed rate due in monthly installments of $5,849.  Unpaid principal and interest will be due December 2020.

(23)        Mortgage note currently payable at 3.75% variable rate in monthly installments of $600; however, payments may change to fully amortize the loan at its May 2034 maturity.  The balance at December 31, 2017 was $87,496.

(24)        Mortgage note payable at 4.259% fixed rate for five years due in monthly installments of $10,647.  Unpaid principal and interest will be due December 2020.

(25)        Mortgage note payable at 4.259% fixed rate for five years due in monthly installments of $7,705.  Unpaid principal and interest will be due December 2020.

(26)        Mortgage note payable at 4.26% fixed rate due in monthly installments of $14,009.  Unpaid principal and interest will be due December 2020.

(27)        Mortgage note payable at 4.5% fixed rate due in monthly installments of $11,828. Unpaid principal and interest will be due May 2020.

(28)        Mortgage note payable refinanced on July 10, 2021, at 4.25% fixed rate for five years due in monthly installments of $5,068.  Unpaid principal and interest will be due July 2021.

(29)        Mortgage note payable at 5.25% fixed rate for five years due in monthly installments of $7,494.39.  Principal balance at October 2021 maturity estimated to be $698,048.

(30)        Mortgage note payable at 4.16% fixed rate for five years due in monthly installments of $22,592.  Principal balance at June 2022 maturity estimated to be $3,532,852.

(31)        UPREIT holds limited partnership interest in Bakken Heights V Limited Liability Limited Partnership which owns a 36 unit apartment building in the Bakken Heights apartment complex.  The partnership interests involve a 34.2% interest in the partnership.

(32)        Mortgage note payable at 4.81% fixed rate for five years due in monthly installments of $4,323.  Principal balance at December 2021 maturity is estimated at $$525,602.

(33)        Mortgage note payable at 4.35% fixed rate for five years due in monthly installments of $9,722. Unpaid principal and interest estimated at $976,956 will be due November 2018.

(34)        M&I Apartments are located at 2701, 2721, 2801 and 2821 3rd Avenue SE in Aberdeen, South Dakota.

(35)        Mortgage note payable at 4.27% fixed rate for five years due in monthly installments of $29,998.  Principal balance at June 2022 maturity estimated to be $3,721,646.

(36)        Mortgage note payable at 4.56% fixed rate for five years due in monthly installments of $4,729.  Principal balance at October 2022 maturity estimated to be $735,957.

(37)        Mortgage note payable at 4.84% fixed rate for twenty years due in monthly installments of $90,870. Unpaid principal and interest estimated at $8,852,781 will be due October 2032.  The balance at December 31, 2017 was $15,833,013.

(38)        UPREIT holds a 50% limited partnership interest in Dakota Roseland Apartments I, LLLP, Limited Partnership which owns a 36 unit apartment building in Williston, North Dakota.

(39)        Mortgage note payable at 5.21% fixed rate for five years due in monthly installments of $5,820.    Principal balance at April 2023 maturity estimated to be $694,488.  Principal balance at December 31, 2017 was $870,376

(40)        Mortgage note payable at 4.5% fixed rate and will be due in October 2018.

(41)        Mortgage note payable at 4.37% fixed rate for five years due in monthly installments of $14,699.  Unpaid principal of $1,745,625 was refinanced in June 2017.

(42)        Mortgage note payable at 4.26% fixed rate for five years due in monthly installments of $28,689.  Unpaid principal balance of $4,182,618 came due In September 2018 and is in process of being refinanced.

(43)        Mortgage note payable at 4.13% fixed rate for ten years due in monthly installments of $8,619. Unpaid principal balance at August 2023 maturity estimated at $1,135,464.

(44)        Mortgage note payable at 4.00% fixed rate for five years due in monthly installments of $13,090. Unpaid principal at May 2020 maturity estimated at $2,020,736.

(45)        Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $12,596. Unpaid principal estimated at $2,024,323 will be due September 2018.  The balance at December 31, 2017 was $2,070,942.

(46)        Variable rate mortgage note payable (4.5% at December 31, 2017) due in monthly installments of $12,925, estimated unpaid principal of $1,984,725 will be due October 2018.  The balance at December 31, 2017 was $2,038,434.

(47)        Mortgage note payable at 4.5% fixed rate due in monthly installments of $24,185. Estimated unpaid principal of $3,825,115 will be due March 2023.

(48)        Mortgage note payable at 4.40% fixed rate due in monthly installments of $33,729. Unpaid principal and interest due October 2023.

(49)        Mortgage note payable at 4.17% fixed rate due in monthly installments of $6,100. Estimated unpaid principal of $856,421will be due April 2019.

(50)        Mortgage note payable at 4.17% fixed rate due in monthly installments of $11,900. Estimated unpaid principal of $1,616,734 will be due April 2019.

(51)        UPREIT owns 49% of NPRE -1, LLC, which owns 2 -36 unit apartment buildings in Williston, North Dakota (Bakken Heights I and II).

(52)        Mortgage note payable at 3.96% fixed rate for 10 years due in monthly installments of $32,308. Unpaid principal and interest due December 2022.

(53)        Mortgage note payable at 4.16% fixed rate due in monthly installments of $18,227. Estimated unpaid principal of $3,188,130 will be due February 2019.

(54)        Mortgage note payable at 4.16% fixed rate due in monthly installments of $31,204. Estimated unpaid principal of $5,028,487 will be due February 2019.

(55)        Variable Rate Mortgage note payable at 3.97% as of December 31, 2016 due in monthly installments of $12,509. Unpaid principal and interest due March 2039.

(56)        UPREIT holds a convertible note receivable which will be converted into limited partnership units in Dakota Roseland Apartments IX and XII, LLLP, which will own 4 — 36 unit apartment buildings in Williston, North Dakota.

(57)        Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $13,340.  Estimated unpaid principal of $2,121,896 will be due February 2018.  The balance at December 31, 2016 was $2,201,320.

(58)        Mortgage note payable at 4.00% fixed rate due in monthly installments of $3,721. Unpaid principal and interest due February 2025.

(59)        Mortgage note payable at 4.00% fixed rate for five years due in monthly installments of $6,323. Estimated unpaid principal of $1,036,512 will be due December 2019.

(60)        Mortgage note payable at 4.00% fixed rate due in monthly installments of $2,959. Unpaid principal and interest due February 2021.

(61)        Mortgage note payable at 3.95% fixed rate for seven years due in monthly installments of $26,580. Unpaid principal and interest due September 2020.

(62)        Mortgage note payable at 3.95% fixed rate due in monthly installments of $21,148. Unpaid principal and interest due September 2020.  The balance at December 31, 2017 was $3,686,863.

(63)        Mortgage note payable at 4.10% fixed rate due in monthly installments of $17,400. Estimated unpaid principal of $2,803,966 will be due October 2019.

(64)        Mortgage note payable at 4.10% fixed rate currently due in monthly installments of $58,004; however, the note is a long term revolving credit facility which permits UPREIT to re-borrow amounts paid down with a corresponding change in the monthly payment. Unpaid principal and interest will be due October 2019.

(65)        Mortgage note payable at 4.00% fixed rate due in monthly installments of $17,815. Unpaid principal and interest will be due December 2024.

(66)        Mortgage note payable at 3.92% fixed rate due in monthly installments of $23,397. Unpaid principal and interest will be due January 2025.

(67)        Mortgage note payable at 3.80% fixed rate for thirty five years due in monthly installments of $26,541. Unpaid principal and interest will be due June 2047.

(68)        Variable rate mortgage note payable at 4.10% as of December 31, 2016, due in monthly installments of $18,384. Unpaid principal and interest will be due October 2040.

(69)        Mortgage note payable at 4.05% fixed rate due in monthly installments of $25,589. Unpaid principal and interest will be due September 2025.  The balance at December 31, 2017 was $4,534,176.

(70)        Variable rate mortgage note payable at 4.00% as of December 31, 2017, due in monthly installments of $17,650. Unpaid principal and interest will be due October 2025.

(71)        Variable rate mortgage note payable at 4.00% as of December 31, 2017, due in monthly installments of $21,316. Unpaid principal and interest will be due October 2025.

(72)        Variable rate mortgage note payable at 4.00% as of December 31, 2017, due in monthly installments of $29,867. Unpaid principal and interest will be due May 2026.

(73)        Mortgage note payable at 4.10% fixed rate due in monthly installments of $14,397. Estimated unpaid principal of $2,341,393 will be due May 2019.  The balance at December 31, 2017 was $2,517,743.

(74)        Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $13,340. Estimated unpaid principal of $1,576,859 will be due July 2018.  The balance at December 31, 2017 was $2,158,497.

(75)        Mortgage note payable at 3.95% fixed rate due in monthly installments of $18,973. Unpaid principal and interest will be due September 2020.  The balance at December 31, 2017 was $3,302,347.

(76)        Mortgage note payable at 4.06% fixed rate due in monthly installments of $24,774. Unpaid principal and interest will be due September 2025.  The balance at December 31, 2017 was $4,388,220.

(77)        Variable rate mortgage note payable included in a SWAP agreement.  Interest rate is the ICE London Interbank Offered rate plus 2.10%, interest rate on December 31, 2016 was at 3.54% with monthly payments of $65,705. Unpaid principal and interest will be due July 15, 2025.

(78)        Variable rate mortgage note payable at 3.99% due in monthly installments of $81,966.  Unpaid principal and interest will be due August 2026.

(79)        Mortgage note payable at 3.9% fixed rate due in monthly installments of $27,520. Estimated unpaid principal of $4,651,113 will be due October 2019.

(80)        Mortgage note payable at 4.4% fixed rate due in monthly installments of $46,916. Unpaid principal and interest will be due November 2021.

(81)        Variable rate mortgage note payable at 3.8% due in monthly installments of $49,700.  Unpaid principal and interest will be due January 2032.  The balance at December 31, 2017 was $9,363,107.

(82)        Variable rate mortgage note payable at 4.0% due in monthly installments of $65,226.  Unpaid principal and interest will be due December 2026.

(83)        Fixed rate mortgage note payable at 3.85% due in monthly installments of $75,226.  Unpaid principal and interest due January 2022.

(84)        Fixed rate mortgage note payable at 4.56% due in monthly installments of $38,862.  Unpaid principal and interest due January 2027.

(85)        Fixed rate mortgage note payable at 4.63% due in monthly installments of $82,681.  Unpaid principal and interest due December 2027.

(86)        Fixed rate mortgage note payable at 4.99% due in monthly installments of $43,246.  Unpaid principal and interest due June 2028.

In May, 2018, the UPREIT acquired a fully leased 105,053 square foot office and warehouse facility from a party who was not a Trustee or an affiliate of a Trustee.  The purchase price was $9.15 million.  The mortgage balance at the acquisition was $7.32 million and was for a fixed rate loan at 4.99% interest payable in monthly installments of $43,246.  The loan matures in June 2028 with an estimated principal balance of $5,332,390 million being due.

In addition to the properties listed in the foregoing tables, the UPRIET also holds non-controlling membership interests or the limited partnership interests in the following limited liability companies or limited partnerships:

•                  Bakken Heights V Limited Liability Limited Partnership — which owns a 36 unit  apartment building located in Williston North Dakota; the UPREIT acquired its 34%  interest in 2011 for $325,000;

•                  Bakken Heights VIII & X Limited Liability Limited Partnership — which owns two 36 unit  apartment buildings located in Williston North Dakota; the UPREIT acquired its 40% interest in 2012 for $1,000,000;

•                  Dakota Roseland Apartments I, LLLP — through this entity the UPREIT acquired in 2013 for $750,000 a 50% interest in a 36 unit  apartment building located in Williston, North Dakota;

•                  Dakota Roseland Apartments IX-XII, LLLP — which owns four 36 unit apartment buildings located in Williston, North Dakota, the UPREIT converted a $2,500,000 loan made in 2014 into a 39% interest in January 2017; and

•                  Williston Real Estate Partners LLC — which owns two 36 unit apartment buildings located in Williston, North Dakota; the UPREIT acquired its 49 % interest in 2014 for $1,700,000.

COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS

ADVISORY MANAGEMENT AGREEMENT

Neither the Trust nor the UPREIT has any employees.  Since 2007, the Trust has engaged Dakota REIT Management, LLC (the “Advisor”) to provide the staff to oversee and manage the operations of the Trust, including, the discharge of its responsibilities as general partner of the UPREIT.  The services are provided under the terms of an Advisory Management Agreement (the “Management Agreement”), the most current version of which was effective as of July 1, 2017.  Under the Management Agreement, the Advisor is responsible for all operations of the Trust under the direction of the Board of Trustees of the Trust and in compliance with the Declaration of Trust and the UPREIT’s Partnership Agreement. A copy of the Management Agreement has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

As compensation for its services under the Management Agreement the Advisor is to be paid:

•                  annual fee of 1% of the “net invested assets” of the Trust (defined to mean the total assets of the trust at their original cost — exclusive of non-interest bearing deposit accounts, non-interest bearing receivables and prepaid expenses — less total liabilities) and is paid on a monthly basis based on the preceding calendar quarter’s assets with a reconciliation following the close of the calendar year and the preparation of the Trust’s audited financial statements

•                  acquisition fee of 1.5% of the cost of a property acquired by the UPREIT; provided, however, no such fee is payable if the acquisition is from an affiliate of the Advisor (an “affiliate” is defined to be one that owns 10% or more of the or otherwise controls the Advisor)

•                  disposition fee of 1.5% of the gross selling price of a property sold by the UPREIT

•                  UPREIT unit issuance fee of the lesser of $2,000 or 2% of the value of limited partnership units issued by the UPREIT in connection with an exchange of such units for interests in real property

•                  financing fee of 0.25% of the mortgage amount upon a financing or a refinancing by the UPREIT of a property

As required by the Declaration of Trust, the Management Agreement, however, requires the Advisor to refund to the Trust UPREIT unit issuance and mortgage refinance fees to the extent the aggregate fees exceed the lesser of 2% of the Trust’s average “invested assets” or 25% of the Trusts “net income” for the calendar year.  The Management Agreement defines “invested assets” as the current market value of the real estate investments and “net income” as revenues less expenses other than depreciation and other non-cash reserves and excludes from the definition gains from sales of UPREIT assets.  Provided, however, the independent members of the Board of Trustees of the Trust may waive the refund of fees if they believe the year involved unusual or non-recurring factors resulted in extraordinary expenses for the year.

The table below shows the amounts of such fees paid to the Advisor by the Trust in 2015 and 2016:

	Annual Fees	Acquisition Fees	Disposition Fees	UPREIT Issuance Fees	Financing Fees
2016	$1,364,400	$1,285,125	$14,000	$16,000	$259,621
2017	$1,546,031	$721,275	$0	$8,991	$115,159

The Management Agreement has a term of one year, but may be extended by the Trust with the approval of a majority of the members of the Board of Trustees of the Trust who are not affiliates of the Advisor.  In addition either the Advisor or the Trust may terminate the Management Agreement with sixty days’ prior written notice; with the determination for termination by the Trust being made by a majority of the members of the Board of Trustees who are not affiliated with the Advisor.

PROPERTY MANAGEMENT AGREEMENTS

The UPREIT has entered into agreements for the management or leasing of properties with a ten property management companies.  The table on the following page identifies the companies, the properties managed and the fees under the agreements.  Five of the property management companies are affiliated with members of our Board of Trustees.  George Gaukler and Jim Knutson are the owners of Valley Rental Services, Inc., Horizon Real Estate Group, LLC and the Advisor.  Kevin Christianson is the owner of Property Resources Group, Inc.  Craig Lloyd is an owner of Lloyd Property Management Company.  In 2016 and 2017, we paid $1,864,082 and $2,050,047 in management fees.  Of those fees, approximately 60.3% and 55.3% were paid to affiliates of Mr. Gaukler and Mr. Knutson; approximately 9.8% and 7.9% were paid to an affiliate of Mr. Lloyd (please note that since Mr. Lloyd was first elected as a Trustee in June 2017, his company was not an affiliate of a Trustee until that time); and approximately 7.7% and 8.1% were paid to an affiliate of Mr. Christianson in 2016 and 2017, respectively.

Management Company	Properties	Management Fees
Bender Midwest Properties, Inc.	Hillview Apartments and Townhomes	6%

Cushman Wakefield, NorthMarq Real Estate Services, LLC	Vadnais Square	3%, but not less than $3,000/month
	55 West & City West	3%, but not less than $2,000/month
	Mendota Heights & Plymouth 6-61	3.25%, but not less than $2,000/month
	Eagle Point Office Centers II & III	3.50%, but not less than $2,500/month

Dakota REIT Management, LLC	Shopko Stores: Oakes, ND & New Prague, MN	$150/month
	D&M Industries	$500/month
	WF USPO Warehouse	1%
	Cummins NPower: Fargo, ND & DePere, WI and Leevers SuperValue Grocery Store	2%
	Harmony,Riverwood , Pinehust Square East and Pinehurst Square West Shopping Centers	3% (*)
	Bismarck Industrial Park, Century Mall Retail, Hastings Plaza, Logan’s on 3rd, North Pointe Retail Center, Tuscany Square, & Willow Creek Plaza	5%

First Management, Inc.	Tower Plaza Shopping Center	5%

Horizon Real Estate Group	First Center South and Pioneer Center	5%

Lloyd Property Management Company	Donegal Centre Office Complex and Donegal Pointe Apartment Complex	5%
	River Plaza Shopping Center	3%, plus $300/mo. for Manager Salary

Property Resources Group, LLC	Amber Fields & Eagle Lake Apartment	4%
	Complexes, Amber Valley Retail Center, Pizza Ranch and Azool Retail Center	5%
	TMI Office Complex	$500/month

SMC, Signal Management Company	AAA Mini Storage Units	8%
	Lindquist Square Retail, South Broadway Office Building, and Minot Metro Center Retail Center	5%

The Lund Company, Inc.	Britain Towne, Copper Creek and Pacific West	3.5%

Valley Rental Service, Inc.	One Oak Place Apartments	1%
	Cooperative Living Center Apartments	3%
	Calico, Central Park, Hidden Pointe, Urban Meadows, Apartment Complexes	4%
	Calgary I, II, III, Century East I-V, Country Meadows, Maple Point I-V, Summers at Osgood, Washington Heights I, all Apartments, and the Wheatland Apartments 1-VIII, Wheatland Townhomes I-V, & Westlake Townhomes.	5%

(*) The Advisor pays to Lloyd Property Management Company for services in maintaining the two shopping centers

AFFILIATES OF THE TRUST PARTICIPATING IN SERVICE PROVIDERS

George Gaukler and Jim Knutson, who are both members of the Trust’s Board of Trustees, executive officers of the Trust and shareholders of the Trust and limited partners of the UPRIET, are owners and executive officers of the Advisor.  Mr. Gaukler and Mr. Knutson are also shareholders or members of Valley Realty, Inc. are Horizon Real Estate Group, LLC (which has provided real estate brokerage services to the UPREIT) and of Valley Rental Service, Inc. and Horizon Real Estate Group, LLC (which provide property management services to the UPREIT).  The chart below identifies the entities providing services to the Trust which are owned by Mr. Gaukler and Mr. Knutson:

Mr. Gaukler is also owner of construction service providers which have provided construction or maintenance services to the UPREIT, including Valley Electric Service, Inc., Valley Lumber Company, Hi-Line Construction Inc., JSM Woodworks, LLP, East & West Excavating, LLC, Naasz Masonry, LLC and Landscape Elements ND, LLC.

Kevin Christianson, who is a member of the Board of Trustees and a shareholder of the Trust, is a shareholder or member of PACES Lodging Corporation and Property Resources Group, LLC, respectively a real estate development company and a commercial property management company which have managed properties for the UPREIT or sold properties to the UPREIT.

Ray Braun and Matt Pedersen are both members of the Trust’s Board of Trustees and shareholders of the Trust.  Mr. Braun is also an executive officer of the Trust and a limited partner of the UPREIT.  Mr. Braun was previously a principal of Ludvigson Braun & Company, a public accounting firm until its acquisition in 2015 by Mr. Pedersen.  The accounting firm has provided limited accounting services to the Trust or the UPREIT from time to time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the notes thereto included elsewhere in this Offering Circular. This discussion contains forward-looking statements that are based on management’s current expectations, estimates, and projections about our business and operations.  The cautionary statements made in the Offering Circular should be read as applying to all related forward-looking statements whenever they appear in this Offering Circular.  Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “RISK FACTORS” and elsewhere in this Offering Circular.  You should read “RISK FACTORS” and “Cautionary Note Regarding Forward Looking Statements.”

GENERAL OVERVIEW

The Trust is organized under the laws of the state of North Dakota. We are the general partner of and owned approximately 54% and 52% of the UPREIT as of December 31, 2016 and 2017.  The UPREIT is the sole member of ten limited liability companies (the “LLC’s”) established to hold interests in various real estate properties in accordance with requirements of the mortgage lenders which financed our investment in such properties.  We also hold limited partnership interests ranging from 34% to 50% interests in four limited partnerships and a limited liability company, each of which owns and operates apartment buildings located in Williston, North Dakota.  Below is an outline of our structure and the ownership interests as of December 31, 2017:

We seek to operate as a real estate investment trust (a “REIT”) in compliance with the conditions set out in Section 856 of the Internal Revenue Code.  Specifically we seek to operate as an “Umbrella Partnership Real Estate Investment Trust,” which is a REIT that holds substantially all of its investments through a limited partnership entity for which the REIT is the general partner.

The financial statements included in this Offering Circular are consolidated financial statements which include the financial statements of the Trust as well as those of the UPREIT and the wholly owned LLC’s.  All significant intercompany transactions and balances have been eliminated in consolidation.  For example, if funds were due the Trust by the UPREIT, the balance sheets of each would reflect the amount as a payable by or receivable due the entity, but by consolidation of the financial statements, the amounts effectively cancel out the intercompany debt.

We currently operate residential and commercial properties located in Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin.  As of the end of 2017, our residential property consisted of 3,113 apartment units and 122 townhomes. Our commercial property consisted of 2,011,976 square feet, of which 1,001,905 was retail space, 598,554 was office or commercial space, and 444,517 was industrial space.  From time to time we may invest in loans made to entities that own and operate real estate, but our primary focus is in owning real estate.

The table below identifies by state the number of residential properties and the aggregate number of residential units in such properties as well as the number of commercial properties and the aggregate number of square feet of such properties we held at of the end of 2016 and 2017.

	Residential Properties Held on December 31		Commercial Properties Held on December 31
State	2016	2017	2016	2017
Iowa	1 with 96 units	1 with 96 units	None	None
Minnesota	None	None	12 with 562,109 SF.	13 with 606,607 SF.
Nebraska	2 with 355 units	2 with 355 units	1 with 103,072 SF	1 with 103,072 SF
North Dakota	19 with 2,119 units	19 with 2,119 units	19 with 888,722 SF	20 with 1,002,824 SF
South Dakota	9 with 665 units	9 with 665 units	5 with 170,430 SF	6 with 276,267 SF
Wisconsin	None	None	1 with 23,206 SF	1 with 23,206 SF

RECENT DEVELOPMENTS

In May 2018, we acquired a 105,053 square foot commercial property located in Apple Valley, Minnesota at a cost of $9.15 million from a non-affiliate which we financed with a mortgage of $7.32 million.

We do not currently have any agreements in place for the acquisition of additional properties or agreements for the sale of any of our properties.  We, however, anticipate that we will continue to explore additional acquisitions and that we may receive offers to purchase with respect to our properties from time to time.

With respect to the first three calendar quarters of 2018 we paid a dividend of $0.19 per share to the shareholders of record as of the end of the quarter.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2017, we had approximately $4,100,614 in cash, approximately $507,872 of additional funds held by companies managing certain of our properties and approximately $8,048,000 of restricted funds.  The restricted funds are primarily from tenant security deposits (approximately $2,140,868 of the total), escrows for real estate taxes and insurance as well as replacement cost reserves maintained in accordance with arrangements with mortgage lenders (approximately $1,487,044 of the total) and non-lender mandated reserves (approximately $1,486,984 of the total).  In addition, we had available to us $4,000,000 under unsecured lines of credit with $1,000,000 drawn against them as of December 31, 2017.  We also have $6,500,000 in lines of credit secured by mortgages upon several of our North Dakota properties, of which, as of December 31, 2017, we had $2,500,000 drawn against such lines of credit.

The Trust uses leverage in the acquisition and holding of its properties by borrowing funds and securing the repayment of borrowed funds with mortgages upon its properties.  This includes use of refinancing to “pull equity” from existing properties as well as revolving credit facilities.  The list of properties under “DESCRIPTION OF PROPERITES” includes detailed information regarding such mortgage indebtedness, but in general, as of December 31, 2017, we had $358,891,210 owed under 77 loans secured by mortgages with various maturity dates.  In 2018, twelve of the loans involving approximately $32,710,000 of principal have or will mature.  In 2019, eleven loans involving approximately $35,750,000 of principal are currently scheduled to mature.  In 2020, ten loans involving approximately $20,064,000 of principal are currently scheduled to mature.

The Trust seeks to pay dividends on its outstanding shares on a quarterly basis.  As general partner of the UPREIT, the Trust seeks to have the UPREIT pay distributions to the Trust as general partner and to the limited partners on a quarterly basis.  The Trust maintains a Dividend Reinvestment Plan that permits shareholders to direct that the full amount of their dividends be reinvested into shares.  Limited Partners in the UPREIT are also allowed to participate in a Distribution Reinvestment Plan pursuant to which they may direct distributions payable to them by the UPREIT for the purchase of additional UPREIT Units.  In each instance, the purchase price is 90% of the selling price for the shares most recently offered or contemplated to be offered.

A dividend of $0.19 per share was paid by the Trust in each of January, April, July and October 2017 for a total of $5,785,501 of dividends paid in 2017.  Of the total dividend paid to holders of Shares in 2017, $4,075,614 was reinvested into shares under the Trust’s dividend reinvestment plan.  In addition, in 2017 $159,778 of distributions paid to limited partners of the UPREIT was reinvested into UPREIT Units under a Distribution Reinvestment Plan established in 2017.  We anticipate participation in the dividend and distribution reinvestment plans will continue, if not increase in the future, but if more shareholders elect to take dividends in cash and fewer UPREIT limited partners invest distributions into Units, our liquidity could be adversely affected.

As discussed below with respect to our results of operations, in 2016 we have experienced an increase in vacancy rates for our properties.  In the event that our overall vacancy rate does not improve, or continues to increase it could decrease the funds available from our operations.

RESULTS OF OPERATIONS

The following table summarizes certain information from our consolidated statement of operations:

	2017	2016
Revenue from Rental Operations
Residential Revenue	$30,199,470	$31,905,856
Commercial Revenue	$27,419,538	17,157,459
Total Rental Revenue	57,619,008	49,063,315

Expenses
Expenses from Rental Operations	(50,023,257)	(41,191,426)
Expenses of Administration of the Trust	(1,895,395)	(1,658,469)

Income from Operations	5,700,356	6,213,420
Other Income
Income (Loss) from Equity Investments	(1,089,481)	(714,881)
Interest Income	21,575	150,076
Gain on Sale of Property	-0-	686,441
Other Income	984,525	740,628

Net Income	$5,616,975	$7,075,684

We achieved significantly more revenue from our rental operations in 2017 compared to 2016.  While commercial revenue was up by approximately 59.8% (an increase of $10,262,079) in 2017 over the commercial revenue in 2016, our residential revenue in was down by approximately 5.3% (a decrease of $1,706,386).   Due primarily to increased expenses from our rental operations ($50,023,257 in 2017 compared to $41,191,426, an increase of approximately 21.4%), our operating income was less in 2017 compared to 2016 by $513,064, an approximately 8.3% reduction.

We attribute the increase in our commercial revenue to commercial properties comprising an increased portion of our real estate holdings.  We attribute the decrease in our residential revenue to increases in vacancy rates among many of our residential properties.  In particular, we view the Fargo, North Dakota apartment market, where 18 of our 33 residential properties are located, as challenging as the construction of residential apartments has exceeded the demand for them.  We believe, however, that the Fargo apartment market is improving.

While we have seen substantial increase in our commercial revenue through acquisitions of commercial properties and we believe that commercial properties provide a greater rate of return, we understand they also carry more risk due to the properties being dependent upon a relatively smaller number of tenants than involved with residential rental properties of the type we hold.

Interest paid on our mortgage indebtedness is our single largest expense.  We paid $15,743,462 of interest in 2017 and $12,963,544 in 2016.  The weighted average rate of interest we paid in 2017 was approximately 4.32%.  This represented a decrease in our average rate due to the acquisitions made and the refinancing of mortgage indebtedness during the period at lower rates than had been in effect previously.  We do, however, anticipate a raise in interest rates in 2018 and in subsequent years.  We seek to stager the maturity dates of our mortgage indebtedness to reduce the significance of sudden increases in the interest rates we might be required to pay under refinanced mortgages debt.  As well, we have entered into interest rate swap contracts to modify our interest rate risks.

Real estate taxes we pay for our properties is also a significant operating expense.  While many of our commercial leases require the tenant to pay as “additional rent” the property taxes charged to us, such is not the case with our residential properties.  We estimate that the taxes we have paid in 2017 on properties we also held in 2016 will be approximately 4% higher in 2017 over what we paid in 2016.  Due to reduction in commodity prices, we anticipate that property taxes payable in 2017 with respect to our properties in North Dakota and South Dakota may increase at even greater rates.

Since most of our properties are located in the upper Midwest region, weather can have a significant effect on the operating expenses for our properties.  For example, the 2015-2016 Winter in the upper Midwest was unusually mild with limited snowfall and generally warmer temperatures which translated into significantly lower utility expenses and snow removal costs.  The 2016-2017 and 2017-2018 Winters involved greater snowfall and colder temperatures resulting in an increase in utility and snow removal expenses.

Revenue from our rental operations provides most of our income.  We also obtain other income (or loss) from equity investments (where we acquire a non-controlling interest in an entity holding real estate interests), interest paid to us (primarily from loans we make), gain from sale of assets and operating guarantee payments (which are financial assurances we receive when we are purchasing newly constructed properties and the seller agrees to pay us if the rent we actually receive is less than an agreed amount specified in the operating guaranty).

In 2017 we had an increase in the loss from our Equity Investments.  These reflect the operating results for the four limited partnerships and one limited liability company in which we hold non-controlling interests and thus are not included in our consolidated report of income and expenses from rental operations (See the list of “Partial Interests Held by UPREIT” in the diagram under “General Overview” in this section for identification of the five entities and our ownership.  In 2016 we had a loss of $714,881, with such loss increasing to $1,089,481 in 2017.  We attribute this mostly to the market for apartments located in Williston, North Dakota as a result of reduced activity in the oil fields in the region.  While the two “Bakken Heights” entities had improvement in occupancy (approximately 43% in at the end of 2016 to 60% at the end of 2017) they realized increased operating losses.  We believe the Williston apartment markets has and will continue to improve in 2018 and in the near future, but increases in rental rates will take longer.  The vacancy rates with respect to the properties operated by these entities is not included in our discussion above of our overall vacancy rates, which is limited to the properties for which the UPREIT directly or indirectly completely owns.  With respect to the five entities we hold non-controlling interests in, our risk of loss if the entities continue to experience negative operations is limited to the $6.275 million we have invested in the entities in the aggregate.  Such investments range from $325 thousand with respect to the Bakken Heights V entity to $2.5 million with respect to the Dakota Roseland IX and XII entity.

CAPITAL EXPENDITURES

Our largest capital expenditure is on the acquisition of properties.  Please see “DESCRIPTIONS OF PROPERTIES” in this Offering Circular for information regarding our acquisitions in 2016 and 2017.

The acquisitions involved use of cash, proceeds from mortgage financing and issuance to the prior owner of the property of limited Partnership Units in the UPREIT.  The sources for the funding in 2016 and 2017 are described in the table below (with the dollar and Unit amounts expressed in approximate amounts):

Source of Funds	$92,575,000 in 2016	$48,085,000 in 2017
Cash	$14,701,000	$9,408,236
Mortgage Loans	$69,363,000	$36,063,750
UPREIT Units	$8,510,800	$2,613,014
	(601,221 Units)	(175,370 Units)

In addition to investing in new properties, we invest funds in the improvement and maintenance of our existing properties and pay assessments imposed upon our properties by local governments for funding of the cost of improvement of infrastructure (such as roads, street lighting and storm and sanitation sewers).  The following table identifies capital expenditures for various improvements made and special assessments paid in 2016, and 2017:

Type of Improvement	2016	2017
Site Improvement	$112,243	$237,820
Building Improvement	635,039	808,158
Tenant Improvement Allowances	894,597	671,583
Flooring & Appliances	505,444	1,089,362
Special Assessments	422,599	312,765
	$2,569,922	$3,119,687

Site improvements are typically parking lot improvements and landscaping improvements.  Site improvement expenditures in 2016 included approximately $225,000 of parking lot improvements and approximately $465,000 for replacement of the roof to the Plymouth 6-61 site that were part of purchase negotiation of the property.  Building improvements range widely from modest repairs to more significant matters such as replacement of the roofs or sidings of buildings.  In 2017, our significant site improvements included $116,900 for installation of a retaining wall and other landscaping at the 168 apartment unit Britain Towne apartment complex located in Bellevue, Nebraska and $148,643 for certain exterior renovations at the 53 unit Wheatland Townhomes located in Fargo, North Dakota.

Tenant improvement allowances represents amounts we have agreed to reimburse commercial property tenants in connection with preparation of the space they are leasing and even the costs of relocating to the space for tenants moving into our property or costs of upgrades for in connection with an extension of the term of the lease by an existing tenant.  This cost is often negotiated as part of the negotiation or the lease or renewal of the lease.  Our significant tenant improvement allowances in 2016 and 2017 included approximately $686,000 of improvements in 2016 which we agreed to make in connection with our 2015 acquisition of the Plymouth 6-61 property and approximately $135,000 in improvements on behalf of tenants at the Tower Plaza retail property and approximately $122,000 of improvements for tenants in the Vadnais Square retail property made in 2017 pursuant to agreements we made in connection with the acquisition of those properties in 2016.

Flooring and appliance expenditures accounted for much of the overall increase in improvement expenditures made in 2017 over those in 2016.  We anticipate our expenditures for these may continue to increase as the residential properties we hold age.

When a municipality or other governmental agency makes infrastructure improvements, it often assesses the cost of the improvements upon the owners of the properties adjacent to the improvements.  The costs are often permitted to be paid over periods of time ranging from five to 25 years depending on the cost of the improvement.  Our practice is to capitalize the amount of the assessment and recognize a corresponding liability to our balance sheet.  See the footnotes to the financial statements for more details on our accounting for special assessments.  The special assessments payable at the end of 2017 were $292,092 more than those at the end of 2016 due primarily to a new assessment placed against one of our commercial properties located in West Fargo, North Dakota and our acquisition in 2017 of two properties with pending special assessments against them.

The Board of Trustees may determine to establish reserves, or such reserves may be required to be established in connection with mortgage financing of certain of our properties, to fund future repairs and replacements or the making of improvements to properties.

OFF BALANCE SHEET ARRANGEMENTS

At this time we are not aware of any off-balance sheet arrangements that need to be discussed or disclosed.

BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

ORGANIZATIONAL STRUCTURE

The Dakota Real Estate Investment Trust (“the Trust”) is a business trust organized under the laws of North Dakota.   The Trust operates under the terms of a Sixth Amended and Restated Declaration of Trust as of June 13, 2017 (the “Declaration of Trust”), and Bylaws, last amended as of April 25, 2017 (the “Bylaws”).  The Trust is the sole general partner of the Dakota UPREIT Limited Partnership (the “UPREIT”).  The UPREIT operates in accordance with the terms of a Limited Partnership Agreement.

The Trust has executive officers, but all actions by the UPREIT are taken by the Trust as general partner.  Neither the Trust, nor the UPREIT have any employees.  Rather, they use staff of Dakota REIT Management, LLC (the “Advisor”) and services of various property management companies to manage the operations of the business and of the properties owned by the UPREIT.

The Declaration of Trust and the Bylaws provide for the management of the affairs of the Trust to be vested in a Board of Trustees.  They further provide that the Board of Trustees is to have not less than seven and not more than 17 members with the actual number being as determined from time to time by the Board of Trustees.  The Bylaws provide that, to serve as a member of the Board of Trustees, the individual must hold a minimum investment in the Trust of $100,000 or a minimum investment in the UPREIT of $200,000.  Members of the Board of Trustees are elected by the voting shareholders of the Trust for one year terms at the Annual Meeting of Shareholders; however, the Board of Trustees may fill a vacancy created by the death or resignation of a member of the Board of Trustees or to fill a vacancy created by an increase in the number of members of the Board of Trustees.

The Declaration of Trust and the Bylaws require a majority of the members of the Board of Trustees to be “Independent Trustees.”  The Declaration of Trust defines the term “Independent Trustee” as one who is not and has not been associated within the two prior years, directly or indirectly, with a Sponsor or the Advisor of the Trust.  Such association is deemed to occur if the Trustee:

(i)    owns an interest in the Sponsor, Advisor, or any of their Affiliates;

(ii)   is employed by the Sponsor, Advisor or any of their Affiliates;

(iii)  is an officer or director of the Sponsor, Advisor, or any of their Affiliates;

(iv)  performs services, other than as a Trustee, for the Trust;

(v)   is a trustee for more than three REITs organized by the Sponsor or advised by the Advisor; or

(vi)  has any “material business or professional relationship” with the Sponsor, Advisor, or any of their Affiliates

A “material business or professional relationship” is deemed to exist when the relationship results in 5% or more of the gross revenue of the Trustee coming from such Sponsor, Advisor or their Affiliates or if the annual gross revenue received by the Trustee from such parties is 5% or more of the Trustee’s net worth; however, it may also be found when the revenue is less than such 5% levels.

The definition indicates an indirect relationship for the Trustee includes circumstances in which the Trustee’s spouse, parents, children, siblings, spouse’s parents, children’s spouses and spouse’ siblings have the association with a Sponsor, the Advisor, Affiliates of a Sponsor or the Advisor or the Trust.

As noted above, having been instrumental in forming the Trust affects whether an individual (or their spouse, parent, child, sibling, mother or father in-law, son or daughter in-law, or brother or sister in-law) would be considered an “Independent Trustee.”  The Trust was formed in 1997.  The initial members of the Board of Trustees of the Trust consisted of Ray Braun, Kermit E. Bye, Bradley C. Fay, George Gaukler, Brion Henderson, Duane Huber, Gorman King, Jr. and Stan Ryan.  Messrs. Bye and Ryan are no longer members of the Board of Trustees and Messrs. Huber and King are deceased.

The Bylaws permit, but does not require establishment by the Board of Trustees of committees.  The Board of Trustees has appointed Kevin Christianson, George Gaukler, Brion Henderson, Matthew Pedersen and Gene Smestad as members of the Finance Committee for the Trust.  The Finance Committee reviews and analyzes proposed investment opportunities prior to their submission to the full Board of Trustees for consideration for investment.  In 2016, the Board appointed Stan Johnson and Gene Smestad to review the agreement between the Trust and the Advisor and Ray Braun and Matt Pedersen to act as a nominating committee for election of trustees.

The Bylaws provide for the appointment by the Board of Trustees of a Chairman of the Board, a President, an Executive Vice President, a Secretary, a Treasurer and such additional officers of the Trust as the Board of Trustees designates.  The table on the following page identifies the offices held and the individuals holding them.

CONFLICTS OF INTEREST OF MEMBERS OF THE BOARD OF TRUSTEES

The Declaration of Trust does not require Trustees to refrain from engaging in business activities of the types conducted by the Trust or the UPREIT and they will not have an obligation to present to the Trust or the UPREIT any investment opportunities which come to them other than in their capacities as a Trustee, regardless of whether those opportunities are within the UPREIT’s investment policies.  The UPREIT holds interests in properties that may compete for tenants with adjacent or nearby properties in which a Trustee holds an interest.  Certain of the Trustees, directly or through their affiliates, have organized and served as principals of other entities which may have investment objectives similar to those of the UPREIT.  Such Trustees may have legal and financial obligations with respect to these entities, which are similar to their obligations owed to the Trust.

As a result of their current and possible future interests in other business activities, including in investments of the type made by the Trust or the UPREIT, Trustees will have conflicts of interest in allocating their time between their duties to the Trust and other activities in which they are involved.  In particular, that may be an issue for Mr. Gaukler and Mr. Knutson as their duties with the Advisor involves greater demand upon their time than is required of other Trustees not associated with the Advisor.  While none of the Advisor, Mr. Gaukler or Mr. Knutson are affiliated with any other public real estate programs, they are not prohibited from participating in any public or private investor programs that invest in similar properties on a leveraged, or mortgaged, basis; and such programs with investment objectives similar to UPREIT.

The Trust and the UPREIT have engaged in transactions with members of the Board of Trustees or their affiliates from time to time.  For information regarding such transactions, refer to “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS” and “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.”

The Declaration of Trust contains a number of requirements with respect to transactions between the Trust and Trustees or affiliates of Trustees and operations of the Trust in general.  These include Independent Trustee review and approval of operating expenses, the terms under which the Advisor is engaged to provide services, the Trust’s investment policies, acquisitions from a Trustee or a Trustee’s affiliate and the level of debt incurred by the Trust among other matters.  All transactions between a Trustee or an affiliate of a Trustee have been subject to such required Independent Trustees review and approval.

The lawyers, accountants, and other experts who have been or will be called upon to perform services for the Trust or the UPREIT may also perform services for the Advisor or affiliates of a member of the Board of Trustees.  It is important to point out that such professional advisors do not represent the interests of holders of shares in the Trust or limited partnership units issued by the UPREIT.

MEMBERS OF THE TRUST’S BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth the name, position(s) held, age, the year first elected to the Board of Trustees and if such Trustee is an Independent Trustee for each member of the Board of Trustees as well as its executive officers.

Name	Position(s) Held	Age	First Elected as aTrustee	Independent Trustee
Ray Braun	Trustee and Treasurer	80	1997	No(1)
Kevin Christianson	Trustee	55	1999	No
Bradley Fay	Trustee and Secretary	58	1997	Yes
George Gaukler	Trustee and President	81	1997	No(2)
Joe Hauer	Trustee	77	2010	Yes
Kenneth Heen	Trustee	71	2015	Yes
Brion Henderson	Trustee and Chairman	64	1997	Yes
Stan Johnson	Trustee	64	2002	Yes
Jim Knutson	Trustee and Executive Vice President	69	2012	No(2)
Clarice Liechty	Trustee	77	2002	Yes
Craig Lloyd	Trustee	70	2017	No(3)

Name	Position(s) Held	Age	First Elected as aTrustee	Independent Trustee
Jon Otterstatter	Trustee	58	2018	Yes
Matthew Pedersen	Trustee	44	2015	No(1)
Roy Sheppard	Trustee	67	1998	Yes
Jerry Slusky	Trustee	72	2015	Yes
Gene Smestad	Trustee and Vice-Chairman	75	2010	Yes

(1) Affiliate of firm that has provided accounting services to the Trust

(2) Affiliate of the Advisor and property managers providing services to the Trust

(3) Affiliate of firm providing property management services to the Trust

Ray Braun.  Mr. Braun was one of the initial members of the Board of Trustees in 1997 and continues to serve as a Trustee.  In 2006, Mr. Braun retired from the Ludvigson Braun & Company, an accounting firm located in Valley City North Dakota.  Mr. Braun became a Licensed Public Accountant in 1975.

Kevin Christianson.  Mr. Christianson first became a member of the Board of Trustees in 1999.  He has served as a member of the Trust’s Finance Committee since 1999.  Mr. Christianson has served as President of Paces Lodging Corporation since 1993 and President of Property Resources Group since 2001.  Paces Development Corporation is based in Fargo, North Dakota and designs and constructs commercial properties. Property Resources Group is a commercial real estate broker and property management company licensed in Arizona, Minnesota, North Dakota and South Dakota.

Bradley Fay.  Mr. Fay has served on the Board of Trustees and as Secretary of the since the formation of the Trust in 1997.  Mr. Fay qualifies as one of the “Independent Trustees of the Trust.”  In 1989, Mr. Fay participated in the formation of Dakota Growers Pasta Company, now a subsidiary of Post Holdings.  Mr. Fay is a participant in oil and gas development businesses targeting the Bakken and Three Forks reservoirs in western North Dakota.

George Gaukler.  Mr. Gaukler may be viewed as the founder of the Trust and has been a member of the Board of Trustees and President of the Trust since its formation in 1997.  In 2008, he was appointed to the Finance Committee.  After graduation from Valley City State College in the 1960’s Mr. Gaukler formed Valley Realty, Inc. a real estate development company that subsequently expanded its services to include property management and real estate sales.  Mr. Gaukler is an active developer and investor in residential and commercial real estate.  Mr. Gaukler is President and an owner of the Advisor.  Together with Jim Knutson, Mr. Gaukler is also an owner of Valley Realty, Inc. (which has provided real estate brokerage services to the Trust) and both Valley Rental Service, Inc. and Horizon Real Estate Group, LLC (which provide property management services to the Trust) and separate from Mr. Knutson, Mr. Gaukler is a principal owner of several construction related businesses, including Hi Line Construction Inc., Valley Electric Service, Inc., Valley Lumber Company, East & West Excavating, LLC, JSM Woodworks, LLP, Naasz Masonry, LLC and Landscape Elements ND, LLC (which have provided products or services to the Trust).

Joe Hauer. Mr. Hauer was first elected to the Board of Trustees in 2010.  Mr. Hauer qualifies as one of the “Independent Trustees of the Trust.”  In 1978, Mr. Hauer established J&L Development, Inc. a real estate holding company with properties in Arizona and North Dakota.  Along with other members of his family, he participates in Arikota, LLP, another real estate holding company.  He has also engaged in the printing business through United Printing with offices in Bismarck, North Dakota and Phoenix, Arizona.

Kenneth Heen.  Mr. Heen joined the Board of Trustees in 2015.  Mr. Heen qualifies as one of the “Independent Trustees of the Trust.”  Mr. Heen’s career has principally focused on agricultural lending.  Mr. Heen retired as President and Chief Executive Officer of American State Bank and Trust Co. of Williston, North Dakota in 2012, which he joined in 1991, but continues to serve as a member of its board of directors.

Brion Henderson.  Mr. Henderson was one of the initial members of the Board of Trustees in 1997 and he was appointed as Chairman of the Board in 2016 and as a member of the Finance Committee in 1999.  Mr. Henderson qualifies as one of the “Independent Trustees of the Trust.”  He has been the President of Evergreen Grain Co. located in Tower City, North Dakota since 1985.  Evergreen Grain Co. engages in the shipping and storage of grain.

Stan Johnson.  Mr. Johnson was elected to the Board of Trustees in 2002.  Mr. Johnson qualifies as one of the “Independent Trustees of the Trust.”  Since the 1980’s, Mr. Johnson has engaged in the insurance agency business.  His independent agency has been located in Fargo, North Dakota since 1987.

Jim Knutson.  Mr. Knutson was first elected to the Board of Trustees in 2012.  In 2003, he was appointed as the Executive Vice President of the Trust.  Mr. Knutson joined Valley Realty, Inc. in 1973 (see information under the biographical information for Mr. Gaukler above regarding Valley Realty) and has been with that company since then with a focus on property management, finance and construction management for multi-family residential and other commercial properties.  Mr. Knutson is Executive Vice-President and an owner of the Advisor.  Together with George Gaukler, Mr. Knutson is also an owner of Valley Realty, Inc. (which has provided real estate brokerage services to the Trust) and both Valley Rental Service, Inc. and Horizon Real Estate Group, LLC (which provide property management services to the Trust).

Clarice Liechty.  Ms. Liechty joined the Board of Trustees in 2002.  Ms. Liechty qualifies as one of the “Independent Trustees” of the Trust  She has served on a number of boards of agricultural agencies including the North Dakota Natural Resources Trust and the North Dakota State Farm Agency and as a member of the Women in Agriculture workshop of the United States Department of Agriculture.  She and her husband are engaged in agricultural production and real estate investment from their home in Jamestown, North Dakota.

Craig Lloyd.  Mr. Lloyd joined the Board of Trustees in 2017.  He is Chairman of the Lloyd Companies, based in Sioux Falls, South Dakota, a diversified real estate development, marketing and management firm.  Mr. Lloyd has coordinated the construction and development of over 6,000 apartment units, over 1.5 million square feet of office and retail space and the development of more than 600 acres of land for mixed use purposes.  He is licensed as a real estate broker in Iowa, Minnesota, Nebraska, North Dakota and South Dakota.

Jon Otterstatter.  Mr. Otterstatter joined the Board of Trustees in 2018.  He is a co-founder of Preventice Technologies, Inc. and currently serves as its Chief Executive Officer and is a member of its Board of Directors.  Preventice has offices in Rochester, Minnesota and Houston, Texas.  Preventice offers remote monitoring devices and other products and services used in health care.  Prior to founding Preventice, Mr. Otterstatter held executive positions with technology firms.

Matthew Pedersen.  Mr. Pedersen was elected to the Board of Trustees and was appointed to the Finance Committee in 2015.  Mr. Pedersen worked for sixteen years for Great Plains Software and then Microsoft following its acquisition of Great Plains Software in 2001.  In 2008, Mr. Pedersen with two other co-investors established a real estate investment company with 250 apartment units located in Cooperstown, Jamestown, Lisbon and Valley City, North Dakota.  In January 2015, he acquired ownership of Ludvigson Braun & Co. (see information under biographical disclosure for Ray Braun).

Roy Sheppard.   Mr. Sheppard has served as a member of the Board of Trustees since 1998.  Mr. Shepard qualifies as one of the “Independent Trustees” of the Trust.  He is the managing partner of CSi Computers, a computer and networking sales and service firm located in Jamestown, North Dakota.  He also is an owner and President of Cable Services, Inc., a cable television and internet provider also based in Jamestown, North Dakota.

Jerry Slusky.  Mr. Slusky was elected to the Board of Trustees in 2015.  Mr. Slusky qualifies as one of the “Independent Trustees” of the Trust.  Mr. Slusky is licensed to practice law in the states of Nebraska, Iowa and Florida.  He is currently a member of the Smith, Slusky, Pohern & Rogers, LLP firm located in Omaha, Nebraska.  Mr. Slusky’s practice focuses on real estate planning and development, zoning and finance of real estate investments.

Gene Smestad.  Mr. Smestad has been a member of the Board of Trustees since 2010.  Mr. Smestad qualifies as one of the “Independent Trustees” of the Trust.  He was appointed to the Finance Committee in 2010 and in 2016 was appointed as Vice-Chairman of the Board.  In 2008, he retired after a 32 year career with AgCounty Farm Credit Services of Fargo, North Dakota.  At the time of his retirement, Mr. Smestad was the President and Chief Executive Officer of the farmer owned lender with management over 28 branch offices located in eastern North Dakota and west central Minnesota.

Liability of the Members of the Board of Trustees

Members of the Board of Trustees are to have no liability for any loss suffered by the Trust which arises from the action or inaction of them, if they, in good faith determined that their conduct was in the best interest of the Trust and such conduct did not constitute negligence or misconduct.

Pursuant to the terms of the Declaration of Trust, the Trust is to indemnify the Trustees with respect to suits or proceedings or against whom a claim or liability is asserted by reason that he was or is a Trustee or Affiliate.  However, indemnification by the Trust will be provided only if:

•                  the Trustee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust;

•                  such liability or loss was not the result of negligence or misconduct by the Trustee; and

•                  such indemnification or agreement to hold harmless is recoverable only out of the assets of the Trust and not from the shareholders.

SIGNIFICANT EMPLOYEES OF THE ADVISOR

Neither the Trust nor the UPREIT has any employees.  They rely upon the staff of the Advisor to conduct the operations of the Trust and the UPREIT.  George Gaukler and Jim Knutson, who are officers of the Trust and members of its Board of Trustees (see their biographical information above) are the executive officers and owners of the Advisor.  The Advisor currently has six full time employees, including the following individuals:

Tammy Hauck.  Ms. Hauck joined the Advisor in 2007 and currently serves as its Chief Operating Officer.  After receiving her Business Administration degree from Concordia College and Minnesota State University — Moorhead in 1987, Ms. Hauck engaged in management and development of real estate in the eastern and mid-western United States.

James Haley.  Mr. Haley joined the Advisor as its Chief Financial Officer in 2007.  After receiving his degree in Accounting from Central Missouri State University in 1992 he worked in public accounting and received his certified public accountant designation in 1993.  In 1995, Mr. Haley located in Fargo, North Dakota and participated in real estate development and construction.

Mark Richman.  Mr. Richman joined the Advisor in 2011 and is its Director of Business Development.  After graduating from North Dakota State University in 1976, Mr. Richman began his career in commercial real estate.  He holds designations as a Certified Commercial Investment Member from the CCIM Institute and a Certified Property Manager from the Institute of Real Estate Management.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

TRUSTEE COMPENSATION

Members of our Board of Trustees, other than George Gaukler and Jim Knutson are compensated based upon their attendance at meetings held in person or by telephone conference of the full Board of Trustees or of a committee established by the Board of Trustees.  In 2016 and 2017, the aggregate fees paid to members of our Board of Trustees for their attendance at meetings was $55,876 and $83,836, respectively.  Members of the Board of Trustees are reimbursed for travel expenses incurred in attending meetings.

Effective July 1, 2016, we modified the compensation of members of our Board of Trustees to be:

•                  $1,200 to Chairman of the Board for regular meetings;

•                  $1,000 to other members of the Board (excluding Mr. Gaukler and Mr. Knutson) for regular meetings;

•                  $200 to all members of the Board (excluding Mr. Gaukler and Mr. Knutson) for any special meeting, typically held by conference call; and

•                  $400 to members of the Board (excluding Mr. Gaukler and Mr. Knutson) for attending meetings of a committee held on a date different from that of a meeting of the Board of Trustees.

The table below sets forth the compensation for each of the three highest paid persons who are Trustees for the year ended December 31, 2017.

Name	Compensation as Trustee	Compensation as a Committee Member	Total Compensation
Brion Henderson	$6,800	$1,600	$8,400
Gene Smestad	$5,800	$2,000	$7,800
Kevin Christianson	$4,800	$1,600	$6,400

Mr. Smestad, Mr. Henderson and Mr. Christianson are members of the Finance Committee and received $400 for attending each of four meetings of the Finance Committee during 2017.  Mr. Smestad was also a member of the committee appointed by the Board of Trustees to review the terms of the agreement with the Advisor and received $400 in connection with that committee.

COMPENSATION OF EXECUTIVE OFFICERS

The Trust has five executive officers.  They are the Chairman of the Board, a Vice Chairman of the Board, a President, an Executive Vice President, Treasurer and a Secretary.  No compensation has been paid with respect to those positions; however, effective July 1, 2016, the Chairman of the Board receives $1,200 for participation in regular meetings of the Board of Trustees while other Trustees will receive $1,000 for their attendance.

George Gaukler is the President of the Trust, Jim Knutson is Executive Vice President of the Trust and both are Trustees and Mr. Gaukler is also a member of the Finance Committee.  The Trust does not pay compensation to Mr. Gaukler or Mr. Knutson for as officers or for their attending meetings of the Board of Trustees or Finance Committee.  Mr. Gaukler and Mr. Knutson are both owners of the Advisor.  For information regarding the compensation paid to the Advisor by the Trust, see “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Bylaws of the Trust requires that nominees to serve as Trustees must hold an investment of not less than, $100,000 in the Trust or not less than $200,000 in the UPREIT.  The following table depicts the security ownership of the Trustees of the Trust in the Trust and in Limited Partnership Units in the UPREIT, as of December 31, 2017.  No one other than those listed in the table hold Class A Shares and UPREIT Units that, if converted, would result in ownership of 10% or more of the Trust

	Class A	Class B	UPREIT	Percentage
Names of Trustees	Shares	Shares(1)	Units (2)	of Trust(1)(3)
George Gaukler	103,071		508,301	9.30%
Jerry Slusky		894	297,477	4.67%
Joe Hauer			211,742	3.37%
Stan Johnson	62,293		100,582	2.64%
Brion Henderson	46,216		55,053	1.65%
Kevin Christianson	91,789			1.51%
Clarice Liechty		4,754	87,628	1.42%
Bradley Fay	75,903			1.25%
Craig Lloyd	6,903		67,114	1.21%
Roy Sheppard	70,729			1.17%
James Knutson		2,355	67,670	1.10%
Kenneth Heen	50,829			0.84%
Gene Smestad	45,760	9,985		0.75%
Ray Braun	26,501		17,188	0.72%
Jon Otterstatter(4)	15,000			0.25%
Matthew Pedersen	10,202	2,871		0.17%
Trustee Totals	605,196	20,769	1,412,755	26.97%

(1)               The Class B Shares of the Trust have no voting rights.  Accordingly, they are not included in determination of the Percentage of Ownership of the Trust.

(2)               Limited Partnership Units in UPREIT may be exchanged for Shares on a one for one exchange basis.

(3)               Percentage is based upon the total of 6,068,338 Class A Shares outstanding at December 31, 2017 and the assumed conversion of UPREIT Partnership Units into Class A Shares and no other conversions or issuance of shares.

(4)               Mr. Otterstatter was became a Trustee in June 2018.

Under the terms of the Limited Partnership Agreement for the UPREIT, commencing after one year of an acquisition of their Partnership Units, limited partners have a right to require the UPREIT to redeem Partnership Units by provision of written notice of request for redemption.  The price per unit is the price per share applicable at the time the notice is given.  For notices given during this Offering (and until the next offering of Shares is made at a different price) that price will be $15.50 per unit.  The Trust, however, has the right to acquire the units requested to be redeemed in exchange for the issuance of Shares by the Trust to the limited partner requesting redemption on the basis of one Share for each unit requested to be redeemed for cash.  The election by the Trust to make the exchange must be communicated by the Trust to the limited partner within five days of the Trust’s receipt of the notice.  The request for redemption of units and the exercise of the Trust’s right to acquire such units is subject to the following limitations under the Limited Partnership Agreement:

•                  a limited partner may only request up to two redemptions in any calendar year

•                  the request must be at least or for the lesser 100 units or all of the units held by the limited partner

•                  if the issuance of Shares, regardless of whether the Trust exercises its right, would result in the limited partner holding more than 9.8% of the Shares that would be outstanding as a result of the issuance

•                  result in the Trust being “closely held” as such term is defined under Section 856(h) of the Internal Revenue Code

•                  result in the Trust being an owner of 10% or more of the ownership interests of a tenant of the Trust (or its subsidiaries)

•                  result in a violation of the Securities Act of 1933

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Some members of the Board of Trustees, directly or through their affiliates, have engaged in transactions with the Trust or the UPREIT.  It is likely that the Trust and the UPREIT will continue to engage in transactions with Trustees and their affiliates.  In such transactions, there is a conflict between the interests of the Trust and the Trustee who (directly or through an affiliate) is doing business with the Trust or the UPREIT.

These transactions present a risk to investors because the terms have not been negotiated at “arm’s-length” where both parties who have no economic stake in the other.  Transactions involving ongoing services also present the risk to investors as termination of the arrangements may be more difficult than may occur with independent service providers.

In order to deal with these conflicts, the Trust’s Declaration of Trust provides that the Independent Trustees must approve all transactions with a Trustee, an officer of the Trust, the Advisor or any “Affiliate” of such persons.  The transactions are further required to be on fair and reasonable terms and no less favorable than would be found in a transaction with an independent party.  If the Trust, directly or through UPREIT, is acquiring property from a Trustee or an Affiliate of a Trustee, the Trust’s Declaration of Trust requires an independent appraisal of the value of the property.  The Trust’s Declaration of Trust defines “Affiliates” of a person or entity to include:

•                  An entity with respect to which the person directly or indirectly holds or controls ten percent or more of the voting power of the entity;

•                  A person who directly or indirectly holds or controls ten percent or more of the voting power of an entity;

•                  Persons or entities who are directly or indirectly controlled or under common control of a person or entity;

•                  Entities for which a person is an executive officer; and

•                  The executive officers of entities.

The Board of Trustees has required in connection with purchases of properties purchased from sellers related to a member of the Board of Trustees to provide for payment to the Trust based upon the “renting up” of newly constructed properties.  The provision is a guarantee to the Trust of a seven percent return on its investment for the first year of operations or otherwise achieves stability.  The return is paid as rent-up income to the property.  In 2016, 2017 and in the first six months of 2018 the Trust received $359,691, $797,424 and $338,597 in rent-up guarantee fees.  Agreements for such payments have been made with respect to the Hidden Pointe I and IV (acquired in 2014) and Hidden Point II and III (acquired in 2016) and the Azool Retail Center (acquired in January 2017).

FEES PAID TO THE ADVISOR

Dakota REIT Management, LLC (the “Advisor”) provides managerial and administrative services to the Trust.  It is the successor in interest to Dakota REIT Management, Inc. which, until 2008, provided the same services to the Trust.  George Gaukler and James Knutson are the principal owners of the Advisor and Mr. Gaukler is its President and Mr. Knutson is its Executive Vice President.  Mr. Gaukler and Mr. Knutson are members of the Board of Trustees, executive officers and shareholders of the Trust and limited partners in the UPREIT.

For a description of the terms of the engagement of the Advisor by the Trust and greater detail as to the fees paid to the Advisor, see “COMPENSATION TO ADVISOR AND OTHER PROPERTY MANAGERS.”  In 2016, 2017 and in the first six months of 2018, the Advisor was paid by the Trust $2,939,144, $2,391,463 and $994,090 respectively.

REAL ESTATE COMMISSIONS

Upon the sale or purchase of an investment property by the UPREIT, a real estate commission may be paid to a real estate broker that represented the UPREIT in the transaction.  Typically such commissions range between 1% and 3% of the selling price.  Real estate commissions may also be paid with respect to long term leases of commercial properties.  Typically such commissions range from 3% to 5% of the gross rent payable for all or a portion of the term of the long term lease.

The UPREIT has engaged Horizon Real Estate Group, LLC, and Property Resources Group, LLC to assist with respect to acquisitions or sales by the Trust of properties.  Horizon Real Estate Group, LLC is an affiliate of Georg Gaukler and James Knutson and has offices in Fargo, North Dakota.  Property Resources Group, LLC is an affiliate of Kevin Christianson (a Trustee) and also has an office in Fargo, North Dakota.  A commission of $70,000 was paid to Horizon Real

Estate Group in the 2016 with respect to the sale by the UPREIT of a commercial property located in Fargo, North Dakota.  No such commissions were paid to Trustees or their affiliates in 2017.

In 2016 and 2017, we paid commissions of $295,278 and $351,717to real estate brokers in connection with their having participated in the long term leasing of space in our commercial properties.  Three of such brokers are affiliates of current members of our Board of Trustees.  They were, Lloyd Property Management (an affiliate of Craig Lloyd - who was not a Trustee until June 2017), Horizon Real Estate Group, LLC (an affiliate of George Gaukler and Jim Knutson) and Property Resources Group (an affiliate of Kevin Christianson).  The fees paid to such brokers for services in leasing of space in our commercial properties in 2016 and 2017 were:

Real Estate Broker	Fees in 2016	Fees in 2017
Lloyd Property Management	$81,026	$-0-
Horizon Real Estate Group, LLC	$57,216	$45,125
Property Resources Group, LLC	$5,544	$55,321

PROPERTY MANAGEMENT FEES

Of the ten property managers we currently engage to manage our properties, five are affiliated with members of our Board of Trustees.  George Gaukler and Jim Knutson are the owners of Valley Rental Services, Inc., Horizon Real Estate Group, LLC and the Advisor.  Kevin Christianson is the owner of Property Resources Group, Inc.  Craig Lloyd is an owner of Lloyd Property Management Company.  In 2016 and 2017, we paid $1,864,082 and $2,050,047 in management fees.  Of those fees, the above named management companies affiliated with Trustees (please note that since Mr. Lloyd was first elected as a Trustee in June 2017, his company was not an affiliate of a Trustee in 2016, but the payments made to such company are set out below) were:

Management Company	Fees in 2016	Fees in 2017
Valley Rental Service, Inc.	$867,979	$795,596
Lloyd Property Management Company	$148,952	$166,277
Dakota REIT Management, LLC	$169,621	$248,913
Property Resources Group, LLC	$142,699	$162,763
Horizon Real Estate Group, LLC	$87,070	$88,750

ACCOUNTING SERVICES.

The Ludvigson Braun & Co. accounting firm has provided limited accounting services to the Trust.  Ray Braun, the Trust’s Treasurer and a member of the Board of Trustees was a member of the firm until his retirement in 2006.  In 2015, Matthew Pedersen acquired ownership of the firm.  Mr. Pedersen is and a member of the Board of Trustees.  Fees paid by the Trust or the UPREIT to such firm in 2016 and 2017 were nominal.

CONSTRUCTION AND MAINTENANCE SERVICES

Many of the investment properties held by UPREIT were built wholly or in part by contractors, subcontractors, and suppliers, which are affiliated with members of the Board of Trustees.  These include Valley Realty, Inc., Hi-Line Construction, Inc., JSM Woodworks, LLP, Valley Lumber, Inc., East & West Excavating LLC, Valley Electric Service, Inc., Landscape Elements ND, LLC and Naasz Masonry, LLC each of which is an affiliate of Mr. Gaukler.  Kevin Christianson is the principal owner of Paces Lodging Corporation, a real estate development company.  These companies may provide with repair and maintenance services or materials to properties of the UPREIT.  The amounts paid to such companies in 2016 and 2017 were not material.

ACQUISITIONS FROM AFFILIATES

The UPREIT owns properties that were acquired from Trustees or their affiliates.  The table below identifies properties acquired by the UPREIT in 2015, 2016 and 2017  which were acquired directly or indirectly from a seller affiliated with a member of our Board of Trustees (the single acquisition in 2018 was from an independent seller).

When Purchased	Property	Description	Purchase Price	Seller’s Affiliate
January 2015	Britain Towne, LLC	168 Residential Units Bellevue, NE	$8,204,633	Jerry Slusky

When Purchased	Property	Description	Purchase Price	Seller’s Affiliate
August 2015	One Oak Place	274 Residential Units Fargo, ND	$45,700,000	George Gaukler Stan Johnson Jim Knutson
October 2016	Hidden Pointe Apartments Building 2	36 Unit Apartment Fargo, ND	$3,450,000	George Gaukler
October 2016	Hidden Pointe Apartments Building 3	36 Unit Apartment Fargo, ND	$3,450,000	George Gaukler
January 2017	39% interest in Dakota Roseland Apartments IX-XII, LLLP	Prior loan converted to limited partnership units	$2,500,000	George Gaukler and James Knutson
January 2017	Azool Retail Center	44,498 SF Retail Center Moorhead, MN	$9,435,000	Kevin Christenson
December 2017	MidCo Building	105,837 SF Office Building Sioux Falls, SD	$19,450,000	Craig Lloyd

Additional information regarding these acquisitions is set forth below.

Britain Towne, LLC.  In January 2015, the UPREIT purchased a 168 unit residential apartment complex located in Bellevue, Nebraska from an entity of which Jerry Slusky is a member.  The UPREIT issued 335,818 Partnership Units (then valued at approximately $3,736,000) and assumed $5,938,991 of mortgage indebtedness on the property,

One Oak Place.  Between 2009 and 2011, the UPREIT invested a total of $2,500,000 to obtain a 45.8% interest in a limited partnership with George Gaukler, Stan Johnson and Jim Knutson also as owners.  The limited partnership owned a 274 unit apartment complex located in Fargo, North Dakota.  During 2013, the UPREIT also loaned $1,000,000 to the limited partnership to finance costs of construction.  In August 2015, the loan was repaid and the UPREIT acquired ownership of the property.  The UPREIT issued 724,779 of limited partnerships units (then valued at $10,146,906) to George Gaukler, James Knutson, Stan Johnson and other unrelated parties and assumed $34,500,000 of mortgage indebtedness.  In addition, Dakota UPREIT converted its limited partnership interest to the new entity that owns and operates One Oak Place as a subsidiary of the UPREIT.

Hidden Pointe Building 2.  In October 2016, the UPREIT acquired a second of the four 36 unit apartment buildings in the Hidden Pointe complex (see discussion above related to acquisition of Buildings 1 and 4 in the complex) from parties whom had purchased the building from George Gaukler in 2014.  The UPREIT issued 61,623 Partnership Units (then valued at approximately $862,725) and assumed a mortgage obligation of approximately $2,572,419.

Hidden Pointe Building 3.  In October 2016, the UPREIT acquired a third of the four 36 unit apartment building in the Hidden Pointe complex (see discussion above related to acquisition of Buildings 1, 2 and 4 in the complex) from George Gaukler and parties whom had purchased a partial interest in the building from George Gaukler in 2014.  The UPREIT subsequently agreed to allow the purchasers to contribute their interests and receive UPREIT Partnership Units at specified contribution rates.  The UPREIT issued 72,878 Partnership Units (valued at approximately $800,000, based upon the agreed contribution rates) and assumed a mortgage obligation of approximately $2,518,041 and paid cash of $131,959.

Dakota Roseland Apartments IX-XII, LLLP.  In April 2014, the UPREIT loaned $2,500,000 to Dakota Roseland IX — XII, LLLP, an affiliate of George Gaukler and James Knutson, which was converted into approximately a 39% limited partnership interest in January 2017.   Mr. Gaukler and Mr. Knutson advise the Trust that the four 36 unit residential apartment buildings located in Williston, North Dakota owned by the limited partnership were constructed at a cost of approximately $21,400,000.

Azool Retail Center.  In November 2016, the UPREIT loaned to an entity of which Kevin Christenson was an owner $1,500,000 to finance the development of a 44,498 square foot retail facility located in Moorhead, Minnesota.  In January 2017, the loan was repaid in connection with the acquisition of the Azool Center by the UPREIT for $9,435,000.  Mr. Christenson was also the developer of the facility.  The UPREIT issued 57,157 Partnership Units (then valued at $851,642), incurred a mortgage debt of $7,076,250 and paid $1,507,108 of cash for the purchase.

MIDCO Building.  In December, 2017, the UPREIT acquired a 105,837 square foot office building located in Sioux Falls, South Dakota from an entity affiliated with Craig Lloyd.  Mr. Lloyd was elected as Trustee of the Trust in June 2017.  The building was acquired for a purchase price of $19,450,000.  In connection with the acquisition, the UPREIT issued to Mr. Lloyd and three others an aggregate of 118,213 Partnership Units and we placed a mortgage of $14,587,500 against the property.

SALES TO TRUSTEES OR THEIR AFFILIATES

Since January 1, 2016, neither the Trust, nor the UPREIT have sold any properties to a member of the Board of Trustees or an Affiliate of a Trustee.

LOANS TO OR FROM AFFILIATES

The Trust may obtain from or make loans to a member of the Board of Trustees or an Affiliate of a Trustee with the approval of the Board of Trustees, including a majority of the Independent Trustees.  The Trust’s Declaration of Trust further requires the terms of the loan to be commercially reasonable and no less favorable to the Trust than loans between unaffiliated lenders and borrowers under the same circumstances.  Since January 1, 2015 there have been no loans to the Trust or the UPREIT by members of the Board of Trustees or any Affiliate of a Trustee and the only loans made by the Trust or by the UPREIT to members of the Board of Trustees or any Affiliate of a Trustee that have been outstanding since January 1, 2014 are described below.

Dakota Roseland Apartments I, LLLP.  In January 2013, the UPREIT loaned $750,000 to Dakota Roseland Apartments I, LLLP, an affiliate of George Gaukler and James Knutson.  The loan carried interest at an annual rate of 7% and in January 2014 was converted by the UPREIT into membership interests in the limited partnership.

Dakota Roseland Apartments IX-XII, LLLP.  In April 2014, the UPREIT loaned $2,500,000 to Dakota Roseland IX — XII, LLLP, an affiliate of George Gaukler and James Knutson.  The loan carried interest at an annual rate of 5% and in January 2017 was converted by the UPREIT into membership interests in the limited partnership.

Azool Retail Center.  In November 2016, the UPREIT loaned $1,500,000 to an affiliate of Kevin Christianson to finance the construction of the Azool Retail Center located in Moorhead, Minnesota.  The loan carried interest at an annual rate of 6% and in January 2017 it was paid in full in connection with the acquisition of the Azool Retail Center by the UPREIT.

TRANSFERS AND REDEMPTION OF SHARES OR UPREIT UNITS BY TRUSTEES

In June 2017, George Gaukler sold 6,711.4094 Class A Shares to Craig Lloyd for $100,000 of approximately $14.90 per share.  By such purchase, Mr. Lloyd obtained the required investment in the Trust or the UPREIT to qualify for service on the Board of Trustees.

In October 2017, Joe Hauer tendered for redemption by the UPREIT 1,186 of his UREIT Units at a redemption price of $13.41 per Unit reducing his holdings to 211, 742 Units.

In November 2017, Brion Henderson sold 3,758 of his Class A Shares he held to independent parties reducing his holdings to 46,216 Class A Shares and 55,053 of UPREIT Units.

In May 2018, Jerry Slusky sold 7,000 of the 7,894 Class B Shares he held to independent parties.  In February and in May 2018, Mr. Slusky tendered for redemption by the UPREIT a total of 17,290 of his 314,767 UREIT Units at a redemption price of $13.41 per Unit.

SECURITIES BEING OFFERED

The Trust is offering $          of Class A Shares and $          of Class B Shares for purchase. The rights and interests of such Shares are defined under the terms of a Sixth Amended and Restated Declaration of Trust as of June 13, 2017 (the “Declaration of Trust”) and the Bylaws, last amended as of April 25, 2017 (the “Bylaws”).  Such rights and interests are summarized below.  Any descriptions are qualified in their entirety by reference to the Declaration of Trust and the Bylaws, copies of which have been filed as exhibits to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

The Shares are being offered for purchase at a price of $15.50 per share; however, shareholders purchasing under the Trust’s Dividend Reinvestment Plan (which is discussed below) may purchase Shares for $13.95 per share.

CLASSES OF SHARES

The Declaration of Trust provides that beneficial interests in the Trust are denominated as Shares and provides that the Trust may issue one or more classes of Shares.  There is no limitation on the number of Shares that may be issued and the Declaration of Trust permits the issuance of fractional shares.  As of the date of this Offering Circular, there are approximately 6,364,500 Class A Shares held by 498 shareholders and approximately 1,820,000 Class B Shares held by 415 shareholders issued and outstanding.

The Class A Shares are those issued prior to May 26, 2010 and all subsequently issued Shares that are denominated as Class A Shares.  In establishing the Class B Shares, the Trust specified that the Class B Shares do not have voting rights, as do the Class A Shares.  Except for the voting rights, all other rights and privileges are the same for the Class A and the Class B Shares.

LIMITATION ON SHARES WHICH MAY BE OWNED

The Declaration of Trust limits a shareholder to owning not more than 9.8% of the outstanding Shares and allows the Board of Trustees to prohibit a transfer that would result in the limitation being exceeded.  Further, the Trust may redeem shares in excess of the limitation.

NO CERTIFICATES ISSUED TO EVIDENCE SHARES

The Bylaws provide for the Secretary of the Trust to maintain records of ownership of the outstanding shares.  No certificates evidencing shares of the Trust are issued.

DISTRIBUTIONS

Under provisions of the Internal Revenue Code, qualification of the Trust as a REIT requires distribution by the Trust of at least 90% of its net taxable income to shareholders each year.  The amount of distributions and when they are paid is determined by the Board of Trustees.  It has been the practice of the Board of Trustees to declare and pay dividends on a quarterly basis.  Such dividends are declared and paid to shareholders by or shortly after the end of January, April, July and October to the holders of shares as of the end of the then most recently concluded calendar quarter.

In determining the distributions to be declared, the Board of Trustees has taken into consideration Trust operations, cash flow, REIT taxation qualification requirements, and the financial condition of the Trust and the level of participation in the dividend reinvestment plan.  Shares of Class A and Class B Shares have identical rights to receive dividends which may be declared.  While no preferred or subordinate classes of shares in the Trust have been established, the Declaration of Trust permits the Board of Trustees to establish additional classes of stock which may have greater or lesser rights to dividends.

Dividends have been declared and paid to shareholders each quarter since the Trust’s inception.  Past payments of dividends, however, are not a guarantee of future dividend payments.  Set forth on the following page is information set out on a quarterly basis from the first quarter of 2010 through 2017 regarding:

(a)         the prices for shares offered during the quarter to new investors in the Trust;

(b)         the dividends per share paid during the quarter;

(c)          the total amount of dividends paid during the quarter (together with reinvested distributions); and

(d)         the total of dividends and distributions reinvested during that year.

As discussed below, the Trust offers to shareholders the opportunity to elect reinvest dividends paid to them into Shares.  The Trust also permits holders of limited partnership interests in the UPREIT to elect to have distributions paid to them by the UPREIT with respect to their limited partnership interests be applied to purchase Shares.  In each case, the number of Shares issued will be based on the amount of the dividend or distribution elected to be invested into shares at a rate which is 90% of the prices for shares then being offered to new investors.

			Per Share	Total of	Total of
		Per Share	Dividend	Dividends	Dividends
Year	Quarter	Offering Price	Paid	Paid	Reinvested
	1st Quarter	$8.00	$0.1175	$328,668	$259,598
2010	2nd Quarter	$8.00	$0.1175	$337,420	$262,276
	3rd Quarter	$8.00	$0.1175	$348,950	$273,836
	4th Quarter	$8.75	$0.1175	$353,300	$278,513
		Annual Total	$0.47	$1,368,338	$1,074,223
	1st Quarter	$8.75	$0.1175	$381,390	$303,645
2011	2nd Quarter	$8.75	$0.1175	$413,707	$321,695
	3rd Quarter	$8.75	$0.1175	$414,808	$323,102
	4th Quarter	$8.75	$0.1175	$419,538	$329,886
		Annual Total	$0.47	$1,629,743	$1,278,328
	1st Quarter	$8.75	$0.12	$432,530	$334,775
2012	2nd Quarter	$9.75	$0.13	$470,597	$368,870
	3rd Quarter	$9.75	$0.13	$553,739	$442,109
	4th Quarter	$9.75	$0.13	$589,713	$471,211
		Annual Total	$0.51	$2,046,579	$1,616,965
	1st Quarter	$9.75	$0.135	$632,536	$505,649
2013	2nd Quarter	$9.75	$0.135	$670,969	$536,078
	3rd Quarter	$9.75	$0.135	$735,282	$597,267
	4th Quarter	$10.50	$0.135	$789,131	$615,246
		Annual Total	$0.54	$2,827,918	$2,254,240
	1st Quarter	$10.50	$0.1375	$840,842	$633,064
2014	2nd Quarter	$10.50	$0.15	$962,749	$735,149
	3rd Quarter	$10.50	$0.15	$1,006,358	$779,530
	4th Quarter	$11.50	$0.15	$1,040,688	$821,669
		Annual Total	$0.5875	$3,850,637	$2,969,412
	1st Quarter	$11.50	$0.16	$1,186,932	$958,142
2015	2nd Quarter	$11.50	$0.175	$1,431,847	$1,164,120
	3rd Quarter	$14.00	$0.18	$1,497,752	$1,218,277
	4th Quarter	$14.00	$0.18	$1,606,363	$1,321,748
		Annual Total	$0.695	$5,722,894	$4,662,287
	1st Quarter	$14.00	$0.18	$1,741,635	$1,444,805
2016	2nd Quarter	$14.00	$0.18	$1,627,388	$1,289,028
	3rd Quarter	$14.90	$0.18	$1,420,921	$1,049,889
	4th Quarter	$14.90	$0.19	$1,520,736	$1,119,411
		Annual Total	$0.73	$6,231,680	$4,903,133
2017	1st Quarter	$14.90	$0.19	$1,533,607	$1,129,259
	2nd Quarter	$14.90	$0.19	$1,403,385	$995,643
	3rd Quarter	$14.90	$0.19	$1,417,310	$1,005,469
	4th Quarter	$14.90	$0.19	$1,430,719	$945,243
		Annual Total	$0.76	$5,785,501	$4,075,614

Due primarily to depreciation deductions, the Trust’s cash flow from operations is expected to exceed its taxable income, and to the extent such cash flow in excess of taxable income is distributed to shareholders as dividends, it is expected that a portion of the dividends to shareholders from cash from operations will be deemed to be a return of capital.  A return of capital is applied to reduce the shareholder’s tax basis in his or her Shares and is nontaxable until the basis has been reduced to zero.  Thereafter, such return of capital would be a taxable gain.  Trust liquidation proceeds, if any, received by a shareholder, which exceed the shareholder’s basis, will be taxed as a gain at the time of receipt.

The UPREIT holds its properties for varying periods.  It may sell a property or borrow against the value of the property.  The proceeds from such a sale or financing, on a property-by-property basis, are expected to be applied:

First, repay debt owed with respect to the property sold or refinanced;

Secondly, to acquire additional properties; and

Thirdly, to fund distributions to the Trust and to Limited Partners of the UPREIT.

To the extent that proceeds from the sale of properties are not sufficient to meet the debt owed with respect to the property sold, UPREIT will incur a loss on the sale.

DIVIDEND AND DISTRIBUTION REINVESTMENT PLANS

The Trust offers its shareholders the opportunity to reinvest dividends in additional shares of the same class with respect to which the dividend is paid.  The price for shares purchased under this plan is discounted from the then current offering price by 10%.  If there is no then current offering, the cash dividend payable to a shareholder who has elected to participate in the plan will be held by the Trust until the next offering is commenced.  A shareholder may elect at any time to join the Dividend Reinvestment Plan.  A copy of the Dividend Reinvestment Plan is attached as an Exhibit to the Offering Statement filed with the SEC of which this Offering Circular is a part.  Shareholders will pay no commissions or fees in participating in the Dividend Reinvestment Plan.

The Trust previously offered its limited partners of the UPREIT the opportunity to invest distributions paid to them by the UPREIT to the purchase of shares, but in April 2018, we have discontinued that offer with the establishment by the UPRIET of a Distribution Reinvestment Plan which permits the participants to apply distributions to the purchase of additional limited partnership Units.  As with the Dividend Reinvestment Plan, limited partners who elect to reinvest distributions do so at a price which is 90% of the then applicable per share Offering Price.

A copy of the Distribution Reinvestment Plan is attached as an Exhibit to the Offering Statement filed with the SEC of which this Offering Circular is a part.  No commissions or fees will be paid by those participating in the Distribution Reinvestment Plan.

VOTING

Holders of Class A Shares have the right to vote regarding amendments to the Declaration of Trust, changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust.  Such holders also have the right to demand a special meeting of shareholders.  Holders of Class B Shares do not have any voting rights with respect to their Class B Shares.  Holders of Class A Shares have one vote for each Share of Class A Share owned, except with respect to the election of members to the Board of Trustees.  Election of Trustees is to involve “cumulative voting” in which the holder of Class A Shares has a number of votes equal to the Class A Shares held multiplied by the number of Trustees to be elected.  The holder may allocate the votes among those standing for election as the holder selects including the allocation of all votes to a single candidate.

The Bylaws allow for the use of voting by written proxy.  The Bylaws also allow for action to be taken by a writing signed by the holders of shares as would be needed to approve the action at a meeting of shareholders of the Trust.

The Trust is to hold an annual meeting of shareholders by June 30 of each year.  Special meetings of shareholders may be called by Board of Trustees or the President and will be called upon written request by holders of ten percent or more of the voting power.  A quorum to transact business at the annual or a special meeting is a majority of the issued and outstanding shares.

TRANSFERS OF SHARES

The Offering is made pursuant to the provisions of the SEC’s Regulation A and qualification under laws of certain states.  Under such regulations, the purchasers of Shares in this Offering will have the rights to transfer the Shares they acquire.  Prior offerings of Shares were pursuant to claimed exemptions from registration under the Securities Act of 1933 to residents of the State of North Dakota.  Such exemption required the Trust to restrict purchasers of Shares in those prior offerings from reselling their Shares to purchasers who are not residents of North Dakota.  Such restrictions, however, have all ended.

There is currently no trading market for outstanding Shares of the Trust and there can be no assurance that a public market will ever develop for the Shares in this Offering.

SHARE REDEMPTION PROGRAM

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have offered to shareholders who have held their Shares for at least one year the right to request the redemption of up to $150,000 of their Shares each year.  The redemption price has been the then current price at which the Shares are offered by the Trust for sale to new investors, subject to a redemption fee of 10%.  If there is no then current public offering price for the Shares to be redeemed at the time of a requested redemption, then the Board of Trustees may establish a redemption price.  In the event of the death of a shareholder within twelve months of the acquisition of Shares, the Trust may waive the one-year holding period requirement.

The Trust may use any available cash flow not otherwise dedicated to a particular use to meet these redemption needs, including cash proceeds from the distributions paid to the Trust by UPREIT, new offerings, borrowing, and capital transactions.  Consideration by the Board of Trustees of Share redemption requests will generally be made on a first-come, first-served basis.  The Trust cannot guarantee that it will have sufficient available cash flow to accommodate all requests when made.  If the Trust does not have such sufficient funds available, at the time when redemption is requested, the shareholder requesting redemption may (i) withdraw their request for redemption or (ii) ask that the Trust honor their request at such time, if ever, when sufficient funds become available.  Such pending requests will generally be honored on a first-come, first-served basis.

The Board of Trustees reserves the absolute right to reject any request for redemption of Shares.  Additionally, the Board of Trustees may terminate, suspend or amend the Share Redemption Program at any time without shareholder approval if the Trustees believe such action is in the best interest of the Trust or if they determine the funds otherwise available to fund our Share redemption are needed for other purposes.

The following table identifies the share redemptions by class and the amounts paid in such redemption for 2016 and 2017:

	Class A Shares	Class B Shares
2016	$197,642 paid for 14,775 shares	$74,407 paid for 5,832 shares
2017	$442,403 paid for 32,583 shares	$456,106 paid for 34,012 shares

LIMITED LIABILITY OF SHAREHOLDERS

The Trust is an unincorporated business trust organized and registered under North Dakota law.  No individual shareholder is to be personally liable as such for any liabilities, debts or obligations of, or claim against, the Trust wherever arising, and whether arising before or after such shareholder became the owner or holder of Shares thereof.  No shareholder  shall be held to any personal liability whatsoever in connection with the affairs of the Trust, and all persons shall look solely to the Trust for satisfaction of claims of any nature and the Trust shall be solely liable therefore and resort shall be had solely to the Trust for the payment.

In respect to tort claims, contract claims where shareholder liability is not negated, claims for taxes and certain statutory liabilities, it is possible that shareholders may, in jurisdictions other than North Dakota, be held personally liable to the extent that such claims are not satisfied by the Trust.  This is because some other jurisdictions (where the Trust may acquire property) have not, by specific legislation or case law, granted limited liability to shareholders (beneficiaries) of a business trust.  In any such event, however, the shareholder would be entitled to reimbursement (and indemnity) from the general assets of the Trust.  Under the terms of the Amended and Restated Declaration of Trust, the Shares being offered hereby will not be subject to further calls or assessments by the Trust.  All agreements of the Trust expressly will include a provision that shareholders have no personal liability thereunder.  The Trust does not believe that shareholders are exposed to any significant risk, however because (i) the Trust’s assets are expected to be adequate to meet its obligations, (ii) all contract claims will be negated as described in the preceding sentence, (iii) Trust mortgages, if any, will be non-recourse, and (iv) the Trust will carry insurance which the Trust considers adequate to cover probable tort claims.  In addition, if the Trust or its counsel believes there is a question of liability in any state where the Trust may acquire property, the Trust will likely acquire such property through a wholly-owned real estate investment trust subsidiary corporation or limited liability company, and this would further limit or eliminate any such possible shareholder liability.

ACCESS TO RECORDS

Any shareholder and any designated representative thereof shall be permitted access to all records of the Trust at all reasonable times, and may inspect and copy any of them. Inspection of the Trust books and records shall be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses, and telephone numbers of the shareholders of the Trust along with the number of Shares held by each of them (the “Shareholder List”) shall be maintained as part of the books and records of the Trust and shall be available for inspection by any shareholder or the shareholder’s designated agent at the home office of the Trust upon the request of the shareholder. The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Shareholder List shall be mailed to any shareholder requesting the Shareholder List within ten days of the request. The copy of the Shareholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by the Trust.  If the Advisor or Trustees neglects or refuses to exhibit, produce, or mail a copy of the Shareholder List as requested, the Advisor, and the Trustees shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Trust. The Trust may require shareholders requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the shareholder’s interest in the Trust. The remedies provided hereunder to shareholders requesting copies of the Shareholder List are in addition to, and shall not in any way limit, other remedies available to shareholders under federal law, or the laws of any state.

REPORTS TO SHAREHOLDERS

The Trust shall cause to be prepared and mailed or delivered to each shareholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Trust within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public Offering of its securities which shall include: (a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Trust and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Trust; (d) the total operating expenses of the Trust, stated as a percentage of average invested assets and as a percentage of its net income; (e) a report from the independent trustees that the policies being followed by the Trust are in the best interests of its shareholders and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Trust, Trustees, Advisors, Sponsors and any Affiliates thereof occurring in the year for which the annual report is made.  Independent Trustees shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in the Shares in this Offering.  For purposes of this section under the heading “Federal Income Tax Considerations,” references to “the Trust,” “we,” “our” and “us” mean only Dakota Real Estate Investment Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated.  References to “UPREIT” means the Dakota UPREIT, Limited Partnership, a North Dakota limited partnership and the operating partnership of the Trust.  This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.  No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.  We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus.  The summary is also based upon the assumption that we will operate the Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents.  This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•                  financial institutions;

•                  insurance companies;

•                  broker-dealers;

•                  regulated investment companies;

•                  partnerships and trusts;

•                  persons who hold our Shares as nominees on behalf of other persons;

•                  persons who receive our Shares through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•                  persons holding our Shares as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•                  “S” corporations;  and, except to the extent discussed below:

•                  tax-exempt organizations.

This summary assumes that investors will hold their trust Shares as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our trust Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available.  In addition, the tax consequences to any particular shareholder of holding our trust Shares will depend on the shareholder’s particular tax circumstances.  You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our trust Shares.

TAXATION OF THE TRUST

Beginning with its tax year ending December 31, 2000, the Trust has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code.  A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT dividend requirements and other requirements for qualification.

Beginning with its tax year ending December 31, 2000, the Trust believes that it is organized and has operated, and the Trust intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that the Trust will qualify or remain qualified as a REIT.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of Share and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by our attorneys.  We have not requested a legal opinion from our attorneys regarding the taxable status of the Trust in connection with the offering of our Shares.  Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly.  Such values may not be susceptible to a precise determination.

Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

TAXATION OF REITS IN GENERAL

Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code.  The material qualification requirements are summarized below under “Requirements for Qualification—General.”  While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future.  (See “Failure to Qualify.”)

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our shareholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders.  This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation.  In general, the income that we generate is taxed only at the shareholder level upon distribution to our shareholders.

Corporate distributions from REITs are generally taxed at ordinary tax rates.  Distributions from us and from other entities taxed as REITs will typically not be taxed as “qualifying dividends”, meaning that they will not enjoy the preferential 15% or 20% capital gains tax rates.  (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

As set forth in Tax Cuts and Jobs Act, however, for taxable years prior to 2026, individual shareholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%.

Any net operating losses and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize.  (See “Taxation of Shareholders.”)

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•                  We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•                  We may be subject to the “alternative minimum tax” (for taxable years before 2018) on our items of tax preference, including any deductions of net operating losses.

•                  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. (See “Prohibited Transactions” and “Foreclosure Property.”)

•                  If we elect to treat property that we acquire by foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

•                  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•                  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax.  In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

•                  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•                  We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “Requirements for Qualification—General.”

•                  A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•                  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•                  The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations.  We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION—GENERAL

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)         that is managed by one or more trustees or directors;

(2)         the beneficial ownership of which is evidenced by transferable Shares, or by transferable certificates of beneficial interest;

(3)         that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)         that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)         the beneficial ownership of which is held by 100 or more persons;

(6)         in which, during the last half of each taxable year, not more than 50% in value of the outstanding Shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)         which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.  Our charter provides restrictions regarding the ownership and transfer of our Shares, which are intended to assist us in satisfying the Share ownership requirements described in conditions (5) and (6) above.  In addition, our charter restricts the ownership and transfer of our Shares so that we should continue to satisfy these requirements.

To monitor compliance with the Share ownership requirements, we generally are required to maintain records regarding the actual ownership of our Shares.  To do so, we must demand written statements each year from the record holders of significant percentages of our Shares and the record holders must disclose the actual owners of the Shares (i.e., the persons required to include our distributions in their gross income).  We must maintain a list of those persons failing or refusing to comply with this demand as part of our records.  We could be subject to monetary penalties if we fail to comply with these record-keeping requirements.  If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our Shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation.  In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See “Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax.  If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions will be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

EFFECT OF SUBSIDIARY ENTITIES

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs.  Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership).  In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands.  Thus, our proportionate share of the assets and items of income of any of our UPREIT partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

The Trust has control over UPREIT and intends to operate it in a manner that is consistent with the requirements for qualification of the Trust as a REIT.  (See “Tax Aspects of the Trust’s Ownership of Interests in UPREIT.”)

As of January 1, 2018, the Bipartisan Budget Act of 2015 changed the rules applicable to United States federal income tax audits of partnerships. Under new rules, among other changes and subject to certain exceptions, any audit adjustments to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and resulting taxes, interest or penalties are assessed and collected, at the partnership level. It is possible that the new rules could result in our UPREIT partnerships being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs.  A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT.  Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests.  Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to as “pass-through subsidiaries.”

If a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes.  Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation.  Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation.  (See “Asset Tests” and “Income Tests.”)

Taxable Corporate Subsidiaries

In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs.  A REIT is permitted to own up to 100% of the Shares of one or more TRSs.  A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT.  The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS.  A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the Shares will automatically be treated as a TRS.  We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS.  Overall, no more than 20% (25% for taxable years before 2018) of the value of a REIT’s assets may consist of Shares or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes.  Accordingly, a TRS or other taxable corporation generally is subject to corporate income tax on its earnings, that may reduce the cash flow which we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns.  Rather, the Shares issued by a taxable subsidiary to us are an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income.  This treatment can affect our income and asset test calculations, as described below.

Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use those entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries.  For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation.  First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).  In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.  We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of certain instruments to the extent that we do not own 100% of the offshore issuer’s equity.  Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States.  Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary.  (See “Income Tests.”)  A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax.  There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent.  We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

INCOME TESTS

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments.  Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property.  If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property.  Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business.  To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee.  This limitation does not apply; however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met.  If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease.  In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.  Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue.  We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property.  In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties.  For purposes of this test, we are deemed to have received income from such non-customary services in an amount equal to at least 150% of the direct cost of providing the services.  Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests.  Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries.  These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation.  Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.  Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code.  These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued.  It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances.  If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT.  As discussed above under “Taxation of

REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

ASSET TESTS

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital.  For this purpose, real estate assets include the Trust’s allocable share of real estate assets held by UPREIT, including interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and debt instruments issued by publicly-offered REITs.  Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below.  Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 20% (25% for taxable years before 2018) of the value of our total assets.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.  One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the Internal Revenue Service with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features.  A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities.  In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “Income Tests.”  In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities.  Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future.  Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements.  Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets.  If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

ANNUAL DISTRIBUTION REQUIREMENTS

In order to maintain our REIT status, we are required to make distributions, other than capital gain distributions, to our shareholders in an amount at least equal to:

(a)         the sum of

(1)         90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(2)         90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)         the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration.  In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential dividends.”  A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding Shares within a particular class, and (2) in accordance with the preferences, if any, among different classes of Shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion.  We may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains.  In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid.  Our shareholders would then increase their adjusted basis of their Shares by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements.  Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Internal Revenue Code, our deduction for any net operating loss carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017 is limited to 80% of our taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years after December 31, 2017 may not be carried back, but may be carried forward indefinitely.  Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains.  (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year.  In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends.  We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.  Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Income Tests” and “Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax (for taxable years before 2018), on our taxable income at regular corporate rates.  We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year.  In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates.  In addition, subject to the limitations of the Internal Revenue Code, corporate distributions may be eligible for the dividends received deduction.  Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification.  It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

PROHIBITED TRANSACTIONS

Net income that we derive from a prohibited transaction is subject to a 100% tax.  The term prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business.  We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and so that no sale of any such asset will be treated as having been in the ordinary course of our business.  Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances.  No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment.  The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

FORECLOSURE PROPERTY

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property.  We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test.  Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.  To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

TAXATION OF SHAREHOLDERS

Taxation of Taxable Domestic Shareholders

Distributions.  So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations.  With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 15% or 20% maximum federal rates) for qualified distributions received by domestic shareholders that are individuals, trusts and estates from taxable C corporations.  Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•                  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•                  distributions received by the REIT from TRSs or other taxable C corporations; or

•                  income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its Shares.  We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains.  (See “Taxation of the Trust—Annual Distribution Requirements.”)  Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of either 15% or 20% depending on the individual’s income in the case of shareholders that are individuals, trusts and estates, and 21% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s Shares in respect of which the distributions were made.  Rather, the distribution will reduce the adjusted basis of the shareholder’s Shares.  To the extent that such distributions exceed the adjusted basis of a shareholder’s Shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the Shares have been held for one year or less.  In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements.  (See “Taxation of the Trust—Annual Distribution Requirements.”)  Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Internal Revenue Code, a REIT’s deduction for any net operating loss carryforwards arising from losses it sustains in taxable years beginning after December 31, 2017 is limited to 80% of a REIT’s taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Shares.  In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our Shares will be subject to a maximum federal income tax rate of either 15% or 20% depending on income if the Shares are held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the Shares are held for one year or less.  In either case, these gains may also be subject to a 3.8% net investment income tax, depending on income.  Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of

21%, whether or not such gains are classified as long-term capital gains.  Capital losses recognized by a shareholder upon the disposition of our Shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year).  In addition, any loss upon a sale or exchange of trust Shares by a shareholder who has held the Shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our Shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service.  These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters.  The Internal Revenue Code imposes significant penalties for failure to comply with these requirements.  You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our trust Shares or securities or transactions that we might undertake directly or indirectly.  Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Unearned Income Medicare Tax.  Under the Health Care and Education Reconciliation Act of 2010, amending the Patient Protection and Affordable Care Act, high income U.S. individuals, estates and trusts will be subject to an additional 3.8% tax on net investment income starting in 2013.  For these purposes, net investment income includes dividends and gains from sales of stock.  In the case of an individual the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.  U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Shares.

Adjustment to Reduced Tax Rate Provisions.  The American Taxpayer Relief Act of 2012, eliminated certain sunset provisions described herein.  Starting in 2013, the 15% capital gains and qualifying dividends is applicable only where taxable income is below certain thresholds.  These thresholds are as follows:  for married filers if their taxable income is below $479,001, for single filers if their taxable income is below $425,801, for heads of households if their taxable income is below $452,401 and for married individuals filed separately is below $239,500.  Beyond those income thresholds, the tax rate is 20% for capital gains and qualified dividends.

Passive Activity Losses and Investment Interest Limitations.  Distributions that we make and gain arising from the sale or exchange by a domestic holder of our Shares will not be treated as passive activity income.  As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our Shares.  To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation.  However, they may be subject to taxation on their unrelated business taxable income, or UBTI.  While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI.  Based on that ruling, and provided that (1) a tax-exempt holder has not held our Shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our Shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our Shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our Shares could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.”  We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our Shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our Shares, collectively owns more than 50% of our Shares.  Certain restrictions on ownership and transfer of our Shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our Shares and should generally prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our Shares.

TAX ASPECTS OF THE TRUST’S OWNERSHIP INTEREST IN UPREIT

General

All of our investments are held indirectly through UPREIT.  In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level.  However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership.  We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income.  Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through UPREIT.

Entity Classification

We believe that UPREIT will be treated as a partnership for federal income tax purposes and will not be taxable as a corporation.  If UPREIT were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests.

A partnership is a “publicly traded partnership” under Section 7704 of the Internal Revenue Code if:

•                  interests in the partnership are traded on an established securities market; or

•                  interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

UPREIT currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership.  There is a significant risk, however, that the right of a holder of UPREIT Units to redeem UPREIT Units for the Trust Shares could cause UPREIT Units to be considered readily tradable on the substantial equivalent of a secondary market.  Moreover, if UPREIT Units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, UPREIT cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, UPREIT will continue to qualify for any of the safe harbors in the future.

If UPREIT is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code.  Qualifying income is generally real property rents and, other types of passive income.  We believe that UPREIT will have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership.  The income requirements applicable to the Trust in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar.  Although a difference exists between these two income tests regarding whether rent is considered from a related tenant, we do not believe that this difference would cause UPREIT not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Final anti-abuse Treasury regulations have been issued under the partnership provisions of the Internal Revenue Code that authorize the Internal Revenue Service, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate.  The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions.  The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public Offering to a partnership in exchange for a General Partnership interest.  The Limited Partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property.  Some Limited Partners have the right, beginning two years after the formation of the partnership, to require the redemption of their Limited Partnership

Interests in exchange for cash or REIT stock.  The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the Internal Revenue Service.  However, redemption rights associated with certain UPREIT Limited Partnership Interests will not conform in all respects with the redemption rights in the foregoing example.  Moreover, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances.  As a result, we cannot provide any assurance that the Internal Revenue Service will not attempt to apply the anti-abuse regulations to it.  Any such action could potentially jeopardize the Trust’s status as a REIT and materially affect the tax consequences and economic return resulting from an investment in the Trust.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit

A partnership agreement will generally determine the allocation of income and loss among partners.  However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item.  The allocations of taxable income and loss provided for in the partnership agreement of UPREIT are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations with Respect to the Properties

Under Section 704(c) of the Internal Revenue Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution.  The difference is known as a book-tax difference.  Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners.  Under Treasury Regulations promulgated under Section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The Limited Partnership Agreement of UPREIT requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.  Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale.  UPREIT and the Trust have determined to use the traditional method of accounting for book-tax differences with respect to the properties initially contributed to UPREIT on its formation or subsequently acquired by merger or contribution.

In general, if any asset contributed to or revalued by UPREIT is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including possibly the Trust, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by UPREIT and increased taxable income and gain on sale.  Thus, the Trust, as a partner of UPREIT, may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets.  These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause the Trust, as a partner of UPREIT, to recognize taxable income in excess of the cash distribution received.  This excess taxable income is sometimes referred to as “phantom income.”  Because the Trust relies on cash distributions from UPREIT to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect the Trust’s ability to comply with those requirements.  In this regard, it should be noted that as the General Partner of UPREIT, the Trust will determine, taking into account the tax consequences to it, when and whether to sell any given property.

BACKUP WITHHOLDING AND INFORMATION REPORTING

We will report to our domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld.  Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service.  Backup withholding is not an additional tax.  In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.  A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

If we take an organizational action such as a split of our Stock, a merger of the Trust, complete certain acquisitions, or make distributions that exceed our current or accumulated earnings and profits, we will report to each shareholder and to the IRS a description of the action and the quantitative effect of that action on the tax basis of the applicable Shares.  Although corporations generally qualify as exempt recipients, an S Corporation will not qualify as an exempt recipient with respect to our Shares that the S corporation acquires on or after January 1, 2012.  Thus, the transfer or redemption of our Shares acquired by an S corporation on or after January 1, 2012 will be subject to the reporting requirements discussed above.

Payment of the proceeds of a sale of our trust Shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.  Payment of the proceeds of a sale of our trust Shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review.  No assurances can be given as to whether or in what form the U.S. federal income tax laws applicable to us and our shareholders may be changed, possibly with retroactive effect.  Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our Shares.  Additionally, the recently enacted Tax Cuts and Jobs Act may affect our shareholders and may indirectly affect us.  These rules were enacted with varying effective dates, some of which are retroactive.  Furthermore, it is not clear when the Internal Revenue Service will issue administrative guidance and technical corrections on the changes made in the Tax Cuts and Jobs Act.  Investors should consult with their tax advisers regarding the effect of the Tax Cuts and Jobs Act in their particular circumstances.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside.  We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions.  Our state, local or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above.  We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial.  Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability.  Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Shares.

LEGAL MATTERS AND AUDIT

The validity and legality of the Shares offered hereby will be passed upon for the Trust by Felhaber Larson, Minneapolis, MN.

The audited financial statement included in this Offering Circular have been audited by Eide Bailly LLP, independent certified public accountants.

Independent Auditor’s Report

To the Board of Trustees

Dakota Real Estate Investment Trust

Fargo, North Dakota

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Dakota Real Estate Investment Trust, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and other comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

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1730 Burnt Boat Loop, Ste. 100 | P.O. Box 1914 | Bismarck, ND 58502-1914 | T 701.255.1091 | F 701.224.1582 | EOE

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Real Estate Investment Trust as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Trust has changed its accounting policy for accounting for asset acquisitions and business combinations by adopting the provisions of FASB Accounting Standards Update 2017-01, Business Combinations: Clarifying the Definition of a Business. Accordingly, the accounting policy has been prospectively applied to the 2017 financial statements. Our opinion is not modified with respect to this matter.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary information is presented for the purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Eide Bailly LLP

Bismarck, North Dakota

March 20, 2018

Dakota Real Estate Investment Trust

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016

Assets

Real Estate Investments
Property and Equipment held for rent - Notes 2 and 8	$465,803,419	$424,518,591
Investments in Partnerships	4,448,451	3,037,932

Total Real Estate Investments	470,251,870	427,556,523

Cash	4,100,614	8,627,493
Restricted Deposits	8,408,197	7,109,437
Accounts Receivable
Tenant, less Allowance for Doubtful Accounts of $821,996 in 2017 and $723,840 in 2016	853,666	794,086
Straight-Line Rent Receivable	375,301	—
Other	9,144	57,770
Due from Related Party	626,013	4,469,033
Prepaid Expenses	1,213,832	1,498,838
Fair value of interest rate swaps	599,688	574,491

	$486,438,325	$450,687,671

Liabilities

Mortgage Note Payable, less unamortized debt issuance costs of $2,454,682 in 2017 and $2,530,400 in 2016	$358,891,210	$329,575,686
Short-Term Notes Payable	3,500,000	—
Special Assessments Payable	3,514,083	3,221,911
Tenant Security Deposits Payable	2,112,485	2,038,979
Accounts Payable	1,277,250	1,497,030
Accrued Expenses
Real Estate Taxes	4,287,513	3,710,542
Interest	897,107	865,269
Other	845,006	577,299
Total Liabilities	375,324,654	341,486,716

Shareholders’ Equity

Noncontrolling Interest in Operating Partnership	58,692,682	59,052,024
Beneficial Interest	51,821,301	49,574,440
Accumulated comprehensive income	599,688	574,491
	111,113,671	109,200,955
	$486,438,325	$450,687,671

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Operations and Other Comprehensive Income

Years Ended December 31, 2017 and 2016

	2017	2016

Income From Rental Operations	$57,619,008	$49,063,315

Expenses
Expenses from Rental Operations
Interest Expense	15,743,462	12,963,544
Depreciation	11,037,525	9,184,507
Real Estate Taxes	6,691,734	4,954,943
Utilities	4,763,506	4,111,772
Maintenance and Payroll	7,469,378	5,986,590
Property Management Fees	2,050,047	1,864,082
Advertising and Marketing	519,671	448,275
Insurance	1,146,575	1,112,194
Other Administrative	426,466	331,657
Bad Debts	174,893	233,862
	50,023,257	41,191,426
Administration of REIT
Advisory Management Fees	1,546,031	1,364,400
Directors’ Fees	83,836	55,876
Administration and Professional Fees	242,315	213,270
Insurance	23,213	24,923
	1,895,395	1,658,469

Total Expenses	51,918,652	42,849,895
Income From Operations	5,700,356	6,213,420

Other Income (Expense)
Gain on Sale of Property	—	686,441
(Loss) from Equity Investments	(1,089,481)	(714,881)
Interest Income	21,575	150,076
Other Income	984,525	740,628
	(83,381)	862,264
Net Income	5,616,975	7,075,684
Net Income Attributable to the Noncontrolling Interest	2,639,978	3,265,428
Net Income Attributable to Dakota Real Estate Investment Trust	$2,976,997	$3,810,256
Net Income	$5,616,975	$7,075,684
Other comprehensive income - change in fair value of interest rate swaps	25,197	574,491
Comprehensive income	5,642,172	7,650,175
Comprehensive Income Attributable to the Noncontrolling Interest	2,651,821	4,119,620
Comprehensive Income Attributable to Dakota Real Estate Investment Trust	$2,990,351	$3,530,555

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2017 and 2016

									Accumulated
							Total		Other
	Common Shares		Common Shares Amount		Accumulated	Syndication	Beneficial	Noncontrolling	Comprehensive
	Class A	Class B	Class A	Class B	Deficit	Costs	Interest	Interest	Income	Total
Balance, December 31, 2015	5,545,611	1,406,000	$44,936,788	$13,471,276	$(8,908,836)	$(3,171,643)	$46,327,585	$52,051,537	$—	$98,379,122

Shares of Beneficial Interest issued
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units								8,510,787		8,510,787
Repurchase of Shares/Units	(14,775)	(5,832)	(197,642)	(74,407)			(272,049)	(370,357)		(642,406)
Dividends and Distributions					(5,191,546)		(5,191,546)	(4,405,371)		(9,596,917)
Dividends and Distributions Reinvested	256,610	127,162	3,279,243	1,623,891			4,903,134			4,903,134
Syndication Costs						(2,940)	(2,940)			(2,940)
Net Income					3,810,256		3,810,256	3,265,428		7,075,684
Change in Fair Value of Interest Rate SWAP									574,491	574,491

Balance, December 31, 2016	5,787,446	1,527,330	$48,018,389	$15,020,760	$(10,290,126)	$(3,174,583)	$49,574,440	$59,052,024	$574,491	$109,200,955

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2017 and 2016

									Accumulated
							Total		Other
	Common Shares		Common Shares Amount		Accumulated	Syndication	Beneficial	Noncontrolling	Comprehensive
	Class A	Class B	Class A	Class B	Deficit	Costs	Interest	Interest	Income	Total
Balance, December 31, 2016	5,787,446	1,527,330	$48,018,389	$15,020,760	$(10,290,126)	$(3,174,583)	$49,574,440	$59,052,024	$574,491	$109,200,955

Shares of Beneficial Interest issued	82,143	63,295	1,220,351	930,701			2,151,052			2,151,052
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units								2,613,013		2,613,013
UPREIT units converted to REIT common shares	10,824	1,571	161,279	23,405			184,684	(184,684)		—
Repurchase of Shares/Units	(32,583)	(34,013)	(442,356)	(456,152)			(898,508)	(1,434,131)		(2,332,639)
Dividends and Distributions					(5,785,500)		(5,785,500)	(4,843,996)		(10,629,496)
Dividends and Distributions Reinvested	220,508	72,693	2,957,001	974,814			3,931,815	850,478		4,782,293
Syndication Costs						(313,679)	(313,679)			(313,679)
Net Income					2,976,997		2,976,997	2,639,978		5,616,975
Change in Fair Value of Interest Rate SWAP									25,197	25,197

Balance, December 31, 2017	6,068,338	1,630,876	$51,914,664	$16,493,528	$(13,098,629)	$(3,488,262)	$51,821,301	$58,692,682	$599,688	$111,113,671

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016
Operating Activities
Net Income	$5,616,975	$7,075,684
Charges and Credits to Net Income Not Affecting Cash
Depreciation	11,037,525	9,184,507
Straight-Line Rent	(375,301)	—
Interest Expense Attributable to Amortization of Debt Issuance Costs	501,809	411,341
Gain on Acquisitions of Property and Equipment	—	(1,233,000)
Gain on Sale of Property and Equipment	—	(686,441)
Noncash Portion of Loss (Income) from Equity Investments	1,089,481	714,881
Changes in Assets and Liabilities
Accounts Receivable	(10,955)	(475,620)
Due from Related Party	(156,980)	75,075
Prepaid Expenses	285,006	129,748
Tenant Security Deposits	(69,465)	(246,483)
Real Estate Tax and Insurance Escrows	(53,430)	121,805
Accounts Payable	(219,780)	237,337
Accrued Expenses	876,516	611,606
Tenant Security Deposits Payable	73,506	213,990
Net Cash from Operating Activities	18,594,907	16,134,430
Investing Activities
Purchase of Property and Equipment	(11,913,363)	(15,456,032)
Proceeds from Investment	—	46,960
Deposits to the Replacement Reserve	(1,151,982)	(482,812)
Deposits to the Trust Reserve	(23,883)	(317,665)
Issuance of Related Party Notes Receivable	—	(1,500,000)
Net Cash from (used for) Investing Activities	(13,089,228)	(17,709,549)
Financing Activities
Payments for Debt Issuance Costs	(426,090)	(1,021,121)
Principal Payments on Special Assessments Payable	(216,616)	(183,213)
Proceeds from Long-Term Debt Borrowing	2,340,978	18,045,069
Net Change in Short-Term Debt	3,500,000	—
Principal Payments on Long-Term Debt	(8,888,361)	(7,312,571)
Proceeds from Issuance of Shares of Beneficial Interest	2,151,052	—
Dividends/Distributions Paid	(5,847,203)	(4,693,783)
Repurchase of Shares of Beneficial Interest	(898,508)	(272,049)
Repurchase of Noncontrolling Interest Units	(1,434,131)	(370,357)
Payment of Syndication Costs	(313,679)	(2,940)
Net Cash used for Financing Activities	(10,032,558)	4,189,035

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016
Net Change in Cash	(4,526,879)	2,613,916

Cash at Beginning of Period	8,627,493	6,013,577

Cash at End of Period	$4,100,614	$8,627,493

Supplemental Disclosure of Cash Flow Information Cash payments for Interest	$15,209,816	$12,427,879

Supplemental Schedule of Noncash Financing and Investing Activities
Acquisition of Assets in exchange for the issuance of Noncontrolling Interest Shares in UPREIT	$2,613,013	$8,510,787

Acquisition of Assets in exchange for assumption/issuance of Long-Term Debt and issuance of Related Party Payable	$35,778,146	$69,363,210

Proceeds of Long-Term Debt in exchange for refinancing existing outstanding debt	$7,651,015	$23,276,750

Acquistion of Assets in exchange for payment on related party notes receivable	$1,500,000	$—

Acquistion of Equity Investment in exchange for payment on related party notes receivable	$2,500,000	$—

Acquistion of Assets with 1031 Exchange proceeds from sale of property	$—	$1,392,735

Reduction of Debt associated with sale of property	$—	$1,224,871

Increase in Land Improvements due to increase in Special Assessments Payable	$508,852	$740,674

Dividends Declared	5,785,500	5,191,546
Dividends Reinvested	(3,931,815)	(4,903,134)
Total Dividends	1,853,685	288,412
Distributions Declared	4,843,996	4,405,371
Distributions Reinvested for Noncontrolling Interest in UPREIT	(850,478)	—
Distributions paid to Noncontrolling Interest in UPREIT	3,993,518	4,405,371

Total Dividends/Distributions Paid	$5,847,203	$4,693,783

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 -                             Organization

Dakota Real Estate Investment Trust (the Trust) is organized as a real estate investment trust (REIT) incorporated under the laws of North Dakota. Internal Revenue Code Section 856 requires that 75 percent of the assets of a real estate investment trust must consist of real estate assets and that 75 percent of its gross income must be derived from real estate. The net income of the REIT is allocated in accordance with the stock ownership in the same fashion as a regular corporation.

Dakota Real Estate Investment Trust is the general partner in Dakota UPREIT, a North Dakota limited partnership, with ownership of approximately 53% and 54% as of December 31, 2017 and 2016, respectively. Dakota UPREIT is the 100% owner of DPC Apartments, LLC, CalAm 2, LLC, WPA 2, LLC, First Center South of North Dakota, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, Amber Valley, LLC, Prairie Springs Aberdeen, LLC, Britain, LLC, 1709 25th Avenue South, LLC, and Copper Creek Condominiums.

Note 2 -                             Principal Activity and Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Dakota REIT, and its operating partnership, Dakota UPREIT. The consolidated financial statements also include the accounts of DPC Apartments, LLC, CalAm 2, LLC, WPA 2, LLC, First Center South of North Dakota, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, Amber Valley, LLC, Prairie Springs Aberdeen, LLC, Britain, LLC, 1709 25th Avenue South, LLC, and Copper Creek Condominiums, wholly-owned subsidiaries of Dakota UPREIT. All significant intercompany transactions and balances have been eliminated in consolidation.

Principal Business Activity

Dakota REIT has a general partner interest in Dakota UPREIT, which owns and operates 1,539 apartment units, 104 townhome units, and 1,834,590 of commercial square feet in Fargo, West Fargo, Bismarck, Minot, Oakes, and Valley City, North Dakota; in DePere, WI; in New Prague, Moorhead, Lake Elmo, Baxter, Hastings, Plymouth, Mendota Heights, Vadnais Heights, Eden Prairie and Dilworth, Minnesota; Council Bluffs, Iowa; Omaha and Bellevue, Nebraska; and in Aberdeen, Watertown, and Sioux Falls, South Dakota.

Dakota UPREIT is also the 100% owner of DPC Apartments, LLC, which owns and operates 191 apartment units and 17,354 of commercial square feet, CalAm 2, LLC, which owns and operates 192 apartment units, WPA 2, LLC, which owns 18 townhome units and 96 apartment units, First Center South of North Dakota, LLC, which owns a 103,460 square foot retail strip center, Central Park, LLC, which owns a 265 unit apartment complex, Apartments at Eagle Lake, LLC, which owns a 162 unit apartment complex, Amber Valley, LLC, which owns a 56,572 square foot retail strip center, Copper Creek Condominiums, which owns and operates 96 apartment units, Prairie Springs Aberdeen, LLC which owns a 130 unit apartment complex, Britain, LLC which owns a 168 unit apartment complex and 1709 25th Avenue South, LLC which owns a 274 unit apartment complex.

In total, the Trust owns 3,113 apartment units, 122 townhome units, and 2,011,976 of commercial square feet.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

In addition Dakota UPREIT owns the following limited partnership interests:

34% limited partner interest in the Bakken Heights V Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns a 36-unit apartment building in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 34% of the net gains and losses.

40% total limited partner interest in the Bakken Heights VIII & X Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns two, 36-unit apartment buildings in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 40% of the net gains and losses.

49% total partnership interest in Williston Real Estate Partners Limited Liability Company. The Limited Liability Company owns two, 36-unit apartment buildings in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 49% of the net gains and losses.

50% total partnership interest in Dakota Roseland Apartments I, Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns one, 36-unit apartment building in Williston, North Dakota. Under the terms of the Partnership agreement, the Trust is allocated approximately 50% of the net gains and losses.

39% total partnership interest in Dakota Roseland Apartments IX — XII, Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns four 36-unit apartment buildings in Williston, North Dakota. Under the terms of the Partnership agreement, the Trust is allocated approximately 39% of the net gains and losses.

As general partner of Dakota UPREIT, Dakota REIT has full and exclusive management responsibility for the properties held by the UPREIT.

Tax Increment Financing

Tax Increment Financing (TIF) is a public financing method used by municipalities to assist with infrastructure, redevelopment or other projects that benefit the municipality. Through a TIF program future real estate tax revenue is dedicated to offset the cost of improvements.

During 2015, the Trust acquired the balance of a TIF for One Oak Place in Fargo, North Dakota. The purchase price for the TIF was $1,000,000 with an estimated remaining benefit period of 36 months. The TIF was appraised for $1,149,952 by a certified independent appraiser and a TIF gain of $149,952 was recognized. The Trust recorded the TIF as a prepaid expense and is recognizing the expense over the remaining benefit period. The balance of the TIF was $332,774 and $665,547 as of December 31, 2017 and 2016, respectively.

Concentration of Credit Risk

The Trust’s cash balances are maintained in various bank deposit accounts. The deposit accounts may exceed federally insured limits at various times throughout the year.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Receivables and Credit Policy

Accounts receivable are rents and charges currently due from residential and commercial tenants. Payments on accounts receivable are applied to specific months. Management estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Trust’s estimate of the allowance for doubtful accounts will change.

Notes Receivable

Notes receivable are carried at amounts advanced, net of a reserve for uncollectible accounts, if any. As of December 31, 2017 and 2016, the Trust considers all notes receivable to be fully collectible.

Property and Equipment Held For Rent

Acquisitions of property and equipment held for rent purchased prior to January 1, 2009, and after January 1, 2017, are stated at cost less accumulated depreciation. Effective January 1, 2009, and ending on December 31, 2016, the Trust adopted guidance that required property acquisitions to be recognized at their fair value as of the acquisition date and as such, property acquired by the Trust after January 1, 2009, and before December 31, 2016,is stated at the fair value as of the acquisition date less accumulated depreciation. The Trust accounts for its property acquisitions by allocating the purchase price of a property to the property’s assets based on management’s estimates of their fair value.

Equipment, furniture, and fixtures purchased by the Trust are stated at cost less accumulated depreciation. Costs associated with the development and construction of real estate investments, including interest, are capitalized as a cost of the property. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for routine maintenance and repairs, which do not add to the value or extend useful lives, are charged to expense as incurred.

The Trust reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2017 and 2016.

Depreciation is computed using the straight-line and declining-balance methods over the following estimated useful lives:

Land improvements	15-20 years
Buildings and improvements	20-40 years
Furniture and fixtures	5-12 years

Investments in Partnerships

Investments consist of limited partnership interests in entities owning real estate. Investments in limited partnership interests of more than 20 percent are accounted for under the equity method. Investments are stated at cost, plus the company’s equity in net earnings since acquisition, less any distributions received.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Noncontrolling Interest

Interests in the operating partnership held by limited partners are represented by operating partnership units. The operating partnerships’ income is allocated to holders of units based upon the ratio of their holdings to the total units outstanding during the period. Capital contributions, distributions, syndication costs, and profits and losses are allocated to noncontrolling interests in accordance with the terms of the operating partnership agreement.

Debt Issuance Costs

Loan costs incurred in connection with financing have been capitalized and are being amortized over the life of the loan using the effective interest method. Unamortized debt issuance costs are reported on the balance sheet as a reduction of mortgage notes payable. Amortization of debt issuance costs is included in interest expense in the financial statements.

Syndication Costs

Syndication costs consist of costs paid to attorneys, accountants, and selling agents, related to the raising of capital. Syndication costs are recorded as a reduction to equity.

Income Taxes

Dakota REIT is organized as a real estate investment trust (REIT), which calculates taxable income similar to other domestic corporations, with the major difference being that a REIT is entitled to a deduction for dividends paid. A REIT is generally required to distribute each year at least 90 percent of its taxable income. If it chooses to retain the remaining 10 percent of taxable income, it may do so, but it will be subject to a corporate tax on such income. REIT shareholders are taxed on REIT distributions of ordinary income in the same manner as they are taxed on other corporate distributions.

For the years ended December 31, 2017 and 2016, distributions have been determined to be treated as the following for income taxes:

Tax Status of Distributions	2017	2016

Ordinary Income	58.00%	65.00%
Return of Capital	42.00%	35.00%

	100.00%	100.00%

The Trust intends to continue to qualify as a real estate investment trust as defined by the Internal Revenue Code and, as such, will not be taxed on the portion of the income that is distributed to the shareholders. In addition, the Trust intends to distribute all of its taxable income, therefore, no provision or liability for income taxes have been recorded in the financial statements.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Dakota UPREIT is organized as a limited partnership. Income or loss of the UPREIT is allocated to the partners in accordance with the provisions of the Internal Revenue Code 704(c). UPREIT status allows non-recognition of gain by an owner of appreciated real estate if that owner contributes the real estate to a partnership in exchange for partnership interest. The conversion of partnership interest to shares of beneficial interest in the REIT will be a taxable event to the limited partner.

Dakota REIT has adopted the provisions of FASB Accounting Standards Codification Topic ASC 740-10. As of December 31, 2017 and 2016, the unrecognized tax benefit accrual was zero. The Trust will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Revenue Recognition

Housing units are rented under operating lease agreements with terms of one year or less. Commercial space is rented under long-term operating lease agreements and rent income related to commercial space is recorded on a straight-line basis. Rent income from tenants is recognized in the month in which it is earned rather than received.

Advertising and Marketing

Costs incurred for advertising and marketing are expensed as incurred. Advertising and marketing expense totaled $519,671 and $448,275 for the years ended December 31, 2017 and 2016, respectively.

Financial Instruments and Fair Value Measurements

The Trust has determined the fair value of certain assets and liabilities in accordance with the provisions of FASB ASC Topic 820-10, which provides a framework for measuring fair value under generally accepted accounting principles.

ASC Topic 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820-10 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820-10 also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Interest Rate Contracts and Hedging Activities

For asset/liability management purposes, the Trust uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. These swap agreements are derivative instruments and generally convert a portion of the Trust’s variable-rate debt to a fixed rate (cash flow hedge), and convert a portion of its fixed-rate loans to a variable rate (fair value hedge).

The gain or loss on a derivative designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period. The effective portion of the gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in earnings.

For cash flow hedges, the net settlement (upon close-out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. For fair value hedges, the net settlement (upon close-out or termination) that offsets changes in the value of the loans adjusts the basis of the loans and is deferred and amortized to loan interest income over the life of the loans.

The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.

Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Trust to risk. Those derivative financial instruments that do not meet specified hedging criteria would be recorded at fair value with changes in fair value recorded in income. If periodic assessment indicates derivatives no longer provide an effective hedge, the derivative contracts would be closed out and settled, or classified as a trading activity.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Note 3 — Change in Accounting Policy

As of January 1, 2017, the Trust adopted Accounting Standards Update (ASU) 2017-01, Business Combinations: Clarifying the Definition of a Business. ASU 2017-01 clarifies the definition of a business and provides further guidance for evaluating whether a transaction will be accounted for as an acquisition of an asset or a business.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Trust has adopted this standard as management believes this presentation more accurately reflects its acquisitions of operating properties as asset acquisitions rather than as business combinations. The implementation resulted in the operating properties acquired during 2017 to be treated as asset acquisitions rather than as business combinations and as such, the asset acquisitions were recorded at cost rather than at fair value as established by an appraisal on the property by a certified independent appraiser at the time of acquisition, certain acquisition costs were capitalized instead of expensed and there was no recognition of income based on the fair value of the properties.

Note 4 - Interest Rate Contracts

Interest rate swap contracts are entered into primarily as an asset/liability management strategy of the Trust to modify interest rate risk. The primary risk associated with all swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. The Trust is exposed to losses if the counterparty fails to make its payments under a contract in which the Trust is in a receiving status. The Trust minimizes its risk by monitoring the credit standing of the counterparties. The Trust anticipates the counterparties will be able to fully satisfy their obligations under the remaining agreements. These contracts are typically designated as cash flow hedges.

The Trust has outstanding interest rate swap agreements with notional amounts totaling $12,445,095 as of December 31, 2017, to convert 1 variable-rate trust preferred security into a fixed-rate instrument. The agreement has a maturity of 8.5 years and has a fixed rate of 3.54%. The fair value of the derivatives was an unrealized gain of $599,688 and $574,491 at December 31, 2017 and 2016, respectively.

No deferred net gains on interest rate swaps in other comprehensive income at December 31, 2017 or 2016, are expected to be reclassified into net income during the next fiscal year.

The following table summarizes the derivative financial instruments utilized at December 31, 2017 and 2016:

		Notional	Estimated Fair Value
	Balance Sheet Location	Amount	Gain	Loss
December 31, 2017

Cash flow hedge	Assets	$12,445,095	$599,688	$—

		$12,445,095	$599,688	$—
December 31, 2016

Cash flow hedge	Assets	$12,767,689	$574,491	$—

		$12,767,689	$574,491	$—

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received at December 31, 2017 and 2016:

		Average	Fair
	Notional	Maturity	Value
	Value	(Years)	Gain (Loss)	Receive	Pay
December 31, 2017

Loan interest rate swaps	$12,445,095	8.5	$599,688	3.57703%	3.5400%

	$12,445,095		$599,688

December 31, 2016

Loan interest rate swaps	$12,767,689	9.5	$574,491	2.80389%	3.5400%

	$12,767,689		$574,491

The following table summarizes the amount of gains (losses) included in the consolidated statements of operations and other comprehensive income for the years ended December 31, 2017 and 2016:

	Location	2017	2016
Cash flow hedge	Comprehensive Income	$25,197	$574,491

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 5 — Accumulated Other Comprehensive Income

The changes in accumulated other comprehensive income for the years ended December 31, 2017 and 2016. Are as follows:

Gains and
Loses on Cash
Flow Hedges
Year Ended December 31, 2017:

Beginning balance	$574,491
Other comprehensive income	25,197
Ending balance	$599,688

Year Ended December 31, 2016:
Beginning balance	$—
Other comprehensive income	574,491
Ending balance	$574,491

Note 6 - Fair Value Measurements

Fair Value Measurements on a Recurring Basis

There are three general valuation techniques that may be used to measure fair value on a recurring basis, as described below:

1.              Market approach — Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

2.              Cost approach — Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

3.              Income approach — Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Interest rate swaps are generally classified as Level 2 inputs. The fair values of interest rate swap contracts relate to specific borrower interest rate swap contracts. The fair value is estimated by a third party using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy. These fair value estimations include primarily market observable inputs, such as yield curves, and include the value associated with counterparty credit risk. Management reviews this third party analysis and has approved the values estimated for the fair values. The Trust had Level 2 assets valued at $599,688 and $574,491 as of December 31, 2017 and 2016, respectively.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Fair Value Measurements on a Nonrecurring Basis

The Trust had no assets or liabilities recorded at fair value on a nonrecurring basis as of December 31, 2017 and 2016.

The following methods and assumptions were used to estimate the fair value of each class of financial assets and liabilities. The fair values of financial instruments approximate their carrying amount in the consolidated financial statements.

Cash and Cash Equivalents — The carrying amount approximates fair value due to the short maturity.

Mortgage Note Payables — The carrying amount approximates fair value due to the estimated discounted future cash flows using the current rates at which similar loans would be made.

Interest Rate SWAP Agreements — The carry amount approximates fair value using the Market approach of valuation. The Market approach of valuation uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sales transactions, market trades, or other sources.

The estimated fair values of the Trust’s financial instruments as of December 31, 2017 and 2016 are as follows:

	2017
	Carrying Amount	Fair Value
Assets
Cash	$4,100,614	$4,100,614
Fair value of interest rate swaps	599,688	599,688
Liabilities
Mortgage Note Payables	$358,891,210	$358,891,210

	2016
	Carrying Amount	Fair Value
Assets
Cash	$8,627,493	$8,627,493
Fair value of interest rate swaps	574,491	574,491
Liabilities
Mortgage Note Payables	$329,575,686	$329,575,686

Note 7 - Restricted Deposits

	2017	2016

Tenant Security Deposits	$2,140,868	$2,071,403
Real Estate Tax and Insurance Escrows	1,497,044	1,443,614
Replacement Reserves	4,294,152	3,142,170
Trust Reserves	476,133	452,250

	$8,408,197	$7,109,437

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Tenant Security Deposits

Pursuant to management policy, the Trust has set aside funds to repay tenant security deposits after lease termination, in accordance with requirements established by the state where the property is located.

Real Estate Tax and Insurance Escrows

Pursuant to the terms of certain mortgages and management policy, the Trust established and maintains a real estate tax escrow and insurance escrow to pay real estate taxes and insurance. The Trust is to contribute to the account monthly an amount equal to 1/12 of the estimated real estate taxes and insurance premiums.

Replacement Reserves

Pursuant to the terms of certain mortgages and Board policy, the Trust established and maintains several replacement reserve accounts. The Trust makes monthly deposits into the replacement reserve accounts to be used for repairs and replacements on the property. Certain replacement reserve accounts require authorization from the mortgage company for withdrawals.

Trust Reserves

Pursuant to the terms of the mortgage on the Azool Retail Center, a trust reserve in the amount of $410,635 was established to be used for the initial tenant leasehold improvements. The funds are held in a non-interest bearing account by the mortgage holder. The balance of the trust reserve was $349,133 and $0 as of December 31, 2017 and 2016.

The Trust had estimated tax deposits with the State of Minnesota in the amount of $27,000 and $11,160 as of December 31, 2017 and 2016, respectively.

The Trust had earnest money and closing expense deposits for the future purchase of one residential property. The balance of those deposits was $100,000 and $441,090 as of December 31, 2017 and 2016.

Note 8 - Property and Equipment Held for Rent

Property and Equipment held for rent as of December 31, 2017 is as follows:

	Residential	Commercial	Total

Land and Land Improvements	$28,602,934	$67,197,738	$95,800,672
Building and Improvements	228,920,675	192,011,843	420,932,518
Furniture and Fixtures	4,735,301	444,100	5,179,401
	262,258,910	259,653,681	521,912,591
Less Accumulated Depreciation	(37,007,082)	(19,102,090)	(56,109,172)

	$225,251,828	$240,551,591	$465,803,419

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Property and Equipment held for rent as of December 31, 2016 is as follows:

	Residential	Commercial	Total

Land and Land Improvements	$28,292,832	$55,473,390	$83,766,222
Building and Improvements	228,479,620	153,330,231	381,809,851
Furniture and Fixtures	4,401,168	375,532	4,776,700
	261,173,620	209,179,153	470,352,773
Less Accumulated Depreciation	(31,594,624)	(14,239,558)	(45,834,182)

	$229,578,996	$194,939,595	$424,518,591

During 2016, The Trust expensed $1,353,397 for transaction costs related to property acquisitions and recognized $1,233,000 of income related to property acquisitions. In 2017, The Trust elected to adopt ASU 2017-01, thus eliminating the expensing of transactions costs related to property acquisitions and income related to property acquisitions for all property acquisitions after January 1, 2017.

Note 9 - Investments in Partnerships

The Trust’s investments in partnerships as of December 31, 2017 and 2016 consist of the following:

	2017	2016
Investment accounted for under the equity method (Note 2)
Bakken Heights V Limited Liability Limited Partnership	$146,176	$211,620
Bakken Heights VIII and X Limited Liability Limited Partnership	645,786	811,574
Williston Real Estate Partners Limited Liability Company	875,037	1,214,298
Dakota Roseland Apartments I, Limited Liability Limited Partnership	690,740	800,440
Dakota Roseland Apartments IX - XII, Limited Liability Limited Partnership	2,090,712	—

Total Investments	$4,448,451	$3,037,932

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Condensed unaudited financial information for the Trust’s investments in partnerships accounted for under the equity method as of December 31, 2017 is as follows:

	Dakota Roseland	Bakken Heights	Bakken Heights	Williston Real	Dakota Roseland
	Apartments IX-XII	V LLLP	VIII & X LLLP	Estate Partners	Apartments I	Total

Total Assets	$21,285,242	$3,092,747	$7,248,042	$9,070,737	$4,547,250	$45,244,018
Total Liabilities	15,821,524	2,665,462	5,626,754	6,269,863	3,165,768	33,549,372

Partnership Equity	$5,463,718	$427,285	$1,621,288	$2,800,874	$1,381,482	$11,694,646

Income	$1,054,913	$177,621	$526,563	$532,700	$296,803	$2,588,599
Expenses	1,991,195	368,919	941,030	915,275	516,202	4,732,621

Net Income (Loss)	$ (936,282)	$ (191,298)	$ (414,468)	$ (382,575)	$ (219,399)	$(2,144,022)

Condensed unaudited financial information for the Trust’s investments in partnerships accounted for under the equity method as of December 31, 2016 is as follows:

	Bakken Heights	Bakken Heights	Williston Real	Dakota Roseland
	V LLLP	VIII & X LLLP	Estate Partners	Apartments I	Total

Total Assets	$3,161,268	$7,823,328	$9,289,172	$4,862,749	$25,136,517
Total Liabilities	2,546,112	5,794,933	6,161,182	3,266,633	17,768,860

Partnership Equity	$615,156	$2,028,395	$3,127,990	$1,596,116	$7,367,657

Income	$268,227	$580,285	$611,922	$349,029	$1,809,463
Expenses	494,743	1,068,041	1,117,321	582,901	3,263,006

Net Income (Loss)	$ (226,516)	$ (487,756)	$ (505,399)	$ (233,872)	$(1,453,543)

Note 10 - Short-Term Notes Payable

The Trust has an $850,000 variable line of credit through First International Bank & Trust at December 31, 2017. The line has a variable interest rate (5.5% at December 31, 2017), interest payments are due monthly, unpaid principal and interest is due April 2018, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $850,000 and $0 at December 31, 2017 and 2016, respectively.

The Trust has a $650,000 variable line of credit through First International Bank & Trust at December 31, 2017. The line has a variable interest rate (5.75% at December 31, 2017), interest payments are due monthly, unpaid principal and interest is due April 2018, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $150,000 and $0 at December 31, 2017 and 2016, respectively.

The Trust has a $1,000,000 variable line of credit through American Bank Center at December 31, 2017. The line has a variable interest rate (6% at December 31, 2017), interest payments are due monthly, unpaid principal and interest is due December 2018, and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $500,000 and $0 at December 31, 2017 and 2016, respectively.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Trust has a $1,000,000 line of credit through Choice Financial Group. The line has an interest rate of 6%, interest payments are due monthly, unpaid principal and interest is due January 2019, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $500,000 at December 31, 2017 and 2016, respectively.

The Trust has a $3,000,000 variable line of credit through Western State Bank. The line has a variable interest rate (5.50% at December 31, 2017), interest payments are due monthly, unpaid principal and interest is due December 2018, and the line is secured by a mortgage on property and personal guaranty by George Gaukler. The Trust had an outstanding balance due on the line of credit of $500,000 and $0 at December 31, 2017 and 2016, respectively.

Trust has a $2,000,000 variable line of credit through Starion Financial. The line has a variable interest rate (5% at 12/31/17), interest payments are due monthly, unpaid principal and interest is due April 2018 and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $1,000,000 and $0 at December 31, 2017 and 2016, respectively.

Note 11 - Special Assessments Payable

At December 31, 2017 and 2016, special assessments payable totaled $3,514,083 and $3,221,911, respectively. Future principal payments related to special assessments payable over the next five years are as follows:

Years ending December 31,	Amount

2018	$206,762
2019	192,780
2020	180,643
2021	165,197
2022	158,191
Thereafter	2,610,510

$3,514,083

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 12 - Mortgage Notes Payable

Terms on mortgage notes payable outstanding at December 31, 2017 are as follows:

				Effective
	Stated	Maturity	Monthly	Interest
	Interest Rate	Date	Payment	Rate
Residential Properties:

Wheatland Place 1- 4, Wheatland TH 1, Westlake TH 1 (d)	7.10%	April 2024	$30,845	7.10%
Central Park Apartments	3.78%	July 2026	72,860	3.92%
Eagle Lake Apartments	3.81%	August 2026	46,653	3.96%
Summers @ Osgood 4-5-6	3.97%	December 2018	29,764	4.24%
Cooperative Living Center ( e )	(v) 4.00%	May 2034	6,193	4.00%
Cooperative Living Center ( e )	(v) 3.75%	May 2034	600	3.75%
WPA 2, LLC (d)	5.60%	June 2021	32,723	5.90%
CAL AM 2, LLC (d)	5.76%	April 2021	52,593	6.02%
Summers @ Osgood 1-2-3	5.88%	June 2018	37,412	6.06%
Country Meadows (a)	4.16%	June 2022	22,592	4.25%
Donegal Apartments	4.84%	October 2032	90,870	4.94%
Washington Heights I (a)	4.56%	October 2022	4,729	4.56%
Urban Meadows 1 & 2 (a)(d)	4.27%	June 2022	29,998	4.27%
Westlake II Townhomes (a)	(v) 4.45%	April 2032	13,324	4.49%
Wheatland Townhomes IV (a)( e )	4.37%	June 2022	14,699	4.52%
Hillview Complex	4.13%	August 2023	8,619	4.21%
Century East II and III	4.50%	April 2018	13,121	4.69%
Calgary 1-2-3 Century East IV and V	4.26%	September 2018	28,689	4.46%
Century East I	4.50%	April 2018	6,591	4.82%
Urban Meadows 3	4.00%	May 2020	13,090	4.04%
Urban Meadows 4	4.25%	September 2018	12,596	4.31%
Urban Meadows 5	(v) 4.50%	October 2018	12,925	4.59%
Copper Creek	3.95%	September 2020	26,580	4.06%
Hidden Point I	4.25%	February 2018	13,340	4.44%
Hidden Point IV	4.25%	July 2018	13,340	4.43%
Pacific West Premier	3.95%	September 2020	18,973	4.05%
Pacific West Apartments	3.95%	September 2020	21,148	4.05%
Paramount Apartments (b)	4.10%	October 2019	58,004	4.31%
Maple Point I, II, and IV	(v) 3.97%	March 2039	12,509	4.14%
Wheatland Townhomes III	4.00%	December 2019	6,323	4.27%
Britain Towne ( c )	3.80%	June 2047	26,541	3.86%
One Oak Place	4.38%	August 2025	189,420	4.46%
Prairie Springs	3.96%	December 2022	32,308	4.25%
Prairie Village I	4.05%	September 2025	25,589	4.25%
Prairie Village II	4.06%	September 2025	24,774	4.26%
Maple Point III	4.01%	February 2021	2,959	4.32%

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

				Effective
	Stated	Maturity	Monthly	Interest
	Interest Rate	Date	Payment	Rate
Hidden Pointe II ( e )	3.90%	October 2019	$13,760	4.01%
Hidden Pointe III ( e )	3.90%	October 2019	13,760	4.02%

Commercial Properties:
Amber Valley Retail (a) (d)	4.50%	May 2022	$41,068	4.67%
Minot Metro Center	4.00%	June 2018	37,500	4.20%
1228 Airport Road	4.26%	January 2020	10,828	4.32%
Leevers Building ( e )	4.35%	November 2021	4,780	4.35%
Shopko Building - ND ( e )	(v) 4.50%	March 2035	8,314	4.68%
Lindquist Square	4.25%	December 2020	5,139	4.37%
Logans on Third	4.26%	December 2020	7,705	4.44%
Tuscany Square	4.26%	December 2020	14,009	4.41%
Century Plaza	4.26%	December 2020	10,647	4.42%
Pioneer Center (b)	3.80%	April 2021	42,880	3.93%
South Broadway Plaza	4.25%	July 2021	5,068	4.25%
AAA Storage (a)	5.25%	December 2021	7,494	5.25%
Shopko Building - MN	4.50%	May 2020	11,828	4.58%
Pizza Ranch Building (a)	4.81%	December 2021	4,323	4.81%
Minot Metro Boot Barn (a)	4.35%	June 2018	9,722	4.35%
TMI Building	4.40%	October 2023	33,729	4.48%
Willow Creek	4.25%	July 2018	22,605	4.40%
D&M Building	4.10%	October 2019	17,400	4.42%
Harmony Plaza	4.16%	February 2019	18,227	4.40%
North Pointe Plaza	4.00%	December 2024	17,815	4.13%
Riverwood Plaza	4.16%	February 2019	31,204	4.38%
Cummins Building - Wis	4.17%	April 2019	6,100	4.52%
Cummins Building - ND	4.17%	April 2019	11,900	4.48%
First Center South	4.10%	May 2019	27,877	4.30%
First Center South	4.10%	May 2019	14,397	4.30%
Eagle Pointe III	3.92%	January 2025	23,397	4.13%
Hastings Warehouse	4.00%	February 2025	3,721	4.31%
River Plaza	(v) 4.10%	October 2040	18,384	4.18%
Plymouth 6-61	(v) 4.00%	October 2025	17,650	4.26%
Eagle Pointe II	(v) 4.00%	October 2025	21,316	4.24%
Mendota Heights Office Park	(v) 4.00%	May 2026	29,867	4.22%
ATD - USPO Warehouse (f)	(v) 3.58%	July 2025	65,705	3.63%
Vadnais Square	(v) 3.99%	August 2026	81,966	4.13%
Pinehurst West	4.40%	November 2021	46,916	4.59%
Tower Plaza ( e )	(v) 4.00%	December 2026	65,226	4.06%
City West 55 West	(v) 3.80%	January 2032	49,807	3.97%
Pinehurst East	3.85%	January 2022	75,256	4.03%
Azool Retail Center	(v) 4.56%	January 2027	39,862	4.72%
MIDCO Building	4.63%	December 2027	82,681	4.73%

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Mortgage notes payable consist of:

	2017		2016
		Mortgage Balance		Mortgage Balance
	Mortgage	Less Unamortized	Mortgage	Less Unamortized
	Balance	Loan Costs	Balance	Loan Costs
Residential Properties:

Wheatland Place 1- 4, Wheatland TH 1, Westlake TH 1 (d)	$1,883,592	$1,883,592	$2,111,146	$2,111,146
Central Park Apartments	15,583,926	15,418,415	15,675,000	15,488,862
Eagle Lake Apartments	9,777,829	9,667,579	9,956,210	9,842,798
Summers @ Osgood 4-5-6	5,064,823	5,051,811	5,214,801	5,187,975
Cooperative Living Center( e )	886,585	886,585	924,020	924,020
Cooperative Living Center( e )	87,496	87,496	91,283	91,283
WPA 2, LLC (d)	5,161,459	5,112,127	5,258,089	5,191,702
CAL AM 2, LLC (d)	8,148,980	8,085,475	8,299,215	8,214,739
Summers @ Osgood 1-2-3	4,156,539	4,153,030	4,350,305	4,338,220
Country Meadows (a)	3,532,852	3,520,996	3,623,142	3,622,089
Donegal Apartments	15,833,013	15,653,561	16,138,342	15,940,693
Washington Heights I (a)	735,957	735,957	768,780	767,357
Urban Meadows 1 & 2 (a)(d)	3,721,646	3,721,646	3,884,199	3,877,882
Westlake II Townhomes (a)	1,602,403	1,599,730	1,676,855	1,676,178
Wheatland Townhomes IV (a)( e )	2,631,220	2,618,362	—	—
Hillview Complex	1,429,134	1,423,306	1,471,803	1,465,267
Century East II and III	1,741,508	1,740,496	1,818,267	1,814,160
Calgary 1-2-3 Century East IV and V	4,711,422	4,704,811	4,850,124	4,834,516
Century East I	870,876	869,988	909,494	905,885
Urban Meadows 3	2,196,114	2,194,472	2,262,434	2,260,574
Urban Meadows 4	2,070,542	2,069,747	2,133,959	2,132,118
Urban Meadows 5	2,038,434	2,037,149	2,099,771	2,096,428
Copper Creek	4,596,839	4,584,604	4,729,365	4,713,073
Hidden Point I	2,134,252	2,133,618	2,201,320	2,195,362
Hidden Point IV	2,158,997	2,156,912	2,225,052	2,217,915
Pacific West Premier	3,302,347	3,293,708	3,396,123	3,385,238
Pacific West Apartments	3,680,863	3,672,223	3,785,386	3,773,112
Paramount Apartments (b)	10,075,000	10,039,472	10,350,000	10,293,402
Maple Point I, II, and IV	2,143,044	2,138,655	2,204,284	2,196,238
Wheatland Townhomes III	1,103,316	1,097,776	1,133,647	1,125,153
Britain Towne ( c )	5,644,565	5,593,288	5,746,453	5,691,171
One Oak Place	32,706,335	32,534,101	33,507,588	33,306,961
Prairie Springs	6,166,915	6,084,848	6,304,014	6,203,784
Prairie Village I	4,534,176	4,474,889	4,652,352	4,582,975
Prairie Village II	4,388,220	4,328,933	4,501,807	4,432,968
Maple Point III	535,817	530,792	549,533	542,790
Hidden Pointe II ( e )	2,483,842	2,479,266	2,554,486	2,547,256
Hidden Pointe III ( e )	2,426,779	2,421,814	2,495,279	2,487,427

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

	2017		2016
		Mortgage Balance		Mortgage Balance
	Mortgage	Less Unamortized	Mortgage	Less Unamortized
	Balance	Loan Costs	Balance	Loan Costs
Commercial Properties:

Amber Valley Retail (a)(d)	$7,248,811	$7,197,711	$—	$—
Minot Metro Center	5,236,222	5,231,455	5,468,665	5,454,057
1228 Airport Road	1,563,632	1,562,091	1,624,746	1,622,385
Leevers Building ( e )	734,798	734,798	759,157	759,157
Shopko Building - ND ( e )	1,193,514	1,173,908	1,237,893	1,217,454
Lindquist Square	607,239	607,239	643,246	643,246
Logans on Third	1,153,787	1,148,189	1,194,998	1,187,266
Tuscany Square	2,096,760	2,087,986	2,172,717	2,160,600
Century Plaza	1,594,300	1,587,290	1,652,248	1,642,568
Pioneer Center (b)	7,890,891	7,858,441	8,097,187	8,053,208
South Broadway Plaza	550,351	550,351	587,792	587,792
AAA Storage (a)	882,702	882,702	930,310	930,310
Shopko Building - MN	1,460,044	1,457,643	1,533,534	1,529,949
Pizza Ranch Building (a)	525,602	525,602	551,925	551,586
Minot Metro Boot Barn (a)	1,235,381	1,235,381	1,296,082	1,296,082
TMI Building	5,483,618	5,462,159	5,639,918	5,615,688
Willow Creek	3,070,141	3,067,602	3,205,854	3,190,181
D&M Building	2,971,096	2,954,312	3,054,573	3,028,066
Harmony Plaza	3,060,215	3,052,293	3,147,855	3,133,088
North Pointe Plaza	3,133,133	3,109,662	3,217,938	3,194,704
Riverwood Plaza	5,235,653	5,222,950	5,385,813	5,362,134
Cummins Building - Wis	879,268	875,752	914,491	907,518
Cummins Building - ND	1,714,335	1,707,302	1,783,089	1,771,252
First Center South	4,740,527	4,727,970	4,874,960	4,852,452
First Center South	2,448,314	2,441,552	2,517,743	2,506,658
Eagle Pointe III	4,122,192	4,068,983	4,236,646	4,173,882
Hastings Warehouse	601,836	590,660	621,651	610,399
River Plaza	3,248,215	3,219,360	3,331,887	3,302,000
Plymouth 6-61	3,156,697	3,101,383	3,238,673	3,174,285
Eagle Pointe II	3,812,264	3,751,568	3,911,265	3,840,611
Mendota Heights Office Park	5,411,705	5,324,939	5,547,647	5,448,931
ATD - USPO Warehouse (f)	12,445,095	12,370,619	12,767,689	12,681,689
Vadnais Square	14,960,145	14,807,153	15,330,444	15,157,588
Pinehurst West	8,269,858	8,214,294	8,460,195	8,391,855
Tower Plaza ( e )	11,988,605	11,935,875	12,262,500	12,203,426
City West 55 West	9,363,107	9,245,686	9,560,250	9,428,718
Pinehurst East	14,081,431	13,984,778	—	—
Azool Retail Center	6,639,251	6,550,093	—	—
MIDCO Building	14,587,500	14,462,248	—	—
Notes paid in full	—	—	7,490,577	7,486,185

	$361,345,892	$358,891,210	$332,106,085	$329,575,686

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(a)              The Trust refinanced the terms of these loans in 2017.

(b)              Step down revolving mortgage loan that allows for principal to be advanced and paid down multiple times during the term of the loan.

(c)               The Trust has entered into an agreement with the U.S. Department of Housing and Urban Development (HUD) that contains the following provisions:

•                  During the term of the regulatory agreement, the Trust is obligated to make monthly deposits in the amount of $7,000 to a replacement reserve. Disbursements from the reserve are to be used for the replacement of property and other necessary project expenditures and are to be made only with HUD approval. The funds may also be used as payment on the mortgage in the event of default.

•                  All distributions to the Trust can be made only after the end of the semiannual or annual fiscal period. Distributions may be made only to the extent sufficient surplus cash is available after payment of all operating expenses, escrow deposits required by HUD, and principal and interest on the HUD-insured mortgage.

•                  In the event of a default on the mortgage, all rents, profits, and income of the project are to be assigned to HUD.

•                  Under the terms of the regulatory agreement, the Company is required to maintain an account to hold security deposits collected from tenants. This account is required to be separate and apart from all other funds of the project in a trust account and the amount shall be at all times equal to or exceed the aggregate of all outstanding obligations under said account.

(d)              Mortgage loan secured by a limited personal guarantee of George Gaukler.

(e)               Mortgage loan secured by a full personal guarantee of George Gaukler.

(f)                Mortgage loan interest rate tied to a cash flow hedge interest rate swap.

(v)              Variable rate mortgage note payable. Stated interest rate is rate charged as of December 31, 2017.

All mortgage notes payable above are secured by a mortgage on property and equipment and an assignment of rents and leases on commercial properties where appropriate in addition to the items (a) through (f) listed above.

Long-term debt maturities are as follows:

Years ending December 31,

2018	$43,687,835
2019	47,174,929
2020	28,276,862
2021	36,850,653
2022	39,294,743
Thereafter	166,060,870

$361,345,892

The Trust has loan agreements containing certain covenants related to, among other matters, the maintenance of debt coverage ratios. As of December 31, 2017, the Trust was in violation of four of these covenants; however, the lenders waived the covenant violation for the year ended December 31, 2017.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 13 - Related Party Transactions

Due from Related Party

Due from Related Party as of December 31, 2017 and 2016 is as follows:

	2017	2016

Valley Rental Service, Inc.	$507,872	$469,033
George Gaukler - Notes Receivable	—	2,500,000
8th Street Retail Center, LLC - Note Receivable	—	1,500,000
8th Street Retail Center, LLC	118,141	—

	$626,013	$4,469,033

Valley Rental Service, Inc., an entity controlled by George Gaukler, President and Trustee of the Trust, is a management company hired by the Trust. Rental payments collected from tenants are deposited in bank accounts in Valley Rental Service, Inc.’s name and are subsequently transferred to the Trust throughout the year. Valley Rental Service, Inc. held funds totaling $507,872 and $469,033 that were due to the Trust as of December 31, 2017 and 2016, respectively.

8th Street Retail Center, LLC, and entity controlled by Kevin Christianson, Trustee of the Trust, entered into a cash flow guarantee for Azool Retail Center for the lease-up period until the property reaches a 7% cash flow from operations for one quarter. As of December 31, 2017, 8th Street Retail Center, LLC, owed $118,141 to the trust. This amount was paid subsequent to year-end.

Advisory Management Fee

During 2017 and 2016, the Trust incurred advisory management fees of $1,546,031 and $1,364,400, respectively, to Dakota REIT Management, LLC. Dakota REIT Management, LLC is partially owned by George Gaukler, President and Trustee of the Trust, and Jim Knutson, Executive Vice President and Trustee of the Trust.

Acquisition Fees

During 2017 and 2016, the Trust incurred $721,275 and $1,285,125, respectively, to Dakota REIT Management, LLC for acquisition fees relating to the purchase of new properties.

Financing Fees

During 2017 and 2016, the Trust incurred $115,159 and $259,621, respectively, to Dakota REIT Management, LLC for financing fees related to the financing of mortgage notes payable.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

UPREIT Fees

During 2017 and 2016, the Trust incurred $8,991 and $16,000, respectively, to Dakota REIT Management, LLC for UPREIT fees related to the UPREIT transactions on property acquisitions.

Notes Receivable

During 2014, the Trust loaned $2,500,000 to Dakota Roseland Apartments IX - XII, LLLP, an entity partially owned by George Gaukler, for the construction of four, 36 unit residential buildings in Williston, North Dakota. The note receivable had an interest rate of 5% and earned interest of $0 and $125,000 during 2017 and 2016, respectively. There was accrued interest of $0 and $31,250 as of December 31, 2017 and 2016, respectively. During 2017, the $2,500,000 note receivable from Dakota Roseland Apartments IX - XII was converted to limited partnerships units in the Dakota Roseland Apartments IX-XII, Limited Liability Limited Partnership.

During 2017, the trust purchased Azool Retail Center from 8th Street Retail Center, LLC. The note receivable of $1,500,000 that the Trust loaned to 8th Street Retail Center, LLC, an entity that constructed Azool Plaza, in Moorhead, Minnesota, was converted to equity at the closing. The building was constructed by Paces Lodging Corporation, which Kevin Christianson a member of the board of trustees, holds a majority ownership. The note receivable had an interest rate of 6%. During 2017 and 2016, the Trust earned interest on the note receivable in the amount of $2,466 and $9,370, respectively. The interest for 2017 and accrued interest from 2016 was paid in 2017.

Investments

During 2017, the Trust acquired a 39% Limited Partner interest in Dakota Roseland Apartments IX — XII, Limited Liability Limited Partnership for a purchase price of $2,500,000 from Hi-Line Owners Group, LLC, of which George Gaukler holds a majority ownership. Dakota Roseland Apartments IX — XII, LLLP, did not make any distributions to limited partners in 2017.

During 2017, the Trust acquired the Azool Retail Center for a purchase price of $9,435,000 from 8th Street Retail Center, LLC, of which Kevin Christianson is a partial owner. The property was appraised at $9,445,000 by a certified independent appraiser.

During 2017, the Trust acquired the MIDCO Building for a purchase price of $19,450,000 from Mid-Cayman, LLC, of which Craig Lloyd is a partial owner. Craig Lloyd was elected to the Board of Trustees at the 2017 annual meeting of the Trust.. The property was appraised at $19,840,000 by a certified independent appraiser.

During 2016, the Trust acquired the Hidden Pointe II apartment complex for a purchase price of $3,450,000 from Valley Realty, Inc., of which George Gaukler holds a majority ownership. The property was appraised at $3,500,000 by a certified independent appraiser.

During 2016, the Trust acquired the Hidden Pointe III apartment complex for a purchase price of $3,450,000 from Valley Realty, Inc., of which George Gaukler holds a majority ownership. The property was appraised at $3,500,000 by a certified independent appraiser.

The Trust holds a 49% limited partner interest in Williston Real Estate Partners, LLC, an entity partially owned by George Gaukler, with an original investment of $1,700,000. No distributions were paid in 2017 or 2016 by Williston Real Estate Partners.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Trust holds a 50% limited partner interest in Dakota Roseland Apartments I, LLLP, an entity partially owned by George Gaukler, with an original investment of $750,000. No distributions were paid in 2017 or 2016 by Dakota Roseland Apartments I.

The Trust holds a 40% limited partner interest in Bakken Heights VIII and X Limited Liability Limited Partnerships, an entity partially owned by George Gaukler, with an original investment of $1,000,000. No distributions were paid in 2017 or 2016 by Bakken Heights VIII and X Limited Liability Limited Partnerships.

The Trust holds a 34% limited partner interest in Bakken Heights V Limited Liability Limited Partnership, an entity partially owned by George Gaukler, with an original investment of $325,000. No distributions were paid in 2017 or 2016 by Bakken Heights V Limited Liability Limited Partnership.

Property Management Fees

During 2017 and 2016, the Trust incurred property management fees of 3 to 5 percent of rents, depending on the property, to Valley Rental Service, an entity controlled by George Gaukler. For the years ended December 31, 2017 and 2016, the Trust paid management fees of $795,596 and $869,979, respectively, to Valley Rental Service.

During 2017 and 2016, the Trust incurred property management fees of 4 to 5 percent of rents, depending on the property, to Property Resources Group, an entity in which Kevin Christianson is a principal. The Trust paid management fees of $162,763 and $142,699, respectively, to Property Resources Group for the years ended December 31, 2017 and 2016.

During 2017 and 2016, the Trust incurred property management fees of 5 percent of rents to Horizon Real Estate. George Gaukler and Jim Knutson are partial owners of Horizon Real Estate. The Trust paid management fees of $88,750 and $87,070, respectively, to Horizon Real Estate for the years ended December 31, 2017 and 2016.

During 2017 and 2016, the Trust incurred property management fees of 2 to 5 percent of rents, depending on the property, to Dakota REIT Management, LLC, an entity in which George Gaukler and Jim Knutson hold an ownership interest. The Trust paid management fees of $248,913 and $169,621, respectively, to Dakota REIT Management, LLC, for the years ended December 31, 2017 and 2016.

During 2017 and 2016, the Trust incurred property management fees of 3 to 5 percent of rents, depending on the property, to Lloyd Companies, an entity in which Craig Lloyd holds and ownership interest. Craig Lloyd was elected to the Board of Trustees in 2017. The Trust paid management fees of $166,277 and $148,952, respectively, to Lloyd Companies for the years ended December 31, 2017 and 2016.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 14 - Noncontrolling Interest of Unitholders in Operating Partnerships

As of December 31, 2017 and 2016, noncontrolling limited partnership units totaled 6,663,496 and 6,544,044, respectively. During 2017 and 2016, the Trust paid distributions of $4,843,996 and $4,405,371 respectively, to noncontrolling interest limited partners, which were $0.76 and $0.73, respectively, per unit.

Note 15 - Beneficial Interest

The Trust is authorized to issue 15,000,000 Class A common shares and 5,000,000 Class B common shares with $1 par values, which collectively represent the beneficial interest of the Trust. Holders of Class A shares have the right to vote regarding amendments to the Declaration of Trust, changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust. Class A shareholders also have the right to demand a special meeting of shareholders. The primary distinction between Class A and Class B shares is that Class B shares do not have the voting rights which Class A shares have.

As of December 31, 2017 and 2016, there were 6,068,338 and 5,787,446, respectively, shares of Class A common shares outstanding. As of December 31, 2017 and 2016, there were 1,630,876 and 1,527,330, respectively, shares of Class B common shares outstanding.

Distributions paid to holders of beneficial interest were $ 0.76 and $0.73, respectively, per unit for the years ending December 31, 2017 and 2016.

Note 16 - Commercial Rental Income

Commercial space is rented under long-term operating lease agreements. Minimum future rentals on noncancelable operating leases as of December 31 are as follows:

Years ending December 31,	Amount

2018	$18,819,959
2019	15,475,534
2020	13,952,985
2021	9,875,750
2022	6,828,951
Thereafter	13,716,380

$78,669,559

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 17 - Acquisitions

The Trust continued to implement its strategy of acquiring properties in desired markets. It is impractical for the Trust to obtain historical financial information on acquired properties and accordingly, proforma statements have not been presented.

Purchases

During 2017, the Trust purchased a 114,102 square foot retail center in Bismarck, North Dakota. The approximate purchase price of the complex was $19,200,000.

During 2017, the Trust purchased a 44,498 square foot retail center in Moorhead, Minnesota. The approximate purchase price of the complex was $9,435,000.

During 2017, the Trust purchased a 105,837 office building in Sioux Falls, South Dakota. The approximate purchase price of the building was $19,450,000.

During 2016, the Trust purchased a 71,631 square foot commercial building in Mendota Heights, Minnesota. The approximate purchase price of the complex was $7,500,000.

During 2016, the Trust purchased a 180,000 square foot industrial warehouse in West Fargo, North Dakota. The approximate purchase price of the complex was $17,200,000.

During 2016, the Trust purchased a 123,626 square foot retail complex in Vadnais Heights, Minnesota. The approximate purchase price of the complex was $20,600,000.

During 2016, the Trust purchased a 69,119 square foot retail complex in Bismarck, North Dakota. The approximate purchase price of the complex was $11,300,000.

During 2016, the Trust purchased a 51,144 square foot office building in Plymouth, Minnesota. The approximate purchase price of the complex was $5,725,000.

During 2016, the Trust purchased a 56,652 square foot office building in Eden Prairie, Minnesota. The approximate purchase price of the complex was $7,000,000.

During 2016, the Trust purchased a 103,072 square foot retail complex in Omaha, Nebraska. The approximate purchase price of the complex was $16,350,000.

During 2016, the Trust purchased a 36-unit apartment building in Fargo, North Dakota. The approximate purchase price of the building was $3,450,000.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

During 2016, the Trust purchased a 36-unit apartment building in Fargo, North Dakota. The approximate purchase price of the building was $3,450,000.

The following table summarizes the property and equipment acquired and liabilities assumed during the year ended December 31, 2016:

		Purchase Price	Mortgages	Consideration
	Fair Value	of Property	Assumed	Given

Mendota Heights	$7,640,000	$7,500,000	$(5,625,000)	$1,875,000
ATD-USPS Warehouse	17,300,000	17,200,000	(12,900,000)	4,300,000
Vadnais Square	21,000,000	20,600,000	(15,450,000)	5,150,000
Hidden Pointe II	3,500,000	3,450,000	(2,572,419)	877,581
Hidden Pointe III	3,500,000	3,450,000	(2,518,041)	931,959
Pinehurst West	11,518,000	11,300,000	(8,475,000)	2,825,000
55 West Building	5,750,000	5,725,000	(4,310,250)	1,414,750
City West Building	7,100,000	7,000,000	(5,250,000)	1,750,000
Tower Plaza	16,500,000	16,350,000	(12,262,500)	4,087,500

	$93,808,000	$92,575,000	$(69,363,210)	$23,211,790

Note 18 - Commitments and Contingencies

Environmental Matters

Federal law (and the laws of some states in which the Trust may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations). This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners. If such hazardous substance is discovered on a property acquired by the Trust, the Trust could incur liability for the removal of the substances and the cleanup of the property. There can be no assurance that the Trust would have effective remedies against prior owners of the property. In addition, the Trust may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following such a clean up.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Risk of Uninsured Property Losses

The Trust maintains property damage, fire loss, and liability insurance. However, there are certain types of losses (generally of a catastrophic nature), which may be either uninsurable or not economically insurable. Such excluded risks may include war, earthquakes, tornados, certain environmental hazards, and floods. Should such events occur, (i) the Trust might suffer a loss of capital invested, (ii) tenants may suffer losses and may be unable to pay rent for the spaces, and (iii) the Trust may suffer a loss of profits which might be anticipated from one or more properties.

Note 19 - Subsequent Events

Subsequent to year-end, the Trust declared a dividend to be paid at $0.19 per share for shareholders of record on December 31, 2017.

Subsequent to year-end, the Trust elected to cancel a purchase agreement for an apartment complex in Omaha, Nebraska due to the sellers request for an indefinite extension on the closing date. The earnest money of $100,000 plus interest of $28 was returned to the Trust in January 2018.

Subsequent to year-end, the Trust refinanced the Willow Creek mortgage note payable for 5 years at an interest rate of 4.50% with a maturity date of March 2023.

Subsequent to year-end, the Trust extended the maturity date to July 2018 on the mortgage note for Hidden Point I which came due in February 2018, with all remaining terms and covenants the same. The extension of the maturity date was to coincide with the maturity date for Hidden Point IV.

Supplementary Information
December 31, 2017 and 2016
Dakota Real Estate Investment Trust

Dakota Real Estate Investment Trust

Consolidated Schedules of Funds from Operations

Years Ended December 31, 2017 and 2016

	2017	2016

Funds from Operations *

Net Income before Noncontrolling Interest	$5,616,975	$7,075,684
Plus Depreciation	11,037,525	9,184,507
Plus Amortization of Debt Issuance Costs	501,809	411,341
Plus Distributions from Investment Partnerships	—	—
Less Gain on sale of Property	—	(686,441)
Less noncash portion of Loss (Income) from Equity Investments	1,089,481	714,881
Plus Net Loss (Less Net Gain) on Acquisitions	—	120,397

Funds from Operations (FFO)	$18,245,790	$16,820,369

FFO per REIT Share/UPREIT Unit (on annual basis)	$1.29	$1.26

Share Price ($14.90 for 2017 $14.00 for 01/01/2016 - 06/30/16 and $14.90 for 07/01/2016 to 12/31/2016)

FFO Ratio (on annual basis)	11.52	11.47

Weighted Average Shares	14,102,407	13,346,269

*                 Funds from operations (FFO) are a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. The Price/FFO Ratio is similar to the Price-Earnings (P-E) ratio.

PART III — EXHIBITS

Exhibit No.	Index to Exhibits
1.1	Selling Agency Agreement with Capital Financial Services, Inc. (1)
1.2	Selling Agency Agreement with Gardner Financial Serices, Inc. (1)
1.3	Selling Agency Agreement with Garry Pierce Financial Services, Inc. (1)
1.4	Form of Selling Agency Extension Agreement
2.1	Amended and Restated Declaration of Trust (1)
2.2	Bylaws of Trust (1)
2.3	Limited Partnership Agreement of Dakota UPREIT Limited Partnership (2)
3.1	Dividend Reinvestment Plan for Trust (1)
3.2	Distribution Reinvestment Plan for UPREIT (1)
4.1	Form of Subscription Agreement for Class A Shares
4.2	Form of Subscription Agreement for Class B Shares
6.1	Advisory Management Agreement Between Trust and Advisor (3)
6.2	Management Agreement between UPREIT and Advisor (1)
6.3	Management Agreement between UPREIT and Valley Rental Services, Inc. (4)
6.4	Management Agreement between UPREIT and Property Resources Group, LLC (5)
6.5	Commercial Property Management Agreement between UPREIT and Horizon Real Estate Group, LLC (6)
11.1	Consent of Eide Bailly LLP
12.1	Consent and Opinion of Felhaber Larson as to legality of securities being qualified

(1) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at :

https://www.sec.gov/Archives/edgar/data/1074922/000110465917055120/0001104659-17-055120-index.htm

(2) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at :

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrct.htm

(3) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at :

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd3.htm

(4) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at:

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd4.htm

(5) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at:

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd5.htm

(6) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at :

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd6.htm

SIGNATURES

Pursuant to the Requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fargo, State of North Dakota, on September 27, 2018.

(Exact name of issuer as specified in Declaration of Trust):	Dakota Real Estate Investment Trust

By (signature and title):

/s/ George Gaukler
George Gaukler, President (Principal Executive Officer)

/s/ Ray Braun
Ray Braun, Treasurer (Principal Accounting Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ George Gaukler	/s/ Ray Braun
George Gaukler, Trustee	Ray Braun, Trustee
Date: September 27, 2018	Date: September 27, 2018

/s/ Kevin Christianson	/s/ Bradley Fay
Kevin Christianson, Trustee	Bradley Fay, Trustee
Date: September 27, 2018	Date: September 27, 2018

/s/ Joe Hauer	/s/ Kenneth Heen
Joe Hauer, Trustee	Kenneth Heen, Trustee
Date September 27, 2018	Date: September 27, 2018

/s/ Brion Hendrson	/s/ Stan Johnson
Brion Henderson, Trustee	Stan Johnson, Trustee
Date: September 27, 2018	Date: September 27, 2018

/s/ Jim Knutson	/s/ Clarice Liechty
Jim Knutson, Trustee	Clarice Liechty, Trustee
Date: September 27, 2018	Date: September 27, 2018

/s/ Matthew Pedersen	/s/ Roy Sheppard
Matthew Pedersen, Trustee	Roy Sheppard, Trustee
Date: September 27, 2018	Date: September 27, 2018

/s/ Jerry Slusky	/s/ Gene Smestad
Jerry Slusky, Trustee	Gene Smestad, Trustee
Date: September 27, 2018	Date: September 27, 2018